As filed with the Securities and Exchange Commission on May 3, 2012

Registration No. 333-178782

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GINGER PUNCH RACING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7948	99-0371582
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

901 S. Federal Highway

Hallandale Beach, Florida 33009

(954) 457-6997

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack Brothers

Chief Executive Officer

c/o 901 S. Federal Highway

Hallandale Beach, Florida 33009

(954) 457-6997

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Alberstadt, Esq.

Alan H. Aronson, Esq.

Akerman Senterfitt

335 Madison Avenue, 26th Floor

New York, New York 10017

(212) 880-3800; (212) 880-8965 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, $0.001 par value, to be registered by the Registrant	405,000	$10.00	$4,050,000	$464.13(2)

(1)	There is no current market for the securities and the price at which the shares being offered directly to the public by us are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated                     , 2012

Prospectus

GINGER PUNCH RACING CORPORATION

405,000 SHARES

Common Stock, $.001 par value

We are a recently formed corporation that has acquired 20 thoroughbred racehorses. We are offering 405,000 shares of our common stock, $.001 par value, at $10.00 per share on a best efforts, all or none basis. If we sell the total number of shares being offered by us, we will receive gross proceeds of $4,050,000, less the costs and expenses related to the offering. Funds received from the offering will be deposited by us into an escrow account pending the closing of the offering. The offering will terminate within 60 days from the date of this prospectus.

If less than all of the shares offered hereby are sold during the offering period, we will not conduct a closing of the offering and amounts deposited by investors will be returned promptly without interest or deduction, except that no refund will be made of the $3.50 per transaction convenience fee associated with a debit card transaction. Golden Pegasus Racing Incorporated, an entity controlled by The Stronach Group, is currently our sole stockholder and, upon consummation of a previously negotiated private placement to it (which will close simultaneously with the offering), will own 45,000 shares of our common stock. Golden Pegasus Racing Incorporated, our officers or directors or one of our other affiliates (which may be an entity controlled by or included in The Stronach Group) may, but will not be required to, purchase additional shares in the offering. Shares purchased in this offering by our affiliates, including Golden Pegasus Racing Incorporated, our officers and directors and their respective affiliates, will be counted in determining whether the offering is fully subscribed.

The minimum investment in the offering is $100. Investors tendering funds online by debit card will be required to pay a non-refundable convenience fee of $3.50 per transaction. Investors will be required to satisfy the suitability requirements described in the prospectus in order to invest in the offering. Without limitation of the foregoing, Pennsylvania and Kentucky residents will be required to represent that they have (i) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home, and home furnishings; or (ii) a minimum net worth of $250,000, exclusive of automobile, home, and home furnishings, plus, in the case of Pennsylvania residents, estimated gross income of $65,000 during the current tax year, and in addition, in either case, that their investment does not exceed 10% of their net worth. California, Oregon and New Jersey residents will be required to represent that they have (i) a minimum liquid net worth (exclusive of home, home furnishings and automobile) of $250,000, plus estimated $65,000 gross income during the current tax year; or (ii) a minimum liquid net worth (exclusive of home, home furnishings and automobile) of $500,000, and in addition, in either case, that their investment does not exceed 10% of their net worth.

Our certificate of incorporation provides that our corporate duration will end on November 2, 2013. Following such date, there will be no trading in our common stock and our activities will be limited to liquidating and winding up our business. We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than March 31, 2014.

There currently is no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop. We may seek to have our shares traded on the OTCQB market, although no assurance can be given that our shares will trade on the OTCQB or any other market.

Investing in thoroughbred racehorses is a speculative activity and involves a high degree of risk. The most frequent financial outcome from ownership of a thoroughbred racehorse or an equity interest in a thoroughbred racehorse is the partial or total loss of invested capital. You should read the “Risk Factors” section beginning on page 20 of this prospectus before investing in our common stock.

	Per share	Total
Common Stock Offered Hereby	$10.00	$4,050,000

In connection with our selling efforts in the offering, none of our officers, directors, employees or independent contractors will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. There are no underwriters involved in the offering and no underwriting commissions will be paid in connection with the sale of the common stock to the public.

We have engaged Aegis Capital Corp. as a nonexclusive sales agent and have agreed to pay a sales fee of four percent (4%) in connection with sales to investors who invest in the offering through Aegis. We may engage additional registered broker-dealers to sell some or all of the shares offered hereby and may pay a commission of up to ten percent (10%) in connection with such sales. Commissions paid to selling agents will be paid through an additional capital contribution to us to be made by Golden Pegasus Racing Incorporated in consideration for which Golden Pegasus Racing Incorporated will not receive any additional shares of our common stock. As a consequence, commissions paid to selling agents will not reduce proceeds received from investors in the offering and will not dilute the equity ownership of investors in the offering.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future filings.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                     , 2012

We have not authorized anyone to provide any information other than that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

Through and including,                     , 2012 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, will be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale or an exemption from such registration is available and with which the company has complied. In addition, and without limiting the foregoing, the company will be subject to applicable provisions, rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with regard to securities transactions during the period of time when this Registration Statement is effective.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

i

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Introduction

In this prospectus, the terms “company,” “we,” “us” and “our” refer and relate to Ginger Punch Racing Corporation™. In this prospectus, the term “Golden Pegasus” refers to Golden Pegasus Racing Incorporated, a Delaware corporation, and the term “Alpen House” refers to The Alpen House Racing ULC, an unlimited liability company organized under the laws of Alberta that is part of The Stronach Group. The Stronach Group is a consortium of companies that owns, among other businesses, horse racetracks and other horseracing-related assets. In this prospectus, the term “Adena Springs” refers to the Adena Springs horse farms owned and operated by Alpen House.

Concurrently with this offering, other companies organized at the direction of affiliates of Golden Pegasus and having business plans substantially similar to ours are conducting public offerings of their equity securities. We refer to these other companies (Macho Uno Racing Corporation™, Awesome Again Racing Corporation™, Perfect Sting Racing Corporation™, Red Bullet Racing Corporation™ and Ghostzapper Racing Corporation™) as our “sister companies” and, together with us, as the “Racing Companies.”

Market and Industry Data

Some of the market and industry data contained, or incorporated by reference, in this prospectus are based on independent industry publications or other publicly available information that we believe is reliable.

Glossary

Throughout this prospectus, we use terms associated with the thoroughbred horseracing industry. The following glossary of terms is intended to assist prospective investors who may not be familiar with these terms.

Barn Foreman	A person who handles the grooms and hot walkers and implements the horse’s day-to-day routine.

Blacksmithing	Equine hoof care, including the trimming and balancing of horses’ hooves and the placing of shoes on their hooves.

Board	The term commonly used when a horse lives at a third party facility where the owner pays money to the facility owner to take care of the horse.

Breaking	To train a young horse to wear a bridle and saddle, carry a rider and respond to a rider’s commands.

Broodmare	A filly or mare that has been bred and is used to produce foals.

Campaigned	To race in a number or series of competitions.

Champion	Any Eclipse Award winner is referred to as a “champion” in the United States.

Claiming	The process by which a licensed person may purchase a horse entered in a race designated as a “claiming race” for a predetermined price. When a horse has been claimed, its new owner assumes title after the starting gate opens although the former owner is entitled to all purse money earned in that race.

Colt	An ungelded male horse four years old or younger.

Conformation	The shape and correctness of the anatomy of a horse.

Consignor	The person offering a horse for sale through an auction either as or on behalf of the owner or vendor of the horse.

Dam	The mother of a horse.

Eclipse Award	The Eclipse Award of Merit is the thoroughbred racing industry’s highest honor and is co-sponsored by the National Thoroughbred Racing Association, Daily Racing Form and the National Turf Writers Association. The Eclipse Awards are year-end awards honoring the top horses in 11 separate categories; the leading owner, trainer, jockey, apprentice jockey and breeder; and members of the media who have demonstrated excellence in their coverage of the sport.

Entry Fee	The money paid to enter a horse in a stakes race.

Exercise Rider	A rider who is licensed to exercise a horse during its morning training session.

Filly	A female horse four years old or younger.

Foal	A horse of either sex in its first year of life. The term “foal” can also denote the offspring of either a male or female parent.

Full Field	When a race is filled to capacity.

Gelding	A surgical procedure to remove both testicles from a male horse.

Grade I, II and III Stake Races	The top level for stakes races is the graded stakes race, which can have no restrictions other than age or sex. There are three grades, and the grade assigned a race is controlled by the Graded Stakes Committee, which is a committee of the Thoroughbred Owners and Breeders Association that insures the equivalence of Grade I, II and III stakes races regardless of the track being run. Grade I level races are the top tier, Grade II are the second tier and Grade III are the third tier.

Groom	A person who cares for a horse in a stable.

Horseman	A racehorse owner or trainer.

Hot Walkers	A person who walks horses to cool them out after workouts or races.

In Form	A horse that has previously been entered in at least one race.

International Stud Book Committee	An international organization of stud book authorities that meets annually to establish standards of stud book operation in order to ensure the integrity and future development of the thoroughbred breed. Among other things, the International Stud Book Committee establishes standards for operating and maintaining a thoroughbred stud book, breeding and identification of thoroughbreds and the movement of thoroughbreds between stud book authorities.

Live horse races	When horses are racing live at a track.

Live Racing Day	A day when there is live racing at a track.

Mare	A female horse five years old or older.

Nomination	A fee paid to make a horse eligible to enter a stakes race.

Pari Mutuel Wagering	A form of wagering in which all money bet is divided up among those who have winning tickets after taxes and other deductions are made.

Purse winnings	The monetary amount distributed after a race to the owners of the entrants who have finished in (typically) the top four or five positions.

Racing Card	The schedule of races at a racetrack on a specific day giving information about races, particularly the horses running in each race and their riders and trainers.

Racing Secretary	The racetrack official who drafts conditions of races and assigns weights for handicap horse races, which are races in which varying amounts of weight are added to the horse saddles in an attempt to even out the competition in case some horses are clearly more dominant than others.

Runners	The horses participating in a race.

Sire	The father of a horse.

Stakes Race	A horse race in which the prize offered is made up at least in part from the stake, or entry fee, that the horse owners must pay.

Stakes Winners	Horses that have won stakes races.

Stallion	A male horse used for breeding.

Stallion Season	The right to breed a mare to a particular stallion during one breeding season.

Stud Book	A registry and genealogical record that ensures the correct pedigree and identification of every thoroughbred.

Stud Fee	The price paid by the owner of a female horse to the owner of a stallion for the right to breed to it.

The Jockey Club	The Jockey Club is the breed registry for all thoroughbred horses in North America. It is responsible for maintaining The American Stud Book, which is a stud book that includes all thoroughbreds foaled in the United States, Canada and Puerto Rico as well as thoroughbreds imported into the United States, Canada and Puerto Rico from other nations that maintain similar thoroughbred registries.

Thoroughbred	A horse whose parentage traces back to any of three “founding sires.” To be considered a thoroughbred for racing or breeding purposes, a thoroughbred must have satisfied the rules and requirements of The Jockey Club and be registered in “The American Stud Book” or in a foreign stud book recognized by The Jockey Club and the International Stud Book Committee.

Thoroughbred Owners and Breeders Association	A national trade organization formed in 1961 for thoroughbred owners and breeders. The Thoroughbred Owners and Breeders Association is based in Lexington, Kentucky and its stated mission is to improve the economics, integrity and pleasure of the sport on behalf of thoroughbred owners and breeders.

Three-Year olds	A horse between three and four years of age.

Two-Year olds	A horse between two and three years of age.

Yearling	A horse in its second calendar year of life, beginning Jan. 1 of the year following its birth.

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Summary

This summary highlights information contained in this prospectus, but may not contain all of the information that may be important to you in making your investment decision. You should read the entire prospectus carefully, including the risk factors and the financial statements.

Our Company

We offer a broad range of investors the opportunity to participate in the enjoyment and excitement of an equity investment in a company owning thoroughbred racehorses at a minimum level of financial commitment that is significantly lower than ordinarily accompanies such opportunity. We currently own 20 thoroughbred racehorses, which we acquired from Alpen House in exchange for a promissory note. Each thoroughbred racehorse was a yearling when purchased and is currently a two-year old. Alpen House began training our thoroughbred racehorses in the fourth quarter of 2011 and we intend to continue training them, and to race those that are determined to be suitable for racing, until November 2013. We refer to the period during which we train and race our thoroughbred racehorses as our “operating period.”

We intend to liquidate our assets following the end of our operating period and distribute the net proceeds from the liquidation to our stockholders. Only stockholders of record as of the close of business on November 2, 2013, which we refer to as our “end date,” will receive a liquidating distribution. There will be no trading in our common stock after the completion of our operating period. We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than March 31, 2014. We refer to the date of our liquidating distribution as the “Distribution Date.”

We and the other Racing Companies were formed at the direction of affiliates of Golden Pegasus. The decision to form six Racing Companies rather than one larger company was driven by several factors. The Racing Companies believe that a pool of 20 horses provides a degree of diversification as well as a potential for returns under scenarios where sufficient purses are won by one or more of our horses. In addition, the Racing Companies believe that racehorse investors seek the excitement and enjoyment of racehorse ownership in addition to an investment opportunity, and that a pool of 20 horses will permit investors to retain a sense of ownership and intimacy that would be lacking in a pool of 120 horses. However, the risks attendant to an investment in a pool of 20 horses may be greater than an investment of the same size in a pool of 120 horses because of the greater degree of diversification that would be achieved in a pool of 120 horses. The Racing Companies expect that the enjoyment and excitement related to an investment in the Racing Companies will be enhanced by the ability of investors to not only compare the performance of a racehorse owned by a Racing Company to other racehorses but also to compare the overall performances of the Racing Companies to one another.

We were incorporated in Delaware on November 18, 2011.

Investing in thoroughbred racehorses is a speculative activity and involves a high degree of risk. The most frequent financial outcome from ownership of a thoroughbred racehorse or an equity interest in a thoroughbred racehorse is the partial or total loss of invested capital.

The Horse Racing League

We and our sister corporations refer to ourselves collectively, and intend to brand ourselves, as “The Horse Racing League.” Although the full extent of this branding initiative will be subject to further definition on an ongoing basis, we expect to campaign one or more of our horses as “Horse Racing League” horses and that “The Horse Racing League” will appear on marketing collateral and merchandise offered for sale at racetracks owned by The Stronach Group. “The Horse Racing League” will also be used for branding purposes in connection with the offering and is intended to convey the spirit of sportsmanlike competition we hope to foster among the Racing Companies. It is anticipated that racing results, aggregate winnings and other information about the Racing Companies will be disclosed on an HRL website to be launched following the completion of the offering once such information, to the extent material, has been disclosed in a manner compliant with Regulation FD.

Competitive Considerations

We believe the following to be our significant competitive strengths:

•

Experienced Horse Selection Team. The thoroughbred racehorses we acquired from Alpen House were selected for purchase by Alpen House predominantly at auction by a team that included owners and veterinary professionals with extensive experience in the thoroughbred horseracing industry. This team, which we refer to as the “thoroughbred selection team,” consisted of:

•

Frank Stronach, who, through various entities, has owned and raced thoroughbred horses since 1962, including approximately 380 stakes winners. The Adena Springs horse farm, which is owned by Alpen House, has been the recipient of numerous awards, including four Eclipse Awards from the Thoroughbred Racing Associations as outstanding owner;

•

Dan Hall, who has participated in the selection and purchase of prize winning horses and is a managing partner of Hidden Brook Farm, a 600-acre thoroughbred nursery specializing in the breeding, raising, breaking and rehabilitation of horses;

•	Mark Roberts, also a partner in Hidden Brook Farm, who has been involved in many facets of the thoroughbred industry over a 37-year period;

•	Dr. Robert McMartin, a thoroughbred industry veterinarian, consultant and advisor; and

•	Dr. Peter A. Kazakevicius, a full-time veterinarian for the Adena Springs horse farms.

•

Professional Management. Golden Pegasus will supervise all aspects of the training and racing development of our horses. Michael Rogers, the chief executive officer of Golden Pegasus, has over 27 years of experience in the thoroughbred horseracing industry. Mark Roberts, a member of the thoroughbred selection team, is the President of Golden Pegasus. Jack Brothers, our chief executive officer, is a managing partner of Hidden Brook Farm and has over 36 years of experience in the industry.

•

Access to High Quality Trainers, Training Facilities and Personnel. The day-to-day care, training and racing management of our horses will be subcontracted to Adena Springs pursuant to an agreement between Adena Springs and Golden Pegasus. Adena Springs owns approximately 900 of its own thoroughbred racehorses and has an extensive network of relationships with trainers. Because of its relationship with Adena Springs, we believe that Golden Pegasus is well positioned to seek out trainers who are favorably recognized in the thoroughbred racing industry to work with our horses (although its ultimate ability to engage such trainers will be influenced by market forces and there can be no assurance that it will be successful in doing so). We believe, based on Adena Springs’ high level of recognition in the thoroughbred horseracing industry and our officers’ direct experience with Adena Springs, that Adena Springs’ permanent staff, and its training tracks, barns and other facilities, to which our thoroughbreds will have access when they are not being stabled at racetracks or other remote facilities, are of high quality standards within the industry.

Our Strategy

We intend to pursue opportunities to realize revenues from two principal activities: racing our horses during our operating period and selling our horses in claiming races or in connection with the liquidation of our assets or otherwise.

We expect to begin racing those of our thoroughbreds that we believe to be promising in the third quarter of 2012. We intend to train and race our horses until November of 2013 and sell the horses we own at such time as three-year olds. After the horses are sold, the net proceeds from our liquidation will be distributed to our stockholders of record as of the close of business on our end date.

Our business plan may be considered unique because of the short duration of our expected operating period and our plan to sell our horses as three-year olds, principally in “all ages” horse auctions, which are held in November through February each year. The opportunity to receive a return of capital or any profit from an investment in us will depend on, among other factors, our ability to generate net proceeds from the sale of our horses as three-year olds. Most thoroughbred horses are sold as yearlings or two-year olds and there is no widely recognized auction or other market for the sale of three-year old horses. Three-year olds are included in “all ages” horse auctions but currently constitute only a small percentage of the horses sold in those auctions. The sales of successful, and therefore higher priced, in form three-year olds that occur take place principally by way of privately negotiated sales. Conversely, owners wishing to sell three-year olds at price points up to $100,000 may do so by entering the horses in claiming races (which, as discussed in detail under “Business—Potential Sources of Racing Revenues,” are races in which all horses entered are eligible to be purchased by licensed owners or trainers who put in a bid at the claiming price). Many owners, however, are reluctant to sell in form three-year olds because of the racing opportunities that are available during the horse’s remaining racing career and because of the emotional bonds that tend to form over time between owners and their thoroughbreds.

The risk of purchasing an in form thoroughbred is lower than the risk of purchasing a horse that has not commenced its racing career because there is more certainty about future racing potential. At the end of a horse’s three-year old status, it will have completed the major races in which it was eligible to be entered as a two- or three-year old. Prospective purchasers will therefore be in a good position to evaluate both the potential future racing performance of the horse and its potential for generating breeding fees as a broodmare or stallion, which are the most significant factors influencing sale price for a mature horse. Accordingly, we believe that the sale prices of our horses at auction at this point in their careers are likely to reflect fully informed and market-efficient valuations. Although our business model is untested and there can therefore be no assurance, we believe, for the foregoing reasons, that our planned approach to realizing value from our horses may prove superior to syndications in which there is no fixed end date and that an operating period ending at the time our horses can be entered into “all ages” horse auctions as three-year olds is preferable to a shorter or longer operating period. However, our plan to sell our horses as three-year olds is an untested business model that may not maximize returns to investors and that may result in our investors failing to realize any return on invested capital or losing some or all of their invested capital.

Frank Stronach, our Chairman, has indicated a potential desire to bid for our horses when they are sold at auction. Mr. Stronach was integral to the process of identifying, bidding on and financing the purchase of our horses and may enjoy an informational advantage concerning the racing and breeding potential of our horses that could permit Mr. Stronach to assess the value of the horses more accurately than other potential purchasers at the time of our liquidation. Furthermore, Mr. Stronach’s fiduciary duties to the company could potentially conflict with his desire to purchase horses at auction at the best possible price. In order to ameliorate these risks, we have adopted procedures that will substantially limit Mr. Stronach’s involvement in the process of liquidating our horses. See “Conflicts of Interest—Liquidation.” We do not believe that investors will be adversely impacted by these limitations on Mr. Stronach’s involvement in the liquidation process because our other officers and directors and those of Golden Pegasus, many of whom also have long histories and extensive experience in the thoroughbred industry, will be directly and substantially involved in all aspects of the liquidation of our horses. However, there can be no assurance that we will be as successful in liquidating our horses as would be the case if Mr. Stronach were directly involved in the liquidation process on our behalf.

Because the ability to sell our horses is central to our business plan, we will seek to implement a racing strategy that develops our horses to a profitable sale position by November of 2013, although there can be no assurance that we will be successful in doing so. We will seek opportunities to generate racing revenues during our operating period.

Our Organizational Structure

The following chart shows the relationship between us and our principal affiliates at April 2, 2012.

Emerging Growth Company Status

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, commonly referred to as the JOBS Act. We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•

not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act (we also will not be subject to the auditor attestation requirements of Section 404(b) as long as we are a “smaller reporting company,” which includes issuers that had a public float of less than $ 75 million as of the last business day of their most recently completed second fiscal quarter);

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risk Factors

We face risks and uncertainties that may affect our business and future financial performance, including, among others, the following:

•	we are a development stage company and it is difficult to evaluate our future prospects, and we are currently experiencing losses;

•	most racehorse ownership is not profitable;

•	the dependence of our operating revenues on the racing performance of our horses;

•

the possibility that the future liquidation values of our horses and our racing revenues will not exceed the costs of acquiring our horses and of operating our business, including our public company reporting costs, and that investors will realize a loss;

•	the risk that we will experience a cash shortfall, which could require us to cease operations;

•

the decline in the popularity of horse racing and declines in racetrack attendance during periods of reduction in consumer discretionary spending, any of which could limit the opportunity to produce revenues and profits through thoroughbred ownership;

•	the fact that thoroughbred horse ownership, particularly of horses whose purchase price exceeds $100,000, may be unprofitable because of premiums paid for thoroughbred horses;

•	potential periodic impairment charges related to a decline in the value of our horses due to death, injury, racing losses or lack of training progress;

•	our dependence on Golden Pegasus and our Chairman, officers and key employees;

•	our dependence on the facilities and staff of Adena Springs;

•	the limited capitalization of Golden Pegasus and the resulting limitations on our recourse in the event of a claim against Golden Pegasus;

•	potential limitations on our ability to race our horses arising from training requirements, required recovery periods between races, absence of suitable racing opportunities and other factors;

•	the sale of one or more of our horses entered in claiming races or otherwise prior to the end of our operating period, which might limit our revenues and profitability;

•	possible injuries to our horses;

•	reductions in revenues and liquidation proceeds attributable to possible decreases in our inventory of horses during our operating period;

•

conflicts of interest to which Golden Pegasus, Alpen House, their respective officers and directors and our officers and directors may be subject as a result of overlapping ownership, management and contractual relationships;

•	certain affiliated parties’ ability to exert significant influence over our corporate matters due to concentrated ownership of our common stock;

•	our ability to secure insurance at adequate levels;

•	state racing regulations limiting our ability to race our horses and your ability to acquire and retain our common stock;

•	our vulnerability to additional or increased taxes and fees;

•	the limited liquidity and trading of our common stock;

•	state securities laws limiting secondary trading of our common stock;

•	our ability to pay dividends or make any distributions on our common stock prior to the Distribution Date;

•	the potential loss of economic and governance rights by operation of our charter provisions designed to permit compliance with owner licensing requirements;

•	possible discontinuation of secondary trading to comply with owner licensing requirements;

•	potential future dilution of our share value;

•	loss of nonrefundable debit card transaction fees and the time value of deposited subscription funds in connection with the rejection of a prospective investor’s subscription; and

•	loss of nonrefundable debit card transaction fees and the time value of deposited subscription funds if we are unable to complete the offering.

See “Risk Factors” beginning on page 20.

Our principal executive offices are located at 901 S. Federal Highway, Hallandale Beach, Florida 33009, and our telephone number is (954) 457-6997.

Our corporate website will be www.horseracingleague.com/gingerpunch. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus.

Summary of the Offering

Issuer	Ginger Punch Racing Corporation.

Common Stock Offered	405,000 shares of common stock.

Offering Type	We are offering our shares to the public without the involvement of an underwriter. The offering is being conducted on a best efforts, all or none basis. If less than all of the shares offered hereby are sold during the offering period, we do not intend to conduct a closing of the offering and amounts deposited by investors will be returned promptly without interest or deduction, except that no refund will be made of the $3.50 per transaction convenience fee associated with a debit card transaction.

Common Stock to be Outstanding After This Offering	450,000 shares of common stock.

Price Per Share of Common Stock	$10.00 per share of common stock.

Minimum Investment	The minimum investment in the offering is $100.

Debit Card Convenience Fee	Investors tendering funds online by debit card will be required to pay a non-refundable convenience fee of $3.50 per transaction.

Suitability	Investors will be required to represent that their investment in the offering, together with any investments in our sister companies, does not represent in excess of 10% of their liquid net worth, exclusive of their principal residence. Pennsylvania and Kentucky residents will be required to represent that they have (i) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home, and home furnishings; or (ii) a minimum net worth of $250,000, exclusive of automobile, home, and home furnishings, plus, in the case of Pennsylvania residents, estimated gross income of $65,000 during the current tax year, and in addition, in either case, that their investment does not exceed 10% of their net worth. California, Oregon and New Jersey residents will be required to represent that they have (i) a minimum liquid net worth (exclusive of home, home furnishings and automobile) of $250,000, plus estimated $65,000 gross income during the current tax year; or (ii) a minimum liquid net worth (exclusive of home, home furnishings and automobile) of $500,000, and in addition, in either case, that their investment does not exceed 10% of their net worth.

Duration of Offering	The offering will terminate within 60 days from the date of this prospectus. The offering will terminate prior to the time our horses participate in races or timed runs at any race tracks.

Liquidation

We intend to liquidate our assets following the end of our operating period and distribute the net proceeds from the liquidation to our stockholders. Only stockholders of record on our end date will receive a liquidating distribution on the Distribution Date. There will be no trading in our common stock after the completion of our operating period. We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than March 31, 2014.

Principal Shareholder	Golden Pegasus owns 1,000 shares of our common stock as of the date of this prospectus and has subscribed for an additional 44,000 shares of our common stock at a price of $10.00 per share in a private placement negotiated prior to the commencement of the offering that is contingent upon the closing of the offering. Golden Pegasus, our officers or directors, one of our other affiliates, which may be an entity controlled by or included in The Stronach Group (including Golden Pegasus) or the officers and directors of one of our affiliates, may, but will not be required to, purchase additional shares in the offering. Assuming all of the shares of common stock offered by us other than the 45,000 shares that will be owned by Golden Pegasus upon completion of the offering are sold to other parties, Golden Pegasus will own approximately 10% of our outstanding common stock immediately following the completion of the offering.

Commissions paid to selling agents will be paid through an additional capital contribution to us to be made by Golden Pegasus Racing Incorporated in consideration for which Golden Pegasus Racing Incorporated will not receive any additional shares of our common stock.

Founder Share Escrow	The 1,000 shares of common stock held by Golden Pegasus as of the date of this prospectus are deemed to be founder shares under the blue sky laws of certain states and will be placed in escrow with our transfer agent pending the completion of our operating period.

Limitations on Ownership

Each of the states in which we currently intend to race our horses and many states in which we may in the future seek to race our horses require owner licenses to be obtained by holders of an equity interest above a threshold level in an entity that seeks to enter a horse in a race. California does not have an owner licensing requirement based on threshold stock ownership but requires each stockholder of a company that owns horses racing in California to be disclosed to the applicable regulatory authority. Kentucky requires disclosure to the applicable regulatory authority of each owner of 5% or more of an entity that is a record owner of a racehorse and is licensed to race that horse in Kentucky. Our restated certificate of incorporation provides that any person who owns or controls 3% or more of our capital stock must take specified steps to comply with the owner licensing requirements in each jurisdiction where ownership of 3% or more of our capital stock may trigger an owner licensing requirement and in which we conduct or propose to conduct racing activities. Such persons will be deemed to consent to the performance of any personal background investigation or fingerprinting that may be required. If a stockholder fails to seek or is denied a license necessary to avoid any impairment of our ability to race our horses, or is deemed likely, in the discretion of our board of directors, to jeopardize or impose materially burdensome terms on any racing license we hold (or delay our application for any racing license) or to adversely affect any of our other material legal or contractual rights, that stockholder’s capital stock (or the portion thereof causing any of the foregoing consequences) will be immediately redeemable by us at a price specified by the racing authority or, if not so specified, at a price determined in good faith by our board of directors to be the fair value of such capital stock. We may pay all or any portion of the redemption price with a promissory note having a term ending on the Distribution Date (subject to extension of a pro rata portion of the promissory note in the event a portion of our liquidation proceeds is distributed on a later date) and bearing interest at the lowest “applicable federal rate.” The principal amount of any such promissory note would be the amount payable upon our liquidation to the holder of the number of shares redeemed with such promissory note (assuming all shares redeemed with promissory notes remained outstanding on our end date). Payments under any such promissory note will be pari passu with other liquidating payments and holders of such promissory notes will not have any right to payment in preference to our common stockholders. We expect to satisfy all redemptions through the issuance of such promissory notes but reserve the right to pay cash if our Board of Directors concludes that it is in our best interest to do so. Pending such redemption, such stockholder will not be entitled to receive any dividend, payment, distribution or interest or exercise any voting rights with respect to our capital stock. See “Description of Capital Stock.”

We may require regulatory relief from owner licensing requirements in order to race our horses in certain jurisdictions without being exposed to a risk of regulatory violations arising from the accumulation by a stockholder through secondary market trading of shares of our common stock exceeding the applicable owner licensing threshold. We have received regulatory responses in Florida, Maryland and Kentucky that we believe will facilitate secondary market trading of our common stock consistent with the regulatory requirements of those jurisdictions. (Secondary market trading of our common stock in California is restricted for independent reasons. See “Risk Factors—State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell our common stock offered by this prospectus.”) We believe that the responses from Florida and Kentucky eliminate material operational risk related to the owner licensing and notification requirements of those states applicable to our stockholders. The response we have received from Maryland could require us, upon discovery of a violation, to redeem the shares held by an unlicensed stockholder to re-establish compliance with Maryland’s owner licensing requirements and continue racing in Maryland and we may not have the financial resources to do so. We have been advised by the New York State Racing and Wagering Board (the “NYSRWB”) that having our shares held in “street name” by initial and secondary market purchasers may be deemed to be inconsistent with the objectives of New York’s owner licensing requirements and that it does not intend to issue licenses to us to race our horses in New York. We continue to maintain an active dialogue with the NYSRWB to seek a resolution of this issue but there can be no assurance that we will be able to race our horses in New York. If we are not permitted to race our horses in New York, we will be prevented from racing our horses in, among other races, the Belmont Stakes, which is one of the three Triple Crown races. If we are permitted to race our horses in New York, we do not anticipate that there would be any resulting limitation on secondary trading of our shares.

We continue to seek regulatory relief in various other states where we may determine to race our horses in the future and in Ontario, Canada, where we intend to race our horses subject to resolving the application of Ontario owner licensing requirements, which are comparable to the domestic owner licensing requirements described above. If we do not receive such relief in any such jurisdiction and are not able to conclude that the laws and regulations of such jurisdiction permit us to race our horses without direct confirmation that there are no secondary market purchasers (who may hold shares in “street name”) who have not obtained required owner licenses or provided required regulatory notifications, we may not be able to race our horses in that jurisdiction. We do not anticipate that the resolution of regulatory issues relating to owner licensing requirements in any jurisdiction would result in a limitation on secondary trading of our shares. We may be at risk in certain states in addition to Maryland of having our horses prevented from racing until such time as any regulatory violations have been cured through the redemption of capital stock as described above. We may not have the financial resources to effect any such redemption.

Use of Proceeds	We expect to receive net proceeds from the sale of common stock being offered by us in this offering and the simultaneous private placement of common stock to Golden Pegasus, after deducting estimated expenses and assuming (i) all shares of common stock offered by us are sold and (ii) that the aggregate $3.50 per transaction debit card convenience fees we receive are at least equal to the debit card processing fees payable by us, of approximately $4.3 million. We intend to use the net proceeds from this offering and the concurrent private placement to repay a promissory note issued by us to Alpen House on December 16, 2011 in consideration for the sale to us by Alpen House of our 20 horses; to pay amounts due under our training and maintenance agreement with Golden Pegasus; to pay the legal, accounting and other costs associated with being a public reporting company; and for working capital and general corporate purposes. See “Use of Proceeds.”

Certain Related Party Transactions and Conflicts of Interest	The thoroughbred horses we have acquired were purchased by Alpen House during 2011 and management of Golden Pegasus determined the allocation of horses sold by Alpen House to the Racing

Companies. We and our sister companies will have the same officers and directors, and these persons will only devote a portion of their time to us and each of our sister companies. In addition, certain of our officers and directors will continue to engage in the ownership and racing of thoroughbreds and other related business activities that may compete with the Racing Companies. We have entered into a training and maintenance agreement with Golden Pegasus under which substantially all of the costs of ownership of our horses will be borne by Golden Pegasus in exchange for a flat fee payment per horse per day. It is Golden Pegasus’s current intention to outsource all of the products and services under this agreement to Alpen House, trainers selected and engaged by Golden Pegasus and certain third party veterinarians. Frank Stronach, our Chairman, has indicated a potential desire to bid for our horses when they are sold at auction. Mr. Stronach may enjoy an informational advantage in doing so and his fiduciary duties to the company could potentially conflict with his desire to purchase horses at auction at the best possible price. See “Conflicts of Interest” and “Related Party Transactions” for a discussion of business relationships between us and related parties.

Risk Factors	You should carefully read the information set forth under “Risk Factors” and the other information set forth in this prospectus before investing in our common stock.

Trading Market	There currently is no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over–the–counter market. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop. We have not applied for listing or quotation on any public market. We intend to seek to have our common stock quoted on the OTCQB market, although there can be no assurance that our common stock will be quoted on the OTCQB market. See “Market Information.”

Questions and Answers Relating to the Offering

The following questions and answers address certain aspects of the offering. Please review the entire prospectus for a more detailed description of the matters described below.

Q: What is the Horse Racing League?

A: We and our sister companies intend to refer to ourselves collectively, and to brand ourselves as “The Horse Racing League.” We expect to campaign one or more of our horses as “Horse Racing League” horses and that “The Horse Racing League” will appear on marketing collateral and merchandise offered for sale at racetracks owned by The Stronach Group. “The Horse Racing League” will also be used for branding purposes in connection with the offering and is intended to convey the spirit of sportsmanlike competition we hope to foster among the Racing Companies. It is anticipated that racing results, aggregate winnings and other information about the Racing Companies will be disclosed on an HRL website to be launched following the completion of the offering once such information, to the extent material, has been disclosed in a manner compliant with Regulation FD.

Q: What are the six companies that make up the Horse Racing League?

A: The six corporations are Red Bullet Racing Corporation, Macho Uno Racing Corporation, Ginger Punch Racing Corporation, Perfect Sting Racing Corporation, Awesome Again Racing Corporation and Ghostzapper Racing Corporation.

Q: What are the Racing Companies offering and what do they do?

A: We offer a broad range of investors the opportunity to participate in the enjoyment and excitement of an equity investment in a company owning thoroughbred racehorses at a minimum level of financial commitment that is significantly lower than that which ordinarily accompanies such an opportunity.

Each of the Racing Companies currently owns 20 thoroughbred racehorses. Each thoroughbred racehorse was a yearling when purchased in the fourth quarter of 2011 and is currently a two-year old.

Q: How will the company generate revenues?

A: We intend to pursue opportunities to realize revenues from two principal activities: racing our horses during our operating period and selling our horses in claiming races or in connection with the liquidation of our assets or otherwise.

Q: How long will the company operate for?

A: We intend to continue training our thoroughbreds, and to race those that are determined to be suitable for racing, until November 2, 2013. We refer to the period during which we train and race our thoroughbred racehorses as our “operating period.” Following the operating period, there will be no trading in our common stock and our activities will be limited to liquidating and winding up our business. We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than March 31, 2014.

Q: Are there risks associated with the investment?

A: Yes. Investing in thoroughbred racehorses is a speculative activity and involves a high degree of risk. The most frequent financial outcome from ownership of a thoroughbred racehorse or an equity interest in a thoroughbred racehorse is the partial or total loss of invested capital. You should carefully read the information set forth under “Risk Factors” and the other information set forth in this prospectus before investing in our common stock.

Q: What is the offering price of the company’s common stock?

A: Our common stock is being offered for $10.00 per share.

Q: Are there any additional charges?

A: Yes. Purchases made by debit card are subject to a $3.50 per transaction convenience fee.

Q: How long will the offering be open?

A: This offering will start on the date the registration statement of which this prospectus is a part is declared effective by the SEC and continue for a period of up to 90 days.

Q: Is there a minimum investment I must make?

A: Yes. The minimum investment in the offering is $100.

Q: Is there a limit on the amount of any Racing Company I may own?

A: Yes. Each of the states in which we intend to race our horses requires owners of in excess of a specified percentage of our stock to be licensed as a thoroughbred owner or that the applicable regulatory authority be notified of the identity of such owner before our horses can race in that state. The threshold percentages vary from state to state and the lowest applicable threshold is 3% ownership. Under our restated certificate of incorporation, if you own or control 3% or more of our capital stock you must take specified steps to comply with the owner licensing and notification requirements in each jurisdiction where ownership of 3% or more of our capital stock may trigger such a requirement and in which we conduct or propose to conduct racing activities. You will be deemed to consent to the performance of any personal background investigation or fingerprinting that may be required. If you fail to seek or are denied a license necessary to avoid any impairment of our ability to race our horses, or if your ownership of our stock is deemed likely, in the discretion of our board of directors, to jeopardize or impose materially burdensome terms on any racing license we hold (or delay our application for any racing license) or if you otherwise adversely affect any of our other material legal or contractual rights, your capital stock (or the portion thereof causing any of the foregoing consequences) will be immediately redeemable by us at a price specified by the racing authority or, if not so specified, at a price determined in good faith by our board of directors to be the fair value of your capital stock. We may pay all or any portion of the redemption price with a promissory note having a term of ending on the Distribution Date (subject to extension of a pro rata portion of the promissory note in the event a portion of our liquidation proceeds is distributed on a later date) and bearing interest at the lowest “applicable federal rate,” which is the rate published monthly by the Internal Revenue Service for purposes of identifying the lowest stated interest rate that will not result in any portion of principal being treated as interest. Payments under any such promissory note will be pari passu with other liquidating payments and holders of such promissory notes will not have any right to payment in preference to our common stockholders. We expect to satisfy all redemptions through the issuance of such promissory notes but reserve the right to pay cash if our Board of Directors concludes that it is in our best interest to do so. We intend to amend our certificate of incorporation prior to the closing of the offering to implement this arrangement. Pending redemption, you will not be entitled to receive any dividend, payment, distribution or interest or exercise any voting rights with respect to our capital stock. See “Business—Government Regulation.”

Q: Where will the Racing Companies seek to race their horses and is there any limitation on their ability to do so? When will the horses begin racing?

A: We currently intend to race our horse in Florida, California, Kentucky and Maryland and, if we are able to obtain appropriate licenses to do so, in New York and in Ontario, Canada. Each of the jurisdictions in which we currently intend to race our horses and many jurisdictions in which we may in the future seek to race our horses require licenses of owners seeking to enter a horse in a race. We will be required to maintain owner’s licenses in each of the jurisdictions in which we seek to enter our thoroughbred racehorses. Certain of our officers are required to file applications with the racing authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these racing authorities. If an officer were found to be unsuitable for licensing, we might be required to eliminate that officer from being involved in management decisions.

In addition, each of the states in which we currently intend to race our horses and many states in which we may in the future seek to race our horses require owner licenses to be obtained by holders of an equity interest above a threshold level in an entity that seeks to enter a horse in a race or require regulatory notifications by such owners. Because we may be unable to directly confirm the identities of persons holding shares in brokerage accounts (or otherwise in “street name”) at levels requiring them to be licensed as owners or provide regulatory notifications, we are seeking regulatory interpretations and/or relief in certain states from owner licensing and notification requirements as they apply to shares held in street name. We have received regulatory responses in Florida, Maryland and Kentucky that we believe will facilitate secondary market trading of our common stock consistent with the regulatory requirements of those jurisdictions. (Secondary market trading of our common stock in California is restricted for independent reasons.) We have been advised by regulatory authorities in New York that they do not intend to issue licenses to us to race our horses in New York; we continue to maintain an active dialogue with such regulators to seek a resolution of this issue but there can be no assurance that we will be able to race our horses in New York. We continue to seek regulatory relief in various other states where we may determine to race our horses in the future and in Ontario, Canada but there can be no assurance that we will be able to race our horses in any such jurisdiction.

We expect to begin racing our horses during the third quarter of 2012.

Q: May I purchase shares of the company’s common stock with another person?

A: You may purchase shares of our common stock with your spouse with the shares to be registered as joint tenants. You may not otherwise purchase shares with another person.

Q: Are there any registrations that are not allowed?

A: Shares cannot be registered as a Transfer on Death (TOD) registration. “Transfer on Death” or “TOD” registration is defined as a registration under a state law regarding the transfer of the shares on death of one or more holders of the security. This is not the same as the Joint Tenant registration.

Q: If I purchase shares of the company’s common stock, will I be able to resell or transfer the shares to other people?

A: Yes. You may sell, assign or otherwise transfer shares of our common stock to a third party during our operating period, as further described in this prospectus. However, there currently is no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop. We may seek to have our shares traded on the OTCQB market, although no assurance can be given that our shares will trade on the OTCQB or any other market.

Even if our common stock is traded on the OTCQB or another market, such trading may be limited by or required to be discontinued as a result of various circumstances. It may be necessary to discontinue trading to assure compliance with state regulatory requirements related to licensing of significant stockholders of the company. State securities laws may limit secondary trading of our common stock because we may not be registered or qualified in or be able to qualify for a secondary trading exemption in particular states, in which case shares of our common stock could not be offered or sold to residents of those states. We have been advised that the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering. Even if a market for our common stock develops, the market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond our control. The terms of the subscription agreement relating to the offering requires you to notify us in writing at 901 S. Federal Highway, Hallandale Beach, FL 33099 prior to any share transfer.

Q: Will I receive a tax deduction for purchasing shares of the company’s common stock?

A: No. Your purchase is not tax deductible.

Q: Will I receive any special benefits for purchasing shares of the company’s common stock in the offering rather than in the secondary market?

A: Individuals purchasing our common stock in the offering will receive a “Founding Investor” card, which, among other things, may make them eligible for:

•	invitations to special racing corporation events with other stockholders and our Chief Executive Officer, as well as some jockeys and trainers (subject to availability);

•	backstretch and paddock tours at racetracks owned and operated by The Stronach Group (subject to availability);

•	winners’ circle pictures at racetracks owned and operated by The Stronach Group (subject to availability);

•	the opportunity to purchase two tickets to Triple Crown events if one of our horses qualifies (tickets will be allotted based on a random draw of stockholders holding Founding Investor cards).

All privileges of stockholders holding Founding Investor cards may be withdrawn, or changed, at our sole discretion.

Q: How many votes will I receive for purchasing the company’s common stock?

A: Each holder of our common stock is entitled to one vote for each share of our common stock held by him or her and registered in his or her name on our books.

Q: Is anyone prohibited from purchasing shares of Common Stock?

A: Yes. Please refer to the suitability requirements described in “—Summary of the Offering” and “Plan of Distribution—Procedures for Subscribing.”

If you have additional questions regarding the prospectus, the terms of the offering or the subscription agreement, you may contact Samira Sharmouj, toll-free at 1-888-638-1588.

Q: Will the company’s common stock continue to trade after the operating period?

A: Our by-laws provide that following the completion of our operating period, equity interests may not be transferred, as described in “Description of Capital Stock—Restriction on Transfer.”

Q: When will the proceeds from the sale of the company’s assets be distributed?

A: We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than March 31, 2014.

Q: How do I purchase shares of the company’s common stock?

A: We plan to permit investors who wish to do so to review this prospectus and complete their subscriptions online at a web site we intend to establish at the internet address www.horseexchangeipo.com. Other than the prospectus in electronic format, the information on such website is not part of this prospectus. You may also complete your subscription by properly completing the subscription agreement and returning it with payment to 901 S. Federal Highway, Hallandale Beach, FL 33099, Attention: Samira Sharmouj.

We also plan to market our common stock through roadshow presentations at Golden Gate Fields in Berkeley, California and Pimlico Race Course in Baltimore, Maryland, which are owned and operated by The Stronach Group, and possibly at additional racetracks. The roadshow presentations at these locations will be open to residents of states in which the offering has been registered. We plan to maintain physical booths at these racetracks to create awareness of the roadshow presentations. Prospectuses and (after effectiveness of the registration statements to which the offerings relate) subscription materials will be made available at the roadshows and at the information booths. We may also conduct roadshow presentations and/or maintain information booths at major horse auctions.

If you have additional questions regarding the Horse Racing League, the Racing Companies, this prospectus, the terms of the offering or the subscription agreement, you may contact Samira Sharmouj, toll-free at 1-888-638-1588.

Q: How will I know that my order placed online was received for processing?

A: You will receive a confirmation receipt after your order is successfully placed.

Q: Where do I mail the subscription agreement?

A: If you purchase by mail rather than online, you should mail the properly completing the subscription and returning it with payment to 901 S. Federal Highway, Hallandale Beach, FL 33099, Attention: Samira Sharmouj.

Q: Can I send the subscription agreement by facsimile?

A: No. We will not accept or process subscription agreements received by facsimile.

Q: How can I pay for shares of the company’s common stock?

A: Funds may be delivered in cash or by check, wire transfer or, subject to our completion of arrangements with our payment processor, debit card. Prospective investors delivering funds by debit card will be required to pay, in advance, a non-refundable $3.50 per transaction convenience fee. Payments by check will be deposited by us directly into an account under the control of American Stock Transfer & Trust Company, LLC as escrow agent. Cash and debit card payments will be deposited by us into a segregated account and wire transferred in batch daily to the AST escrow account.

Q: Can I use more than one debit card per transaction?

A: No.

Q: Will I receive a certificate for every share of stock I order?

A: You will receive a single vanity stock certificate for each registration regardless of the number of shares purchased. The vanity stock certificates will not evidence any interest in any share and will be non-negotiable and non-transferable. We intend to begin mailing vanity stock certificates to stockholders following the closing of the offering.

Q: How will the vanity stock certificates be delivered to me?

A: We will mail the vanity stock certificates by two-day shipping so that certificates will be delivered soon after acceptance of your subscription and completion of processing. There will be no deliveries prior to the closing of the offering.

Q: Do I have to sign for the package delivery?

A: No.

Q: How can I make gifts of the company’s common stock?

A: If you desire to purchase our common stock for others, you may do so online at www.horseracingleagueipo.com. If ordering by mail, you should complete the section “Gifts to Others” in the subscription agreement, including the registered address to which all shareholder correspondence should be sent. If the recipient is a minor, the purchaser will need to designate a custodian for the gift share(s) until the recipient reaches the age of majority. Gift shares may be shipped to any street address in a permitted U.S. state (no P.O. boxes).

Q: Can residents of any state purchase the company’s common stock?

A: No. Only residents of states where the registration of the offering has become effective will be eligible to purchase our common stock. We are seeking to register the offering in California, Florida, Illinois, Kentucky, Maryland, Michigan, New Jersey, New York, Ohio, Oregon, Pennsylvania and Texas.

Q: Can I purchase in the U.S. or in a U.S. territory and have the vanity stock certificate shipped to an international address?

A: No. At this time, we cannot ship vanity stock certificates internationally.

Q: Can a vanity stock certificate be shipped to APO/FPO addresses?

A: No. We can ship only to street addresses in permitted U.S. states.

Q: What happens if the company does not accept my subscription agreement?

A: We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned promptly by us to the subscriber, without interest or deductions, except that no refund will be made of the $3.50 per transaction convenience fee associated with a debit card transaction.

Q: I realized I made a mistake on the shipping address when I viewed my tracking information. Can I get the correct information to the company so the vanity stock certificate is delivered to the right address?

A: Through the shipping process, the incorrect address may be corrected automatically by UPS, however this may not occur in all instances. Undeliverable certificates will be returned to our transfer agent, American Stock Transfer & Trust Company, LLC, who will then contact the shareholder for the correct address for shipping.

Q: Where can I get more information?

A: For any other questions, please use this toll-free number—1-888-638-1588.

Summary Financial Data

The following table sets forth summary financial data at December 31, 2011, for the period from inception (November 18, 2011) to December 31, 2011, at February 29, 2012, for the period from January 1, 2012 to February 29, 2012 and for the period from inception (November 18, 2011) to February 29, 2012. The summary financial data set forth below have been derived from our audited financial statements and the accompanying notes included in this prospectus. The summary historical financial data at December 31, 2011 and for the period from inception (November 18, 2011) to December 31, 2011 have been derived from our audited financial statements and the accompanying notes included in this prospectus. The summary historical financial data at February 29, 2012, for the period from January 1, 2012 to February 29, 2012 and for the period from inception (November 18, 2011) to February 29, 2012 have been derived from our unaudited financial statements and the accompanying notes included in this prospectus.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The summary historical financial and operating data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the audited and unaudited financial statements and accompanying notes included in this prospectus.

Balance Sheet Data

At February 29, 2012
Cash and cash equivalents	$2,878
Total assets	$1,493,249
Total indebtedness	$1,131,057
Total liabilities	$1,589,040
Stockholder’s equity	$(95,791)

At December 31, 2011
Cash and cash equivalents	$10,000
Total assets	$1,335,517
Total indebtedness	$1,124,723
Total liabilities	$1,307,029
Stockholder’s equity	$28,488

Statement of Operations Data

November 18 (inception) to December 31, 2011
Revenue	—

Total Revenue	$—

Operating Expenses
Training and Maintenance Fee (Related Party)	46,674
Accounting	12,000
Incorporation Costs	533
Legal	25,000
Marketing/Advertising	7,121
Other	4,184

Total Operating Expenses	$95,512

Net Loss	$(95,512)

Basic and diluted loss per common share	$(95.51)

Weighted average shares outstanding	1,000

January 1, 2012 to February 29, 2012
Revenue	—

Total Revenue	$—

Operating Expenses
Training and Maintenance Fee (Related Party)	62,232
Accounting	553
Filing Fees	20,495
Legal	13,517
Marketing/Advertising	6,042
Salaries	6,849
Insurance	2,172
Consulting	1,248
Financial Advisor	4,667
Misc	171
Interest Expense	6,333

Total Operating Expenses	$124,279

Net Loss	$(124,279)

Basic and diluted loss per common share	$(124.28)

Weighted average shares outstanding	1,000

November 18 (inception) to February 29, 2012
Revenue

Total Revenue	$—

Operating Expenses
Training and Maintenance Fee (Related Party)	108,906
Accounting	12,553
Incorporation Costs	533
Legal	38,517
Marketing/Advertising	13,163
Salaries	8,562
Filing Fees	21,220
Travel	215
Insurance	2,172
Consulting	1,248
Financial Advisor	4,667
Misc	171
Interest Expense	7,866

Total Operating Expenses	$219,791

Net Loss	$(219,791)

Risk Factors

Our business, financial condition and results of operations could be materially and adversely affected if any of the risks described below occurs. As a result, our ability to train and race our horses, sell our inventory of horses by the end of our operating period and realize net proceeds in an amount in excess of the amount raised in the offering may be adversely affected, and upon our liquidation, you may not be able to recoup any or all of your initial investment in the offering. In addition, the market price of our common stock could decline, and you could lose all or part of your investment. You should carefully consider all of the risk factors set forth below before making an investment decision regarding our common stock.

Risks Related to the Company

We are a development stage company.

We were incorporated on November 18, 2011. We are a development stage company and may never be able to effectively implement our business plan. There can be no assurance that there will be an opportunity to generate revenues from our contemplated business activities. The revenues and income potential of our proposed business and operations are unproven. For example, our business plan contemplates operating for approximately an 18-month period and selling all of our horses when they are three-year olds. The lack of our operating history and the unproven nature of our business strategy makes it difficult to evaluate the future prospects of our business. We are currently experiencing losses resulting from the fact that we are incurring operating expenses and are not generating any revenues. Our cumulative net loss through February 29, 2012 was $(219,791).

Most racehorse ownership is not profitable.

The business of training and racing thoroughbred racehorses is a high-risk venture and most racehorse ownership is not profitable. In particular, studies in the U.S. market have concluded that financial returns from owning racehorses are negative in the aggregate. These studies also suggest that investors pay, in effect, two premiums (which can be thought of as amounts in excess of the amount an investor would ordinarily be expected to pay on the basis of the discounted cash flow anticipated from another investment of similar risk) when investing in racehorses: a premium to enter the sport and, for higher priced horses, a premium related to the purchase of a potential champion. There is no assurance that any of our horses will generate positive returns or that we will not lose a portion or all of the capital we invest in them and that investors will not lose a portion or all of the capital they invest. Among other things, thoroughbreds are subject to injury and disease which can result in forced retirement from racing or, at the extreme, natural death or euthanasia of the animal. Even if a thoroughbred has an excellent bloodline, there is no assurance that the racing performance of the thoroughbred will conform to the bloodline. There can be no assurance that the value of our horses will not decrease in the future or that we will not incur losses on the racing careers or sale or other disposition of any or all of our horses. Any such circumstance will materially and adversely affect our business, financial condition and results of operations.

Our future success is dependent upon the racing performance of our horses and any appreciation in their value; investment in the offering is highly speculative.

We were organized for the sole purpose of acquiring our inventory of 20 horses, training them, racing them and selling them in claiming races or otherwise, and in connection with the liquidation of our assets, which is expected to commence in November of 2013.

Our only source of revenues prior to liquidation will be any racing purses won by our horses and the sale of any horses that are sold prior to liquidation. We have no intention of replacing any horses that are claimed, injured or die during the operating period (although we retain the discretion to do so where adequate resources are available). As a result, our assets available for distribution to stockholders on the Distribution Date could be substantially depleted.

The only assets potentially available for distribution on the Distribution Date will be any cash on hand from purse winnings and any proceeds on hand realized from the sale of our horses. The amounts available for distribution will be subject to reduction in respect of expenses incurred by us in connection with our organization and during our operating period, any claims made against us and any required expense or liability reserves. If our net aggregate proceeds from our racing activities and the future sale of our horses do not exceed our costs of acquiring the horses, the training and maintenance fees paid to Golden Pegasus and additional costs related to the care and racing of our horses, the other costs associated with our operations (including the costs associated with being a public reporting company), and any claims made against us, investors in the offering who hold their shares until our end date will, on the Distribution Date, receive distributions that are less than their initial investment in the offering. Without limitation of the foregoing, we estimate that approximately 12% of the proceeds from the offering and the concurrent private placement will be used to pay expenses related to the offering and ongoing legal, accounting and other administrative expenses, most of which would not ordinarily accompany an investment in thoroughbred racehorses. The burden of these expenses, at a minimum, will have to be overcome in order for investors to realize a return of their investment or any return thereon.

Frank Stronach, our Chairman, has indicated a potential desire to bid for our horses when they are sold at auction. In order to ameliorate certain risks related to conflicts of interest to which he may be subject as a result of his planned participation in the bidding process and informational advantages he may enjoy, we have adopted procedures that will substantially limit Mr. Stronach’s involvement in the process of liquidating our horses. See “Conflicts of Interest – Liquidation.” There can be no assurance that we will be as successful in liquidating our horses as would be the case if Mr. Stronach were directly involved in the liquidation process on our behalf.

There may not be an opportunity to sell any shares of common stock acquired in the offering prior to our end date without incurring a loss. The ability of stockholders who hold their shares on our end date to realize a return of their investment in the offering or to realize any gain from an investment in the offering is highly speculative and there can be no assurance of any positive return or that there will not be a partial or total loss of funds invested in our common stock.

We do not anticipate having a predictable stream of revenue from operations, and the variability of your revenues may result in cash shortfalls, which would in turn have a material adverse effect on us.

We cannot predict with any certainty the future performance of any of our horses in any given race or the value that will be realized upon the sale of any of our horses. If we are unable to achieve a sufficient level of racing revenues during our operating period, or if our operating expenses are significantly higher than we expect, we may experience cash shortfalls. If we experience a cash shortfall, we may be forced to cease operations and liquidate earlier than we have planned. We have no commitments for future debt or equity financing and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Any equity financing could dilute ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters, which could materially and adversely affect our business, financial condition and results of operations. If we were unable to obtain financing as needed, we could cease to be a going concern.

We may not have sufficient proceeds from the offering or our operations to sustain our operations through the end of our operating period.

We estimate that we will need an aggregate of approximately $4.3 million to fully implement our business plan and cover ongoing expenses through the Distribution Date, which is equal to the net proceeds we expect to receive upon closing the offering and the concurrent private placement to Golden Pegasus. There can be no assurance that the net proceeds raised in the offering and the private placement will be sufficient to implement our business plan during our operating period. Furthermore, there can be no assurance that we will achieve the same financial stability as our sister companies or that an investment in us will not ultimately be riskier than an investment in one of our sister companies.

Working capital may prove to be insufficient, including because unanticipated operating expenses arise, our horses win fewer or less valuable purses than we anticipate, casualty events occur, our horses require major surgeries or other medical treatments that are not carried out pursuant to the training and maintenance agreement, including because of the $100,000 limitation on extraordinary medical expenses that will be borne by Golden Pegasus, or for other reasons. If we do not raise enough proceeds in the offering and the private placement, if we are unable to realize sufficient future revenues or if for any other reason we do not have sufficient working capital to continue operations we may be forced to cease operations and liquidate earlier than we have planned. We have no commitments for future debt or equity financing and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Any equity financing could dilute ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters, which could materially and adversely affect our business, financial condition and results of operations. If we were unable to obtain financing as needed, we could cease to be a going concern.

The costs and burdens of being a U.S. public reporting company are substantial. Compliance with changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and other SEC regulations, may require significant management attention and external resources and associated costs. We expect to spend approximately $350,000 complying with applicable reporting and other public company requirements. We may be unable to accurately assess the costs and demands of public reporting company status until we have commenced operations.

The popularity of horse racing has declined.

There has been a general decline in the number of people attending and wagering on live horse races at North American racetracks, including because of increased competition from other wagering and entertainment alternatives such as spectator sports and other gaming options, and the unwillingness of customers to travel a significant distance to racetracks. Competitive gaming activities include traditional and Native American casinos, video lottery terminals, state-sponsored lotteries and other forms of legalized and non-legalized gaming in the U.S. and other jurisdictions, and we expect the number of competitors to increase.

Over the past twenty years, live attendance at horse racetracks in the U.S. and Canada has declined substantially. The total number of races declined from 81,279 in 1990 to 51,584 in 2011. Pari-mutuel wagering on thoroughbred horseracing has declined from a peak of $15.7 billion in 2003 to $11.3 billion in 2011. U.S. and Canadian purses, which represent the amount of available winnings in United States and Canadian thoroughbred horse races (including monies not won and returned to state breeder and other funds), declined by about 2.3% over the same period. A recent study commissioned by The Jockey Club indicated that thoroughbred horseracing’s core fan base is shrinking, that fans wager less on thoroughbred horseracing than they did a year ago and that wagers, or “handle”, per race has declined in most racing categories since 2000. The number of race days has also declined significantly. Since 1999, more than 25% of races, excluding major racing events such as the Kentucky Derby, the Belmont Stakes, the Preakness Stakes and the Breeder’s Cup and other racing events held on the same day, have been inadequately funded, meaning that the live handle contribution from all sources to the tracks and purse account was less than the purse paid out to horsemen.

Lower interest in horse racing and a continued decline in racetrack attendance could materially and adversely affect our business, financial condition and results of operations because the number and amount of purses may decline. If the opportunity to generate revenues and profits from thoroughbred ownership declines, the value of our horses may also decline, which could have a material and adverse effect on our business, financial condition and results of operations.

Studies have shown that the likelihood of realizing sufficient proceeds from the racing and ultimate sale of a thoroughbred racehorse to cover its purchase price and maintenance costs during the period of ownership increases with purchase price up to $100,000 and is lower for horses costing in excess of $100,000 than for lower priced horses; because the purchase prices of our horses were principally either at or below $50,000 or above $100,000, we may realize lower returns than if we had followed a different horse selection strategy.

Studies have shown that the likelihood of realizing sufficient proceeds from the racing and ultimate sale of a thoroughbred racehorse to cover its purchase price and maintenance costs during the period of ownership increases with price up to $100,000 and is lower for horses with purchase prices above $100,000 than for lower priced horses. A possible explanation for the latter relationship is that horses whose ancestry and athleticism suggest that they might, after training, qualify for higher level stakes races carry a premium based on prestige or other intangible factors rather than the likely economic benefits of ownership. We have acquired 11 horses that were purchased by Alpen House for $50,000 or less, 3 horses that were purchased by Alpen House for more than $100,000 (including one horse that was purchased for $230,000) and 6 horses that were purchased by Alpen House for more than $50,000 but less than $100,000. We purchased horses above $100,000 because we believe that prospective investors will be attracted by the potential opportunity of the company to race one or more of its horses in higher level stakes races, but there is no assurance that any of our horses will in fact qualify for such races or that any of our horses that do qualify for such races will win any purses. Investors in our stock may realize returns that are lower than if we had pursued a different horse selection strategy.

Our horses are subject to impairment testing and potential periodic impairment charges.

We intend to test our horse assets for impairment on a semi-annual basis and more frequently if there is objective evidence of impairment. The value of one or more our horses may become impaired for a variety of reasons, including death, injury or racing losses or lack of training progress. The events and conditions leading to the recording of an impairment charge could have a material and adverse effect on our business, financial condition and results of operations. The recognition of an impairment charge could materially and adversely affect the trading price of our common stock.

Racetrack attendance can be sensitive to reductions in consumers’ discretionary spending, which may result from economic conditions, unemployment levels and other changes we cannot accurately predict and for which we cannot implement mitigating business strategies.

Demand for particular entertainment and leisure activities can be sensitive to consumers’ disposable incomes, which may be materially and adversely affected by recent economic conditions and the persistence of elevated levels of unemployment. Horseracing and related activities may be similar to other leisure activities in that they represent discretionary expenditures likely to decline during economic downturns. In some cases, the perception of an impending economic downturn or the continuation of a recessionary climate can be enough to discourage consumers from spending on entertainment or leisure activities. Further declines in the residential real estate market, higher energy and transportation costs, changes in consumer confidence, increases in individual tax rates, and other factors that we cannot accurately predict may reduce disposable income of racetrack customers. This could result in fewer patrons visiting racetracks, gaming and wagering facilities and online wagering sites, and may impact these customers’ ability to wager with the same frequency and maintain their wagering level profiles. Reduced wagering levels and profitability at racetracks could cause certain racetracks to reduce purse sizes, cancel races or cease operations and therefore reduce the opportunity to generate revenues and profits from our horses and cause the value of our horses to decline. Accordingly, these factors could have a material and adverse impact on our business, financial condition and results of operations.

We are dependent on Golden Pegasus and its officers, our Chairman and our officers, and a loss of any of their services could have a material and adverse effect upon us.

The experience of Golden Pegasus’s officers and of our Chairman and officers is of critical importance to us and if the services of any of these individuals were lost, we might not be able to adequately replace them at all or on comparable terms. Accordingly, the loss of the services of any of six people (Michael Rogers, the chief executive officer of Golden Pegasus; Mark Roberts, the president of Golden Pegasus; Frank Stronach, our Chairman; Jack Brothers, our chief executive officer; Lyle Strachan, our Chief Financial Officer; and Samira Sharmouj, our Chief Marketing Officer) could have a material adverse effect on our business, financial condition and results of operations. Under the terms of our training and maintenance agreement with Golden Pegasus, Golden Pegasus may resign without cause.

Competition for personnel with significant experience in our industry is intense, and we will compete for personnel against numerous companies, including larger, more established companies with significantly greater financial resources. Although we intend to enter into an employment agreement with each of our chief executive officer and our chief financial officer, we cannot guarantee that these individuals will remain us; nor can we guarantee that the executive officers of with Golden Pegasus will remain with it. The retention of these individuals will be affected by the competitiveness of their terms of employment.

We do not carry key person life insurance on any of our officers.

We are dependent on the facilities and staff of Adena Springs.

The day-to-day care, training and racing management of our horses is expected to take place principally at the facilities of Adena Springs and at racetracks at which our horses are stabled. We believe that our relationship, through Golden Pegasus, with Adena Springs, which owns and manages over 900 of its own thoroughbred racehorses, will afford us access to higher quality trainers than we would be able to engage directly as a new participant in the thoroughbred horseracing industry. We believe, based on Adena Springs’ high level of recognition in the thoroughbred horseracing industry and our officers’ direct experience with Adena Springs, that Adena Springs’ permanent staff, and its training tracks, barns and other facilities, are of high quality standards within the industry.

If the services and availability to us of Adena Springs’ facilities and staff were lost, we might not be able to adequately replace them at all or on comparable terms. Accordingly, a loss of these services and facilities could have a material adverse effect on our business, financial condition and results of operations.

Golden Pegasus was formed specifically to provide training and maintenance services to the Racing Companies and has limited capitalization, as a result of which neither we nor investors will have meaningful recourse against Golden Pegasus for any claims.

Golden Pegasus was formed specifically to provide training and maintenance services to the Racing Companies. Golden Pegasus’ assets consist primarily of its training and maintenance agreements with each of the Racing Companies, including us, and $100,000 contributed by Alpen House in respect of each of the Racing Companies to be used exclusively for the benefit of each Racing Company to fund extraordinary medical expenses for procedures required to be performed on the horses of the Racing Companies during the operating period. As a result, neither we nor investors are likely to have meaningful recourse against Golden Pegasus for any claims that may arise from the business relationship between the company and Golden Pegasus. Furthermore, we will not have any contractual privity with Adena Springs and may not be able to obtain recourse against Adena Springs for any claims that may arise from the business relationship between the company and Golden Pegasus.

Our ability to race our horses is dependent upon numerous factors, including the ability to successfully train our horses to run races, each racetrack’s racing card, the condition and health of the horse as of the day of the race, and the condition of racetracks.

Our horses were acquired by Alpen House principally at auctions during 2011. Prior to the racing of any of our horses, each horse must be properly trained to compete. We anticipate that the earliest any of our horses will be entered into a race is approximately August 2012. No assurance can be given that any of our horses will be entered into a race by such date. Thoroughbreds typically require significant recovery periods between races and overall, we estimate that prior to our liquidation, our horses that we own for our entire operating period will have been entered into an average of approximately six races per horse, limiting the potential revenues that can be generated from race winnings during our anticipated operating period. No assurance can be given that any of our horses will be entered into any particular number of races.

Racing schedules vary depending upon, among other things, the available racing opportunities during a racetrack’s racing schedule, the types of races being run, the condition of the racetrack and the maximum number of horses competing for each available race. Horses that are owned by entities with overlapping ownership or that are trained by the same trainer that are entered in a race may be coupled under applicable gaming regulations such that pari-mutuel wagering on the horses is combined. Consequently, racetracks may seek to limit entries from entities with overlapping ownership, which could impose a further limit on the available racing opportunities for us and our sister companies, each of which will be at least 10% owned by Golden Pegasus and its affiliates.

Racetrack conditions, such as a grass or a muddy racetrack (as opposed to a dirt racetrack or all-weather track), may further limit our ability to race a horse because we may decline a racing opportunity when we believe a horse underperforms on the surface on which the race is being run or if we believe conditions are such as to expose the horse to undue risk of injury.

The overall health and condition of our horses as of a racing date will also be considered in whether a horse is available for racing. In the event of sickness or injury, a horse may be removed from the racing card, and depending upon future available racing opportunities, may not be able to race for a significant period of time or at all.

We may be forced to sell a horse entered in a claiming race.

Certain races on a racing card at a racetrack are typically designated as claiming races. A claiming race is a race that permits any qualified person (generally, licensed owners and prospective owners) with an account established at the racetrack to buy a horse entered into the race and requires the owner of the horse to sell the horse at the specified price, irrespective of whether the horse wins the race. The claiming race price is specified in advance and is generally applicable to each horse in the race.

If we decide to enter one of our horses in a claiming race because we believe that the horse is no longer competitive in stakes or allowance categories or for other reasons, we will run the risk that if claimed, we will be forced to sell the horse at the specified price for the claiming race, which, in combination with any winnings from that race, may be below our cost of acquiring, training and caring for the horse.

Racehorses are prone to injury.

Racehorses can be susceptible to leg or other injuries, which can adversely affect, shorten or end their ability to race or otherwise adversely affect them. No assurance can be given that our horses will not sustain any injury during stabling, training, racing or transport to and from various racetracks, irrespective of the level of precaution taken. Certain of our horses have been injured or may become injured prior to the completion of the offering and there can be no assurance that the training or racing of one or more of our horses will not be so impaired. Our horses have sustained the following injuries to date: (i) our horse named “Gonna Be Alright” suffered a bone chip in its ankle on September 20, 2011 but resumed training on January 18, 2012, (ii) our horse named “Pure of Spirit” suffered an inflamed growth plate on January 17, 2012 but resumed training on March 1, 2012, and (iii) our horse named “Eddy Gourmet” strained a ligament on December 17, 2011 but resumed training on March 5, 2012. Any injuries that our horses sustain could reduce the racing opportunities available for such horses, the value of such horses and the net proceeds received upon their sale or liquidation and may materially and adversely affect our business, financial condition and results of operations.

Our inventory of horses may decrease, which could adversely affect our operations.

The number of horses we own could decrease as a result of the factors described above and other factors, including those due to retirement for injury or other reasons or voluntary or forced liquidation, such as for the purposes of paying operating or other expenses under circumstances where available working capital is insufficient. Any reduction in the number of horses we own will reduce the opportunity to generate racing revenues and liquidation proceeds and may materially and adversely affect our business, financial condition and results of operations.

Golden Pegasus, its officers and directors and our officers and directors are subject to potential conflicts of interest with the company which may have a material and adverse impact on our business, financial condition and results of operations.

The allocation of horses to each of the Racing Companies was determined by management of Golden Pegasus, which is controlled by a trust for the benefit of members of the Stronach family, with the objective of causing the thoroughbred ownership of the Racing Companies to be comparable to a significant degree in terms of sex, purchase prices and states where bred (which may affect the ability of a horse to benefit from state racing funds contributed to certain horses). However, there can be no assurance that such efforts were successful. The principal stockholder, officers, directors, manager and business plans of the Racing Companies are substantially similar. The officers, directors and manager will devote only a portion of their time to us and each of our sister companies. They will also control the allocation of certain resources to us and our sister companies and may exert substantial influence on the success of us and our sister companies. The key distinction among the Racing Companies is the horses that each Racing Company owns. This overlapping ownership, management and contractual structure may have given rise and may in the future give rise to a number of significant conflicts of interest.

Frank Stronach, our Chairman, has indicated a potential desire to bid for our horses when they are sold at auction. Mr. Stronach was integral to the process of identifying, bidding on and financing the purchase of our horses and may enjoy an informational advantage concerning the racing and breeding potential of our horses that could permit Mr. Stronach to assess the value of the horses more accurately than other potential purchasers at the time of our liquidation. Furthermore, Mr. Stronach’s fiduciary duties to the company could potentially conflict with his desire to purchase horses at auction at the best possible price.

For a description of certain actual or potential conflicts of interest to which we will be subject, see “Conflicts of Interest.”

Concentrated ownership of our common stock may allow Golden Pegasus and its affiliated parties to exert significant influence in corporate matters which may be adverse to public investors.

Golden Pegasus will own at least 10% of our outstanding common stock and may own (alone or together with affiliated persons and entities) a higher percentage of our common stock if the remainder of the offering is not sold to other investors. Investors in the offering may not have any effective voice in our management, which could result in decisions adverse to our stockholders.

Golden Pegasus could have the ability to control or significantly influence substantially all other matters submitted to our stockholders for approval including:

•	election or removal of our directors;

•	amendment of our certificate of incorporation or bylaws; and

•	adoption of measures that could initiate, delay, impede or prevent a change in control or impede a merger, takeover or other business combination involving us.

The concentration of ownership of our common stock may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Bad weather may adversely affect our business, financial condition and results of operations.

Racetracks operate outdoors and weather conditions surrounding these events may materially and adversely affect our business, financial condition and results of operations, particularly because poor weather may injure a horse or cause us to remove a particular horse from a particular race. Due to weather conditions, racetracks may be required to move a race event to the next live racing day, move the race from a turf track to a dirt track (which could cause us to withdraw a horse from a race in which the type of surface selected no longer suited its running style) or cancel races altogether. These changes would increase our costs and could materially and adversely affect our business, financial condition and results of operations. Poor weather could affect successive events in future periods.

We may be unable to secure insurance for our business, and assuming we are able to obtain insurance, our insurance coverage may not be adequate.

We cannot guarantee that our insurance coverage will be adequate should one or multiple casualty events occur or that our insurers will have adequate financial resources to sufficiently or fully pay our related claims or damages. In addition, we cannot guarantee that adequate coverage will be available, offered at reasonable costs, or offered by insurers with sufficient financial soundness. The occurrence of a casualty event could have a material adverse effect on our business, financial condition and results of operations if company liability was to exceed insurance coverage limits or if an insurer was unable to sufficiently or fully pay our related claims or damages. We cannot assure you that future increases in insurance costs will not materially and adversely impact our business, financial condition and results of operations.

We do not intend to purchase medical insurance covering our horses. Non-routine veterinary services in excess of $100,000 in the aggregate during our operating period are not included in the services provided to us by Golden Pegasus pursuant to our training and maintenance agreement with Golden Pegasus. If the cost of non-routine veterinary services exceeds $100,000 during our operating period, we may not have sufficient funds to obtain those services and may be unable to provide required veterinary care, resulting in a reduction in racing opportunities for our horses or the need to sell or euthanize one or more horses prior to the end of our operating period, any of which could materially and adversely impact our financial condition and results of operations.

State racing laws and regulations may limit our ability to race our horses in certain states.

We are subject to considerable federal, state and local government regulation relating to the ownership of racehorses and other related matters. Many of these regulations are subject to differing interpretations that may, in certain cases, result in unintended consequences that could materially and adversely impact the effective operation of our business. We will be required to obtain licenses in certain states in order to race our horses in such states. We may not be able to obtain necessary licenses or other approvals on a cost effective and timely basis in order to operate our business. Furthermore, we will depend on continued state approval of legalized thoroughbred horseracing in states where we race our horses. The failure to attain, loss of or material change in our licenses, registrations, permits or approvals may materially limit the number of races we enter, and could have a material and adverse impact on our business, financial condition and results of operations.

We may be limited in our ability to race our horses against horses owned by our sister companies or other entities in which there is a commonality of direct or indirect ownership interest, or against horses that are trained by the same trainer, due to so-called “coupling rules” arising under state laws and regulations and rules and conventions used by racing secretaries, as described under “Conflicts of Interest” below. Coupling rules may result in one or the other of the coupled horses being eliminated from a race, either on a mandatory basis or because the racing secretary desires to preserve a full field of horses and can do so by replacing a coupled horse with another eligible horse that is not coupled. Although we have adopted a conflicts policy, circumstances could arise that are not fully addressed by the conflicts policy and we could be disadvantaged as a result. Moreover, the application of the policy as intended could result in one of our horses being eliminated from a major race such as The Kentucky Derby or another race in which a large purse is available to be won and/or participation in which could materially enhance the liquidation value of one or more of our horses.

Racing laws and regulations in some of the states in which we intend to race our horses limit your ability to acquire and retain our common stock without being licensed as a thoroughbred owner and a violation of those laws and regulations could prevent our horses from racing in those states.

Existing regulations governing thoroughbred racing in various states may limit the ability of individuals and entities to acquire and retain our common stock. Such provisions are designed to regulate ownership and control of corporations engaged in thoroughbred racing. Such statutes provide that ownership of a substantial portion of common stock, generally greater than 3%, 5% or 10% of the outstanding equity in a corporation, must be approved by the racing commission in those jurisdictions and submit to background checks regarding financial history and criminal record. In California, the identity of every owner of our equity is required to be disclosed and in some states certain owners of our equity may be required to submit to background checks. Kentucky requires disclosure to the applicable regulatory authority of each owner of 5% or more of an entity that is a record owner of a racehorse and is licensed to race that horse in Kentucky. The effect of the foregoing provisions may be to discourage acquisition of our common stock, either at all or in significant blocks, and to depress the price of our common stock in any market which may develop.

Because we may be unable to directly confirm the identities of persons holding shares in brokerage accounts (or otherwise in “street name”) at levels requiring them to be licensed as owners, we are seeking regulatory interpretations and/or relief in certain jurisdictions from the owner licensing requirements as they apply to shares held in street name. Absent such relief we may be unable to race our horses in such jurisdictions without being exposed to a risk of regulatory violations arising from the accumulation by a stockholder through secondary market trading of shares of our common stock exceeding the applicable owner licensing threshold. We have received regulatory responses in Florida, Maryland and Kentucky that we believe will facilitate secondary market trading of our common stock consistent with the regulatory requirements of those jurisdictions. (Secondary market trading of our common stock in California is restricted for independent reasons. See “—State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell our common stock offered by this prospectus.”) We believe that the responses from Florida and Kentucky eliminate material operational risk related to the owner licensing and notification requirements applicable to our stockholders. The response we have received from Maryland could require us to redeem the shares held by an unlicensed stockholder to achieve compliance and continue racing in Maryland and we may not have the financial resources to do so. We have been advised by the NYSRWB that having our shares held in “street name” by initial and secondary market purchasers may be deemed to be inconsistent with the objectives of New York’s owner licensing requirements and that it does not intend to issue licenses to us to race our horses in New York. There can be no assurance that we will be able to race our horses in New York. If we are not permitted to race our horses in New York, we will be prevented from racing our horses in, among other races, the Belmont Stakes, which is one of the three Triple Crown races. We continue to seek regulatory relief in New York and various other states where we may determine to race our horses in the future and in Ontario, Canada but there can be no assurance that we will be able to race our horses in any such jurisdiction. If we do not receive such relief in any such state and are not able to conclude that the laws and regulations of such state permit us to race our horses without direct confirmation that there are no secondary market purchasers (who may hold shares in “street name”) who have not obtained required owner licenses or provided required regulatory notifications, we may not be able to race our horses in that state. Furthermore, we may be at risk in certain states in addition to Maryland of having our horses prevented from racing until such time as any regulatory violations have been cured through the redemption of capital stock as described above. We may not have the financial resources to effect any such redemption. Any inability to race our horses in a particular state would limit our potential revenue opportunities and could materially and adversely impact our business, financial condition and results of operations.

We are vulnerable to additional or increased taxes and fees.

We believe that the prospect of raising significant additional revenues through taxes and fees is one of the primary reasons that certain jurisdictions permit horse racing. As a result, horse racing activities are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes, and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the horse racing industry. Moreover, certain states and municipalities, including ones in which we intend to race our horses, may be experiencing budgetary pressures that may make it more likely they would seek to impose additional taxes and fees on the operations of the racetracks in those states and municipalities. It is not possible to determine with certainty the likelihood of any such changes in tax laws or fee increases, or their administration; however, if enacted, such changes could make the operation of such racetracks less profitable, requiring owners to reduce purse sizes and, therefore, having a material and adverse effect on our business, financial condition and results of operations.

Our restated certificate of incorporation, amended and restated bylaws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

A number of provisions in our restated certificate of incorporation and amended and restated bylaws, as well as anti-takeover provisions of Delaware law, may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of us that our stockholders might consider in their best interests. These provisions include:

•

the ability of our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

•	prohibition on stockholders from calling special meetings of stockholders;

•	prohibiting our stockholders from acting by written consent; and

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Our restated certificate of incorporation and amended and restated bylaws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

Our forward-looking statements are only plans and objectives.

The statements contained in this prospectus that are not historical fact are “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” or “anticipates,” the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update them.

Our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these plans or objectives will be realized, and actual results may vary materially. We cannot assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

Risks Related to our Common Stock and this Offering

There is no current trading market for our common stock and if a trading market does not develop, purchasers of our common stock may have difficulty selling their shares.

There is currently no established public trading market for our common stock and an active trading market in our common stock may not develop or, if developed, may not be sustained. We intend to seek to have our common stock quoted on the OTCQB market, although there can be no assurance that our common stock will be quoted on the OTCQB market and, as noted below, it may become necessary to discontinue any trading through the OTCQB if it becomes necessary to assure compliance with state regulatory requirements related to the licensing of significant stockholders of the company. If for any reason our common stock is not quoted on the OTCQB market or a public trading market does not otherwise develop, or if any public trading market that does develop is required to be discontinued, purchasers of the shares may have difficulty selling their common stock should they desire to do so. It is possible that any public market for our common stock that develops will not be sustained because of lack of market maker participation. Even if a market for our common stock develops, the market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond our control. In the event that a portion of the shares offered hereby are sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act of 1933 rather than under this prospectus, any trading market that develops for our shares may be less liquid and/or more volatile. See “Plan of Distribution.”

The value of our stock may be depressed because of our limited operating period and because investors are unable to share in any appreciation in the value of your horses after we are liquidated.

Our business plan is to race our horses until November 2, 2013 and then sell our horses as three-year olds. The opportunity to receive a return of capital or any profit from an investment in us will depend on, among other factors, our ability to generate net proceeds from the sale of our horses as three-year olds. It is possible that potential secondary market investors in our common stock will not familiarize themselves with or agree with this strategy. If secondary market investors are not interested in owning our stock, our stock price may be depressed and you may not be able to realize an attractive price for your shares in any secondary market that develops for our common stock.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell our common stock offered by this prospectus.

Secondary trading in our common stock sold in the offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, our common stock may not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for our common stock could be significantly impacted thus causing you to realize a loss on your investment.

We have been advised that the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

We do not intend to or anticipate being able to pay any dividends or make any distributions on our common stock prior to the Distribution Dare.

We do not expect to pay any dividends or make any distributions on our common stock prior to the Distribution Date. Our stockholders will not be able to receive a return on their shares of common stock unless they sell them or hold them until our end date. Moreover, there is no assurance that stockholders will be able to sell shares when desired or, if they can, at a price higher than their basis or that any liquid market for our common stock will develop. There is no assurance that the amounts distributed on the Distribution Date will be sufficient for our stockholders to receive a return of their invested capital or any return on capital.

If you do not comply with owner licensing and notification requirements related to the ownership of our common stock you may forfeit your economic and governance rights related to our common stock.

Each of the states in which we intend to race our horses requires owners of in excess of a specified percentage of our stock to be licensed as a thoroughbred owner before our horses can race in that state or that the applicable regulatory authority be notified of the identity of such an owner. The threshold percentages vary from state to state and the lowest applicable threshold is 3% ownership. Under our restated certificate of incorporation, if you own or control 3% or more of our capital stock you must take specified steps to comply with the owner licensing and notification requirements in each jurisdiction where ownership of 3% or more of our capital stock may trigger such a requirement and in which we conduct or propose to conduct racing activities. If you fail to seek or are denied a license necessary to avoid any impairment of our ability to race our horses, or if your ownership of our stock is deemed likely, in the discretion of our board of directors, to jeopardize or impose materially burdensome terms on any racing license we hold (or delay our application for any racing license) or if you otherwise adversely affect any of our other material legal or contractual rights, your capital stock (or the portion thereof causing any of the foregoing consequences) will be immediately redeemable by us at a price specified by the racing authority or, if not so specified, at a price determined in good faith by our board of directors to be the fair value of your capital stock. You may not agree with the purchase price applicable in such redemption and you may have no effective means to dispute the price imposed by a racing authority or determined by our board of directors to reflect fair market value. Furthermore, we may pay all or any portion of the redemption price with a promissory note having a term ending on the Distribution Date (subject to extension of a pro rata portion of the promissory note in the event a portion of our liquidation proceeds is distributed on a later date) and bearing interest at the lowest “applicable federal rate,” which is the rate published monthly by the Internal Revenue Service for purposes of identifying the lowest stated interest rate that will not result in any portion of principal being treated as interest. The principal amount of any such promissory note would be the amount payable upon our liquidation to the holder of the number of shares redeemed with such promissory note (assuming all shares redeemed with promissory notes remained outstanding on our end date). Payments under any such promissory note will be pari passu with other liquidating payments and holders of such promissory notes will not have any right to payment in preference to our common stockholders. We expect to satisfy all redemptions through the issuance of such promissory notes but reserve the right to pay cash if our Board of Directors concludes that it is in our best interest to do so. Pending redemption, you will not be entitled to receive any dividend, payment, distribution or interest or exercise any voting rights with respect to our capital stock.

We may, in the future, issue additional common stock, which would reduce then-existing investors’ percentage of ownership and may dilute our share value.

Our certificate of incorporation authorizes the issuance of up to 600,000 shares of common stock and 200,000 shares of preferred stock. Accordingly, the board of directors will be empowered, without further stockholder approval, to issue additional shares of capital stock up to the authorized amount, which could adversely affect the voting power or other rights of the holders of the existing common stock. We may value any stock issued in the future on an arbitrary basis and the future issuance of capital stock may result in substantial dilution in the percentage of our common stock or common stock-equivalents held by our then existing stockholders. The issuance of capital stock for future services or other corporate actions may have the effect of diluting the value of the shares held by our then-existing stockholders, and might have an adverse effect on any trading market for our common stock.

We have agreed to compensate our non-employee directors who remain on our board of directors as of the Distribution Date for their services as directors by paying each such director a fee representing, in the aggregate, a percentage of our net assets available for distribution on the Distribution Date equal to 100% multiplied by (a) 400 divided by (b) the sum of (i) the number of shares of our common stock outstanding at such time plus

(ii) the product of 400 multiplied by the number of such directors. These fees will be paid prior to the distribution to be made to common stockholders on the Distribution Date and will have an effect similar to having a number of additional shares of common stock outstanding at the close of business on our end date equal to the product of 400 multiplied by the number of such directors.

Your subscriptions may be rejected.

No assurance can be given that any subscriptions tendered by an investor will be accepted by the expiration date of this offering by us in our sole and absolute discretion. If the subscriptions are not so accepted by the expiration date of this offering, investors will receive their investment back promptly from the company, without interest or deduction, except that no refund will be made of the $3.50 per transaction convenience fee associated with a debit card transaction. Accordingly, an investor’s funds may be tied up until the expiration date of the offering, as the same may be extended.

This offering may not be completed.

We are offering shares of our common stock in this offering on a best efforts, all or none basis, without the services of an underwriter. If less than all of the shares offered hereby are sold during the offering period, we do not intend to conduct a closing of the offering and amounts deposited by investors will be returned promptly without interest or deduction, except that no refund will be made of the $3.50 per transaction convenience fee associated with a debit card transaction.

Our sister companies, which have business plans substantially similar to ours, are conducting public offerings of their equity securities concurrently with this offering. Because our officers, directors and manager are the same as those of our sister companies, such officers, directors and manager will devote only a portion of their time to the public offering process of each of the six Racing Companies, which may increase the risk that one or more of the offerings may not be successful. Because the Racing Companies are structured as six separate companies, an investor in one of the Racing Companies will not be able to share in any profits of the other Racing Companies.

Our common stock is not a “covered security” and is therefore subject to registration in various states.

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act. Our common stock is not a “covered security” and therefore subject to registration in the various states.

The offering is exposed to risks associated with online commerce security and debit card fraud.

We are conducting this offering on the internet and accepting debit cards as payment. To transmit confidential information over the internet, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect transaction data. Furthermore, our servers and those of our service providers may be vulnerable to viruses or other harmful code or activity transmitted over the internet. A virus or other harmful activity could cause a disruption to the offering. In addition, we bear financial risk from investments made with fraudulent debit card data. A failure to control fraudulent debit card transactions adequately could adversely affect the offering and our business. Because of our limited operating history, we cannot assure you that any anti-fraud measures we make will be sufficient to prevent material financial loss.

The closing of the offering is conditioned upon our receipt of subscriptions for the entire 405,000 shares of common stock being offered hereby. Under the agreements we plan to enter into with our debit card processor, which are on terms consistent with industry practice, a debit card transaction may be challenged for up to 120 days after the closing if the cardholder contends that use of the debit card to subscribe for shares in the offering was unauthorized or otherwise fraudulent. Although a member of The Stronach Group will guarantee our obligations for amounts claimed to be owing as a result of fraudulent debit card use by purported subscribers, there can be no assurance that this guaranty will be sufficient to eliminate our liability for all debit card transactions that are successfully challenged. Because we are seeking only to raise sufficient funds to operate during the operating period in accordance with our budget and will not maintain a significant working capital reserve, the rescission of any material amount of debit card transactions could materially and adversely affect our financial condition and results of operations.

Forward-Looking Statements

This prospectus includes “forward-looking statements,” within the meaning of the Securities Act and the Exchange Act. Forward-looking statements are not based on historical information and include, without limitation, statements regarding our future financial condition and results of operations, business strategy and plans and objectives of management for future operations. Forward-looking statements reflect our current views with respect to future events. The words “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “estimate” and similar expressions identify forward-looking statements. These forward-looking statements are based upon estimates and assumptions made by us or our officials that, although believed to be reasonable, are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially and adversely as compared to those contemplated or implied by such forward-looking statements. These risks and uncertainties include, without limitation, the following:

•	the fact that most racehorse ownership is not profitable;

•	the racing performance of our horses;

•	the future value of our horses;

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estimates regarding the operating expenses of our business and the belief that upon completion of this offering, we will have sufficient funds to sustain our operations through the end of our operating period;

•	our status as a development stage company;

•	the decline in the popularity of horse racing;

•	the likelihood of realizing proceeds from horse ownership, particularly from horses whose purchase price exceeds $100,000;

•	potential periodic impairment charges;

•	declines in racetrack attendance;

•	our dependence on Golden Pegasus and our Chairman, officers and key employees;

•	our dependence on the facilities and staff of Adena Springs;

•	the limited capitalization of Golden Pegasus;

•	our ability to race our horses;

•	the sale of one or more of our horses entered in claiming races or otherwise;

•	the physical health and condition of our horses;

•	decreases in our inventory of horses;

•	conflicts of interest of Golden Pegasus, Alpen House, their respective officers and directors and our officers and directors;

•	certain affiliated parties’ ability to exert significant influence in our corporate matters due to concentrated ownership of our common stock;

•	our ability to secure insurance at adequate levels;

•	state racing regulations limiting our ability to race our horses and your ability to acquire and retain our common stock;

•	our vulnerability to additional or increased taxes and fees;

•	the limited liquidity and trading of our common stock;

•	state securities laws limiting secondary trading of our common stock;

•	our ability to pay dividends or make any distributions on our common stock prior to the Distribution Date;

•	potential future dilution of our share value;

•	the rejection of a prospective investor’s subscription; and

•	our ability to complete the offering.

We urge you to review carefully “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the securities and caution you not to place undue reliance on the forward-looking statements contained in this prospectus. We disclaim any obligation or undertaking to update publicly or revise any forward-looking statement contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by applicable law.

Conflicts of Interest

We currently engage in, and expect from time to time in the future to engage in, financial, commercial and other transactions with directors, officers, significant shareholders and other related parties, which may give rise to actual or potential conflicts of interest. We may seek to have such transactions approved by a majority of our independent directors or a committee consisting of such directors but we will not be able to do so in all cases. Certain transactions involving an actual or potential conflict of interest have been completed in connection with our initial organization and were approved by our independent directors. Our directors and officers are or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses, including competitive businesses. There exist potential conflicts of interest including allocation of time between us and their other business activities.

The following is a brief description of certain transactions that have given rise or may in the future give rise to actual or potential conflicts of interest.

The Acquisition of our Horses

The thoroughbred horses we have acquired were purchased by Alpen House during 2011. Management of Golden Pegasus determined the allocation of horses sold by Alpen House to the Racing Companies with the objective of causing the thoroughbred ownership of the Racing Companies to be comparable to a significant degree in terms of sex, purchase prices and states where bred (which may affect the ability of a horse to benefit from state racing funds contributed to certain purses). There can be no assurance that such efforts were successful. An investment in one of our sister companies could be more or less financially advantageous than an investment in us.

Our Sister Companies

We and our sister companies will have the same officers and directors, and these persons will only devote a portion of their time to us and each of our sister companies. Similarly, the personnel of Golden Pegasus will devote only a portion of their time to us and each of our sister companies. Although there can be no assurance, we believe that our officers and directors and the personnel of Golden Pegasus will have sufficient time to attend to our business notwithstanding that they are engaged by our sister companies in similar capacities.

Our officers and directors and Golden Pegasus will control the allocation of certain resources to us and our sister companies and may exert substantial influence on the success of us and our sister companies. One such company may be favored over another by virtue of, among other factors, the available time and resources of our officers and directors and the officers and directors of Golden Pegasus not being allocated evenly across the Racing Companies.

Our executive officers could potentially seek to favor one Racing Company over another by controlling the horses from each Racing Company that are nominated to enter specific races. Our Conflicts of Interest Policy (and the Conflicts of Interest Policies adopted by our sister companies, which are identical to ours) seeks to minimize these potential conflicts by employing the following standards and procedures:

•	no trainer is engaged to train horses owned by more than one Racing Company;

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trainers are engaged on terms affording them discretion to determine in accordance with industry standards (subject to review in limited circumstances by management and our board of directors) whether a horse will be nominated to enter a race other than a claiming race or a Grade I, II or III stakes race; and

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decisions to enter a horse in a claiming race or a Grade I, II or III stakes race are made by our chief executive officer (subject to review in limited circumstances by our board of directors), but if the trainer for a horse identifies it as a suitable candidate for a race, that horse will be nominated unless the chief executive officer (or the board of directors) determines that the nomination would be contrary to our best interests.

Notwithstanding these standards and procedures, it is possible that decisions related to the entry of horses into higher level stakes races and other significant matters will arise that are not fully resolved through these procedures and therefore will require our executive officers and directors to be involved in decision-making on behalf of two potentially competing Racing Companies. Similar conflicts of interest may arise with respect to the executive officers and directors of Golden Pegasus.

Furthermore, even where the above standards and procedures operate to avoid any conflict of interest on the part of the executive officers and directors of the Racing Companies in connection with the nomination of horses to a race, the potential remains for horses to be nominated to the same race under circumstances where elimination of one of the horses is required. If two Racing Companies nominates horses they own to the same race and one of the Racing Companies’ horse is required to be eliminated from the race under the rules described under “—Coupling of Horses” below, the horse chosen to remain in the race will be determined, to the greatest extent practicable, by the applicable racing laws and regulations, track rules or otherwise by the racing secretary for the race in order to minimize conflicts of interest on the part of the executive officers and directors of the Racing Companies in connection with the elimination of horses from a race.

Competitive Activities

Certain of our directors and each of our officers, including Mr. Stronach, who serves as our Chairman, Jack Brothers, who serves as our chief executive officer, Lyle Strachan, who serves as our chief financial officer, and Alon Ossip, who serves as our secretary, and the executive officers and directors of Golden Pegasus engage and will continue to engage in the ownership and racing of thoroughbreds and other related business activities. Mr. Stronach engages in the ownership, racing and breeding of thoroughbreds and other horse racing-related business activities through The Stronach Group, including through Alpen House, Adena Springs and their affiliates. Alon Ossip and Lyle Strachan, as employees and/or advisors of The Stronach Group, may undertake activities related to the racing of throughbreds and other horse racing-related business activities through The Stronach Group affiliates, including Alpen House and Adena Springs. Ron Charles, a director, owns and races approximately ten thoroughbreds. Howard Walton, a director, is the sole owner of Norseman Racing Stables, Inc., which owns approximately 40 to 50 thoroughbred and quarter horses at any given time. Lorne Weiss, a director, possesses an ownership interest in approximately five thoroughbreds. Jack Brothers is a partner in Hidden Brook Farm, a 600-acre thoroughbred nursery and multi-faceted facility specializing in breeding, raising, breaking and rehabilitating horses located in Paris, Kentucky. Hidden Brook Farm also manages racing partnerships that have campaigned horses. Hidden Brook Farms also purchases and sells thoroughbreds at major sales throughout the year. The participation of our officers and directors in these activities may give rise to conflicts of interest in their decision-making, or participation in decision-making, on behalf of the company. Each of these individuals may be in a position to influence the racing development of or care for our horses in a manner that could disadvantage us relative to the other racehorse operations in which they are involved and they may prefer those other racehorse operations in such circumstance. We have waived the corporate opportunity doctrine with respect to their competitive thoroughbred ownership and racing activities as permitted by Section 122(17) of the Delaware General Corporation Law, subject to their compliance with the conflict procedures described under “—Coupling of Horses” below.

The Training and Maintenance Agreement

We have entered into a training and maintenance agreement with Golden Pegasus under which substantially all of the costs of ownership of our horses will be borne by Golden Pegasus and Golden Pegasus receives a flat fee payment per horse per day, which commenced effective November 17, 2011, as described in further detail under “Business—Training and Maintenance Agreement” below. We and Golden Pegasus believe, based on the rates expected to be paid to the trainers engaged on our behalf and the current costs of providing items such as transportation, feed, blacksmithing and other goods and services to be provided under the training and maintenance agreement, that this fee will approximate or be lower than Golden Pegasus’s actual costs. Furthermore, Alpen House has contributed to Golden Pegasus $100,000 to be used exclusively for our benefit to fund extraordinary medical expenses for procedures required to be performed on our horses during the operating period. Although it is possible that Golden Pegasus will experience a modest profit if the effect of the medical fund and such costs are ignored, Golden Pegasus has agreed that if it realizes more than a 10% net margin under the training and maintenance agreement determined on such basis, the amount in excess thereof will be refunded to us. Net margin will be calculated as the fees received by Golden Pegasus reduced by the direct costs incurred by Golden Pegasus to provide the goods and services received by us pursuant to the training and maintenance agreement. Although certain costs, such as the costs of barn staff and personnel employed by Adena Springs and charged to Golden Pegasus pursuant to its subcontracting arrangement with Golden Pegasus, will be allocated based on an estimate of the portion of those resources used for our benefit, there will be no general overhead charge or depreciation charges taken into account. Golden Pegasus will not be entitled to offset any losses realized by it under training and maintenance agreements it has entered into with our sister companies in calculating the net margin realized under its training and maintenance agreement with us.

Except as described in the preceding paragraph, neither the company nor Golden Pegasus will be entitled to an adjustment to the amount of the training and maintenance fee based on the actual costs incurred by Golden Pegasus pursuant to the training and maintenance agreement. Since the training and maintenance agreement does not include any incentive compensation related to the performance of our horses, this arrangement may cause Golden Pegasus to seek out cost saving measures that are not in our best interests by, for example, electing not to enter qualified horses in order to save on nomination or entry fees, transportation charges or other expenses that would be incurred.

Golden Pegasus will have the discretion to subcontract or outsource all or a portion of the services and products to be provided by it under the training and maintenance agreement. It is Golden Pegasus’s current intention to outsource the provision of all of these products and services to Alpen House, trainers selected and engaged by Golden Pegasus and certain third party veterinarians.

Michael Rogers, the chief executive officer of Golden Pegasus, is associated with Alpen House, which is controlled by trusts for the benefit of members of the Stronach family, and Mr. Rogers performs and will continue to perform substantial services for Alpen House and other entities within The Stronach Group or affiliated with such entities in addition to providing services to us pursuant to the training and maintenance agreement.

Enforcement of Affiliate Agreements

We are entering into contractual arrangements with affiliated entities, including the training and maintenance agreement with Golden Pegasus and a license of our name from TSG HIP, Inc., an entity controlled by The Stronach Group. Our office is co-located with Golden Pegasus’ office at Gulfstream Park, which is owned by The Stronach Group. Because of the significant ownership position of Golden Pegasus, which is controlled by The Stronach Group, in our common stock and the fact that Golden Pegasus and the other entities referenced above are controlled by The Stronach Group; the fact that our executive officers have other business relationships with The Stronach Group; and the fact that Mr. Stronach will serve as our chairman, conflicts of interest will exist with regard to the enforcement of our rights under these agreements and any other transactions or arrangements with affiliated parties. Our conflicts of interest policy provides that claims and disputes related to agreements with affiliated parties will be controlled by our independent director committee, but this procedure may not be sufficient to address the potential conflicts because our independent director committee will rely on management to identify such claims and disputes.

Boarding of Horses at Tracks Owned by The Stronach Group

Certain of our horses, which we refer to as our “east coast” horses, are expected to race primarily on the east coast of North America and others, which we refer to as our “west coast” horses, are expected to race primarily on the west coast. Although we have not yet determined which of our horses will be east coast horses and which will be west coast horses, we anticipate that approximately two-thirds will be east coast horses and one-third will be west coast horses. We expect to designate horses as west coast horses if they appear promising for racing in west coast races and we do not anticipate a potential need to remove them to one of the Adena Springs facilities, which are located near the east coast, for management (for example, because of concern that a prior injury could require closer veterinary supervision or rehabilitation). We do not expect to experience any material incremental operating expenses as a result of a horse being an east coast versus a west coast horse because the operating costs that are likely to be impacted will be paid by Golden Pegasus pursuant to our training and maintenance agreement with Golden Pegasus. Furthermore, because we do not believe that the net margin realized by Golden Pegasus under that agreement will exceed the level at which we would be entitled to a cost adjustment as described above under “The Training and Maintenance Agreement,” we do not expect to experience any reduction in rebates that might otherwise be available under the training and maintenance agreement as a result of a horse being an east coast versus a west coast horse. However, the expectation that two-thirds of our horses will be east coast horses and one-third will be west coast horses takes into Golden Pegasus’ budgeting for transportation costs associated with moving horses to and from the west coast.

Our east coast horses that are considered by us to be competitive to be raced at Gulfstream Park will be boarded there in preference to other racetracks. Our west coast horses that are considered by us to be competitive to be raced at Santa Anita Park or Golden Gate Fields will be raced there in preference to other racetracks. Gulfstream Park, Santa Anita Park and Golden Gate Fields are owned, through intermediaries, by trusts for the benefit of members of the Stronach family. We may similarly favor other racetracks that are part of The Stronach Group. Our preference for boarding our horses at racetracks that are part of The Stronach Group and the logistics that follow from that policy may conflict with the desires of certain trainers. We believe, however, that we will be able to attract an adequate number of high quality trainers to train our horses at those tracks. We believe that Gulfstream Park, Santa Anita Park and Golden Gate Fields will offer attractive revenue opportunities for our horses that are boarded there because they are major racetracks that see substantial handle, and that we will be successful in placing our horses that are not considered by us to be eligible to be raced at such tracks at other racetracks. Furthermore, horses that are boarded at Gulfstream Park, Santa Anita Park or Golden Gate Fields, or any other racetracks that are part of The Stronach Group, will be entered into races at those racetracks, as well as races at racetracks that are not part of The Stronach Group, at the discretion of their trainers and our chief executive officer, as applicable, in the same manner as horses that are boarded at other racetracks, as described under “—Our Sister Companies”. Because the horses of the Racing Companies may be concentrated at a smaller number of racetracks as a result of the preference of the Racing Companies for boarding their horses at racetracks that are part of The Stronach Group, coupling issues may arise more frequently, resulting in the loss of revenue opportunities for one or more Racing Companies.

Liquidation

The opportunity for an investor in the offering who holds his shares until our end date to realize a positive return from an investment in the offering will be substantially dependent on our ability to sell our horses at an attractive price. The integrity of the liquidation process and the ability of our management team to carry out, and of our board of directors to oversee, the liquidation process is of central importance to our business plan. The process of liquidating our horses is subject to potential conflicts of interest because of the participation of certain of our officers and directors in the thoroughbred horseracing industry independent of their roles as officers and directors of the company. We have implemented procedures that seek to ameliorate these conflicts of interest.

The Alpen House and other entities controlled by the Stronach Family Trusts, as well as Mr. Stronach and his affiliates, will be permitted to bid for some or all of our horses when they are sold at auction and Mr. Stronach has indicated a desire to do so. Mr. Stronach is one of the most prominent owners and breeders of thoroughbred racehorses in North America and, as part of our thoroughbred selection team, was integral to the process of identifying, bidding on and financing the purchase of our horses. It is possible, despite the qualifications of our other officers and directors and those of Golden Pegasus, that Mr. Stronach may enjoy an informational advantage concerning the racing and breeding potential of our horses that could permit Mr. Stronach or another such bidder to assess the value of our horses more accurately than other potential purchasers at the time of our liquidation. Furthermore, Mr. Stronach’s fiduciary duties to the company could potentially conflict with his desire to purchase horses at auction at the best possible price. In order to ameliorate the risks associated with Mr. Stronach’s access to information as a result of his role as a member of the thoroughbred selection team and as Chairman during our operating period and such potential conflict:

•

Mr. Stronach will resign from our board of directors prior to the liquidation of our horses and will not be involved in any capacity in overseeing the process of entering our horses into auctions or setting reserve prices for them;

•	our officers and directors, other than Mr. Stronach, and the officers and directors of Golden Pegasus have agree not to bid on our horses when they are sold at auction;

•

our directors and officers, including Mr. Stronach, and their affiliates (including Golden Pegasus and the officers and directors of Golden Pegasus) will not be permitted to purchase any of our horses in privately negotiated transactions;

•

our directors and officers, including Mr. Stronach, and their affiliates (including Golden Pegasus and the officers and directors of Golden Pegasus) will not be permitted to purchase any of our horses in a claiming race;

•	any decision to be made during our operating period with respect to the liquidation of our horses will be approved by a committee composed of our independent directors;

•	the negotiation of any private sale of our horses will be overseen by our audit committee; and

•	the auctions in which we enter our horses will be conducted by auction houses owned and operated independently of and without any affiliation with Mr. Stronach.

As a result of these procedures, Mr. Stronach will have limited involvement in the process of liquidating our horses. We do not believe that investors will be adversely impacted by these limitations on Mr. Stronach’s involvement in the liquidation process because our other officers and directors and those of Golden Pegasus, many of whom also have long histories and extensive experience in the thoroughbred industry, will be directly and substantially involved in all aspects of the liquidation of our horses. However, there can be no assurance that we will be as successful in liquidating our horses as would be the case if Mr. Stronach were directly involved in the liquidation process on our behalf.

Coupling of Horses

In certain cases, regulatory bodies or racetrack owners will “couple” two or more horses as a single wagering interest in a single race where there is specified ownership overlap or the horses have the same trainer, stable or manager, or if the state racing commission determines coupling is desirable or in the public interest. The reasoning is that coupling of the commonly-owned, -trained, -stabled or -managed horses will protect the general public when placing bets on these horses by eliminating some of the incentive for these owners, trainers or managers to manipulate the race by skewing the odds in favor of one of their horses. For example, an owner with two horses in a single race could designate one of them to set an unreasonably fast early pace in hopes of tiring other horses out so that the other co-owned horse that is not following that pace can come from behind to win. The coupling of these two wagering interests prevents unwitting bettors from placing bets on the fast pace-setting horse that is designed to lose. While the wagering interests will be the same for the coupled horses, the winning purse is not shared among the coupled horses and only the winning horse is entitled to the entire amount of the purse. Due to the commonality of ownership and potential overlapping training relationships, there is a significant chance that our horses may be coupled with other horses, including horses owned by our officers and directors, our sister companies, and Alpen House.

Certain states and racetracks limit or restrict the ability of horses to race in the same race with each other if those horses are owned in whole or in part by the same person or entity or trained by the same trainer. For example, Arkansas and Delaware have laws prohibiting coupled horses from starting in a race to the exclusion of a non-coupled horse. This rule is intended to protect the interest of other horses in the race by giving preference to horses owned by different owners and potentially eliminating the commonly-owned, -trained, -stabled or -managed horses so that each horse owner, trainer or manager in a race has a chance of winning the race with only one horse. Moreover, even where such restrictions do not apply, a racing secretary may eliminate horses from a race rather than couple them in order to maximize the number of wagering interests in a race.

Our Conflicts of Interest Policy does not restrict a coupled horse from racing in the same race as another coupled horse. However, our Conflicts of Interest Policy (and the Conflicts of Interest Policies adopted by our sister companies) contains the following procedures intended to minimize conflicts of interest on the part of the management and Board of Directors of the Racing Companies when a horse owned by a Racing Company is required to be eliminated under coupling rules:

•

if one of our horses is coupled with a horse owned by another Racing Company in a race other than a Grade I, II or III stakes race and either applicable law or the racing secretary for the race requires one of the coupled horses to be eliminated, the horse with the most recent start date (i.e., the date it last started in a race) will be eliminated without seeking to assess the relative competitiveness of the horses vying for entry;

•

if a horse is required to be eliminated from a Grade I, II or III stakes race because of a coupling issue, the horse with the most earnings will be permitted to remain in the race and the other horse or horses will be eliminated;

•

if a horse is required to be eliminated from a race under coupling rules and the conflict is not resolved by the foregoing procedures, the racing secretary will be requested to determine the horse that will be eliminated based on such established rules and procedures as are applicable or, if the racing secretary determines that no established rules and procedures apply, to determine the elimination by lot; and

•	if the racing secretary declines to determine the elimination by lot, our chief executive officer will determine the elimination by lot.

If a horse is eliminated from a race on the basis of these procedures, the Racing Company or other entity owning that horse will not have any right to share in the purse winnings of the horse that is permitted to remain in the race.

Our officers and directors, Golden Pegasus, and the officers and directors of Golden Pegasus have agreed in writing to be bound by the foregoing conventions in the event a Racing Company horse is coupled with a horse in which they have a direct or indirect ownership interest or with which there is an overlapping training relationship.

Stabling of Our Horses

We expect that our horses will be stabled at Adena Springs or other properties owned or operated by Alpen House, our officers and directors or their respective affiliates, as well as various racetracks in the United States and Canada. As a result, our horses may interact with horses owned by one or more of these persons or entities, and any conflict that arises between us and any of these persons or entities with respect to the allocation of internal and external resources, including obtaining the benefit relationships with trainers, jockeys and other industry participants, may be resolved in their favor.

Use of Proceeds

We expect to receive net proceeds from the sale of common stock being offered by us in this offering and the simultaneous private placement of common stock to Golden Pegasus, after deducting estimated expenses and assuming (i) all shares of common stock offered by us are sold, (ii) that we do not engage any registered broker-dealers to participate in the sale of shares in the offering and (iii) that the aggregate $3.50 per transaction debit card convenience fees we receive are at least equal to the debit card processing fees payable by us, of approximately $4.3 million. We intend to use the net proceeds from this offering and the concurrent private placement to:

•

repay a promissory note in the amount of $1,237,191 bearing interest at the rate of 0.19% per annum, compounded annually, issued by us to Alpen House on December 16, 2011 in consideration for the sale to us by Alpen House of our horses, which promissory note matures on the earlier of (i) December 16, 2014 and (ii) the date of consummation of an offering of equity securities of us pursuant to which net proceeds from the sale of such equity securities to persons other than affiliates of us or Alpen House equal or exceed the amount then due under the promissory note;

•

pay the anticipated aggregate training and maintenance fee of approximately $2.3 million that will become due under our training and maintenance agreement with Golden Pegasus during the operating period;

•	repay advances in the amount of $5,055 made by Frank Stronach to pay expenses incurred by us prior to the consummation of the offering;

•

pay the legal, accounting and other costs associated with being a public reporting company, which we estimate will total approximately $350,000 through the completion of the liquidation of our assets; and

•	for working capital and for general corporate purposes.

The following table illustrates the anticipated sources and uses of funds in connection with this offering. (1)

Sources			Uses
	Amount	Percentage		Amount	Percentage
Net proceeds from offering and concurrent private placement	$4,310,000	100%	Repayment of promissory note	$1,237,191	28.6%
			Anticipated aggregate training and maintenance fee	2,325,000	53.9%
			Repayment of advances by Mr. Stronach	5,055	0.1%
			Working capital (2)(3)	392,744	9.3%
			Estimated public reporting company costs	350,010	8.1%

Total	$4,310,000	100%	Total	$4,310,000	100%

(1)	Commissions paid to selling agents will be paid through an additional capital contribution to us to be made by Golden Pegasus Racing Incorporated in consideration for which Golden Pegasus Racing Incorporated will not receive any additional shares of our common stock. As a consequence, commissions paid to selling agents will not reduce proceeds received from investors in the offering and will not dilute the equity ownership of investors in the offering. The sources and uses shown above are net of selling commissions.

(2)	We anticipate that working capital will be used for the following purposes (all amounts are estimates only): $151,000 on salaries, wages and benefits; $117,000 on insurance; $80,000 on marketing (including approximately $8,200 to create brand awareness for The Horse Racing League); $15,000 on tax filings; $10,000 on sales expenses; $16,000 on appraiser consulting fees; and $3,744 on other expenses.

(3)	Certain state regulations prohibit issuers from reserving more than 15% of the proceeds from an offering for working capital or general corporate purposes (or for any other unspecified use).

Determination of Offering Price

The offering price for the shares of our common stock offered hereby is approximately a pro rata portion of the purchase price for our horses, the fees we expect to pay to Golden Pegasus pursuant to the training and maintenance agreement, our anticipated expenses of being a public company and a working capital reserve. No investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.

Capitalization

The following table presents our capitalization at February 29, 2012 on a historical basis and as adjusted to give effect to the sale of 405,000 shares of our common stock by us in the offering (and the concurrent sale of 44,000 shares of our common stock to Golden Pegasus) and the receipt of approximately $4.3 million in estimated net proceeds after deducting estimated expenses and assuming (i) all shares of common stock offered by us are sold, (ii) that we do not engage any registered broker-dealers to participate in the sale of shares in the offering and (iii) that the aggregate $3.50 per transaction debit card convenience fees we receive are at least equal to the debit card processing fees payable by us. The table does not give effect to any use of proceeds from the offering or the concurrent private placement. This table should be read in conjunction with our audited financial statements included in this prospectus, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

	At February 29, 2012
	Actual	As Adjusted
Liabilities
Promissory Note	$1,131,057	—
Stockholder’s equity
Common Stock, $0.001 par value, 600,000 shares authorized; 1,000 shares issued and outstanding, actual, and 450,000 shares issued and outstanding, as adjusted	1	450
Preferred Stock, $0.001 par value, 200,000 shares authorized; 0 shares issued and outstanding, actual, and 0 shares issued and outstanding, as adjusted	—	—
Accumulated deficit	(219,791)	(219,791)
Additional paid-in capital	$123,999	$4,613,550

Total capitalization	$1,035,266	$4,394,209

Dilution

All directors, officers and affiliates who have purchased shares of our common stock prior to the date hereof, or who will do so in connection herewith, have paid and will pay the same $10.00 per share price that is being paid by investors in the offering. There will be no material dilution to investors in the offering by reason of losses incurred by the company to date.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Business Overview

We were formed for the purpose of offering a broad range of investors the opportunity to participate in the enjoyment and excitement of an equity investment in a company owning thoroughbred racehorses at a minimum level of investment commitment that is significantly lower than ordinarily accompanies such opportunity. We currently own 20 thoroughbred racehorses, which we acquired from Alpen House in exchange for a promissory note. Alpen House retains a security interest in our horses. Each thoroughbred racehorse was a yearling when purchased. Alpen House began training our thoroughbred racehorses in the fourth quarter of 2011 and we intend to continue training them, and to race those that are determined to be suitable for racing, until approximately the fourth quarter of 2013.

We intend to liquidate our assets at the end of our operating period and complete a distribution of the net proceeds from the liquidation of our assets to stockholders of record as of the close of business on our end date. In order to accomplish this liquidation, we intend to auction our horses as three-year olds. Most thoroughbred horses are sold as yearlings or two-year olds and there is no widely recognized auction market for the sale of three-year old horses (although three-year olds are included in “all ages” horse auctions).

Possible Injuries to our Horses and Related Impairment Charges

Racehorses are susceptible to leg and other injuries, which can adversely affect, shorten or end their ability to race or otherwise adversely affect them. The potential for injury to our horses represents a material uncertainty related to our financial results because of the loss of racing revenues and decline or elimination of liquidation value that could result from such an injury.

Our impairment policy provides for an independent third party valuation of each of our horses to be obtained semiannually. In addition, our horses are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Because we expect that our horses will race, on average, once every three months during our operating period, we examine our horses for potential impairment if, due to injury, illness or other events, a horse is expected to be unable to train or race for a period of at least three months. An impairment loss will be recognized if the carrying amount of one of our horses exceeds its fair value.

We have not recognized an impairment loss as a result of any such events to date.

Results of Operations

Inception through December 31, 2011

From inception on November 18, 2011 to December 31, 2011:

Revenues. We generated $0 in revenues. We have never generated any revenues and there can be no assurance we will ever generate enough revenues to sustain our operations.

Operating Expenses. Our operating expenses consisted of $95,512 of general and administrative expenses. The $95,512 of general and administrative expenses was for training and management fees, legal and accounting fees, incorporation costs and marketing and was paid in cash using the proceeds from an initial subscription for our shares by Golden Pegasus and payments made by related parties. We incurred $135,000 of expenses for training and maintenance fees during such period. $88,326 of these expenses have been capitalized and are reflected on our December 31, 2011 balance sheet as additions to livestock horses. See note 4 to our audited financial statements for the period from inception on November 18, 2011 to December 31, 2011 included in this prospectus. The remaining $46,674 of these costs has been expensed.

Net Loss. We had a net loss of $95,512.

January 1, 2012 through February 29, 2012

From January 1, 2012 through February 29, 2012:

Revenues. We generated $0 in revenues. We have never generated any revenues and there can be no assurance we will ever generate enough revenues to sustain our operations.

Operating Expenses. Our operating expenses consisted of $124,279 of general and administrative expenses. The $124,279 of general and administrative expenses was for training and management fees, legal and accounting fees, incorporation costs and marketing and was paid in cash using the proceeds from an initial subscription for our shares by Golden Pegasus and payments made by related parties. We incurred $180,000 of expenses for training and maintenance fees during such period. $117,768 of these expenses have been capitalized and are reflected on our February 29, 2012 balance sheet as additions to livestock horses. See note 4 to our unaudited financial statements for the period ended February 29, 2012 included in this prospectus. The remaining $62,232 of these costs has been expensed.

Net Loss. We had a net loss of $124,279.

Inception through February 29, 2012

From inception on November 18, 2011 through February 29, 2012:

Revenues. We generated $0 in revenues. We have never generated any revenues and there can be no assurance we will ever generate enough revenues to sustain our operations.

Operating Expenses. Our operating expenses consisted of $219,791 of general and administrative expenses. The $219,791 of general and administrative expenses was for training and management fees, legal and accounting fees, incorporation costs and marketing and was paid in cash using the proceeds from an initial subscription for our shares by Golden Pegasus and payments made by related parties. We incurred $315,000 of expenses for training and maintenance fees during such period. $206,094 of these expenses have been capitalized and are reflected on our February 29, 2012 balance sheet as additions to livestock horses. See note 4 to our unaudited financial statements for the period ended February 29, 2012 included in this prospectus. The remaining $108,906 of these costs has been expensed.

Net Loss. We had a net loss of $219,791.

The results of operations for the periods inception on November 18, 2011 through December 31, 2011; the two months ended February 29, 2012; and inception on November 18, 2011 through February 29, 2012 are not indicative of the results for any future period. During these initial periods, we were primarily focused on preliminary work related to the offering, recruiting our directors and officers, business planning, developing our business model, creating marketing materials, designing our website and the acquisition and training of our horses. We expect to considerably increase our operating expenses in the future, particularly expenses relating to marketing, accounting and legal fees.

Liquidity and Capital Resources

Our balance sheet as of February 29, 2012 reflects cash assets of $2,878, our horse assets of $1,443,285, the promissory note issued to Alpen House in the original principal amount of $1,237,191, and no other material assets or liabilities. The promissory note issued by us to Alpen House bears a below-market interest rate of 0.19% per annum, compounded annually on each December 16 beginning in 2012 and is therefore reflected at a discount of approximately $114,000 on our books. The stated and effective rates on the promissory note are essentially the same given that interest compounds annually. The discount has been allocated to paid-in capital as of February 29, 2012. The promissory note matures on the earlier of (i) December 16, 2014 and (ii) the date of consummation of an offering of equity securities of us pursuant to which net proceeds from the sale of such equity securities to persons other than affiliates of us or Alpen House equal or exceed the amount then due under the promissory note. Cash and cash equivalents from inception to date have been sufficient to provide the operating capital necessary to operate to date and have been provided by an initial subscription for our shares by Golden Pegasus and by loans and advances by other related parties.

Beginning on or about November 17, 2011, we expensed training and maintenance fees of $3,000 per day, representing $150 per horse per day, to train and care for our horses pursuant to the training and maintenance agreement. Beginning on December 16, 2011, we started to expense compensation costs of approximately $114 per day for our chief executive officer and chief financial officer. The training and maintenance fee is a fixed contractual expense covering substantially all of the costs associated with training and caring of our horses, including ordinary course veterinary care and, subject to the limit of the $100,000 extraordinary medical expense reserve established for our benefit, all other veterinary care but excluding insurance costs. Additionally, from inception through February 29, 2012, we have spent approximately $64,000 attributable to marketing, legal and accounting expenses associated with the operations of our business.

Over the next 12 months, we anticipate needing at least $1.4 million for total operating expenses, including approximately $1.1 million in training and maintenance fees under the training and maintenance agreement. We anticipate spending a total of approximately $132,000 on the expenses associated with this prospectus and the offering. We will utilize a portion of the cash raised in the offering to pay the foregoing expenses.

Public Offering and Financial Assurance of Business Plan

Our future is dependent upon our ability to raise proceeds from a public offering and upon future profitable operations from the development and performance of our racehorses. We are conducting this offering of our equity securities to obtain additional operating capital.

On March 2, 2012, TSG Developments Investments Inc., a member of The Stronach Group, provided a commitment letter that in the event the offering does not close, it will to the extent necessary fund up to a maximum amount of $4,050,000 by way of a loan or otherwise in its sole discretion for working capital amounts reasonably required to implement our business plan as we may modify the same from time to time. There are no third party beneficiaries of this commitment letter.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long Term Debt Obligations (1)	$1,237,191	—	$1,237,191	—	—
Operating Lease Obligations	2,875	1,000	1,875	—	—
Other Long Term Obligations (2)	2,145,000	1,230,000	915,000	—	—

Total	3,385,066	1,231,000	2,154,066	—	—

(1)	Represents obligations under the promissory note issued to Alpen House.

(2)	Represents obligations under the training and maintenance agreement with Golden Pegasus.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the notes to our audited financial statements included in this prospectus. We have consistently applied these policies in all material respects.

Off–Balance Sheet Arrangements

We do not have any off—balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Business

Introduction

We were formed for the purpose of offering a broad range of investors the opportunity to participate in the enjoyment and excitement of an equity investment in a company owning thoroughbred racehorses at a minimum level of financial commitment that is significantly lower than ordinarily accompanies such opportunity. We intend to train and race our thoroughbreds during our operating period. We intend to liquidate our assets at the end of our operating period and distribute the net proceeds from the liquidation to our stockholders, after establishing any required reserves, no later than March 31, 2014.

Investing in thoroughbred racehorses is a speculative activity and involves a high degree of risk. The most frequent financial outcome from ownership of a thoroughbred horse is the partial or total loss of invested capital. No assurance can be given that an investor will receive a return of invested capital or that any return on invested capital will be realized.

We currently own 20 thoroughbred racehorses, which we acquired from Alpen House in exchange for a promissory note prior to the commencement of the offering. Each thoroughbred racehorse was a yearling when purchased and is now a two-year old. Our horses were selected by the management of Golden Pegasus from a pool of 120 thoroughbred horses acquired by Alpen House prior to the offering. All but two of the horses in the pool were selected and acquired at auction by the thoroughbred selection team as described in further detail below, and the remaining two horses were acquired in a similar manner. Mr. Stronach, individually and/or through various entities, including Alpen House and others controlled by trusts for the benefit of members of the Stronach family, has been involved in the business of owning and racing thoroughbred horses since 1962 and has been involved in owning and operating horse racetracks since 1998.

All of our thoroughbred training and racing activities will be managed by Golden Pegasus. Golden Pegasus intends to outsource the provision of the services and products to be provided by it under the training and maintenance agreement to Alpen House, trainers engaged by Golden Pegasus and certain third party veterinarians.

Overview of the Horse Racing Industry in the U.S. and Canada

During 2011, there were 64,012 active thoroughbred racehorses in the U.S. and Canada. Those horses raced in a total of 49,794 thoroughbred races and earned approximately $1.2 billion in purse winnings. Thoroughbred horse races in 2011 attracting millions of spectators and aggregate handle of more than $11.3 billion at tracks and at off-site locations.

Pari-mutuel wagering is the prevalent form of wagering on horse racing events. Pari-mutuel wagering is a form of wagering in which wagers on horse races are aggregated in a commingled pool of wagers, called a mutuel pool, and the payoff to winning customers is determined by both the total dollar amount of wagers in the mutuel pool and the allocation of those dollars among the various kinds of bets. Unlike casino gaming, the customers bet against each other, and not against the operator, and therefore the operator bears no risk of loss with respect to wagering conducted except in the case of minimum payout bets. The pari-mutuel operator retains a pre-determined percentage of the total amount wagered, called the takeout, on each event, regardless of the outcome of the wagering event, and the remaining balance of the mutuel pool is distributed to the winning customers. Of the percentage retained by the pari-mutuel operator, a portion is paid to the horse owners in the form of purses or winnings, which encourage the horse owners and their trainers to enter their horses in a track’s races. Pari-mutuel wagering on horse racing is the largest form of pari-mutuel wagering, and it is currently authorized in over 40 states of the United States and all provinces of Canada.

Over the past twenty years, live attendance at horse racetracks in the U.S. and Canada has declined substantially. The total number of races declined from 79,971 in 1990 to 49,791 in 2011. Pari-mutuel wagering on thoroughbred horseracing has declined by approximately 28% from a peak of $15.7 billion in 2003 to $11.3 billion in 2011. U.S. and Canadian purses, which represent the amount of available winnings in United States and Canadian thoroughbred horse races (including monies not won and returned to state breeder and other funds), have shown a more modest decrease, declining by about 2.3% over the same period, as illustrated in the table below:

Total U.S. and Canadian Purses (in $ billions)

	2003	2004	2005	2006	2007	2008	2009	2010	2011
Total Purses	1.206	1.228	1.198	1.242	1.308	1.292	1.216	1.148	1.178
Percent Change	—	1.8	-2.4	3.6	5.3	-1.2	-5.9	-5.6	2.6

Source: Equibase Company LLC; The Jockey Club.

A recent study commissioned by The Jockey Club indicated that thoroughbred horseracing’s core fan base is shrinking, that fans wager less on thoroughbred horseracing than they did a year ago and that handle per race has declined in most racing categories since 2000.

The number of race days has also declined significantly. Since 1999, more than 25% of races, excluding major racing events such as the Kentucky Derby, the Belmont Stakes, the Preakness Stakes and the Breeder’s Cup and other racing events held on the same day, have been inadequately funded, meaning that the live handle contribution from all sources to the tracks and purse account was less than the purse paid out to horsemen, and approximately 49% of race days have not generated sufficient revenue to cover purses and the cost of running the day. Major racing events, however, continue to draw large crowds, earn high television ratings and attract substantial total handle.

Our Business Plan

All thoroughbreds in the northern hemisphere celebrate their birthdays on January 1, such that two horses born in the same calendar year at December and January will be considered the same age and will advance one year in age every January 1. We have only acquired horses that were yearlings at the time of purchase and all of our horses are currently two-year olds. We intend to train and race our horses until the fourth quarter of 2013 and then sell them as three-year olds, principally in auction markets. After the horses are sold, the company will be wound up and the net proceeds from its activities will be distributed on the Distribution Date. The opportunity to receive a return of capital or any profit from an investment in the company will depend on, among other factors, our ability to generate net proceeds from the sale of our horses as three-year olds.

We expect to train our horses on site at racetracks beginning in mid- to late June of 2012 and to begin generating timed training runs, which will be published by the racetracks in accordance with applicable track rules, shortly thereafter.

Our business plan may be considered unique because of the short duration of our expected operating period and our plan to sell our horses as three-year olds. Most thoroughbred horses are sold as yearlings or two-year olds and there is no widely recognized auction or other market for the sale of three-year old horses. Three-year olds are included in “all ages” horse auctions, which are held in November through February each year, but currently constitute only a small percentage of the horses sold in those auctions. The sales of successful, and therefore higher priced, in form three-year olds that occur take place principally by way of privately negotiated sales. Conversely, owners wishing to sell three-year olds at price points up to $100,000 may do so by entering the horses in claiming races. Many owners, however, are reluctant to sell in form three-year olds because of the racing opportunities that are available during the horse’s remaining racing career and because of the emotional bonds that tend to form over time between owners and their thoroughbreds.

The risk of purchasing an in form thoroughbred is lower than the risk of purchasing a horse that has not commenced its racing career because there is more certainty about future racing potential. At the end of a horse’s three-year old status, it will have completed the major races in which it was eligible to be entered as a two- or three-year old. Prospective purchasers will therefore be in a good position to evaluate both the potential future racing performance of the horse and its potential for generating breeding fees as a broodmare or stallion, which are the most significant factors influencing sale price for a mature horse. Accordingly, we believe that the sale prices of our horses at auction at this point in their careers are likely to reflect fully informed and market-efficient valuations. Although our business model is untested and there can therefore be no assurance, we believe, for the foregoing reasons, that our planned approach to realizing value from our horses may prove superior to syndications in which there is no fixed end date and that an operating period ending at the time our horses can be entered into “all ages” horse auctions as three-year olds is preferable to a shorter or longer operating period. However, our plan to sell our horses as three-year olds is an untested business model that may not maximize returns to investors and that may result in our investors failing to realize any return on invested capital or losing some or all of their invested capital.

Horse Acquisitions

Thoroughbred Selection Team

The following people, who we refer to as the “thoroughbred selection team,” identified the horses acquired by Adena Springs that were subsequently purchased by the Racing Companies:

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Frank Stronach. Mr. Stronach, through various entities, has owned and raced thoroughbred horses since 1962. During this period, Mr. Stronach has won four Eclipse Awards as outstanding owner (1998, 1999, 2000, 2008). In addition, Mr. Stronach has taken home eighteen Sovereign Awards in the past ten years, including 2008 honors as Canada’s top owner. The Stronach Group owns three horse training and breeding farms: the 160-acre Adena Springs in Aurora, Ontario, Canada; the 1,800-acre Adena Springs Kentucky near Versailles and Midway, Kentucky; and the 3,000-plus acre Adena Springs South near Ocala, Fla. Stronach Stables, the Adena Springs racing business, has campaigned approximately 380 stakes winners. In total, horses campaigned by Stronach Stables have earned over $42 million on the racetrack. Mr. Stronach is associated with and founded The Stronach Group. The Stronach Group is a privately-held consortium that is one of the world’s leading owners of thoroughbred horse tracks. The Stronach Group owns and operates a number of preeminent tracks, including Pimlico Race Course in Baltimore, Maryland; Laurel Park in Laurel, Maryland; Santa Anita Park in Arcadia, California; Golden Gate Fields in Berkeley, California; Portland Meadows in Portland, Oregon; and Gulfstream Park in Hallandale Beach, Florida. Mr. Stronach is currently the Honorary Chairman of Magna International, Inc. and was previously its Chairman from November 1971 to May 2011. He was also previously Chairman and CEO of Magna Entertainment Corp. from November 1999 to April 2010, including through its Chapter 11 bankruptcy filing in Delaware in March 2009, and Chairman and CEO of MI Developments Inc. from August 2003 to June 2011. He has also been President and Director of Stronach Consulting Corp. since March 2004 and has held numerous other directorships with various subsidiaries of The Stronach Group and its affiliated entities. Mr. Stronach has served as a director of the company since December 2011.

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Dan Hall. Mr. Hall is a managing partner of Hidden Brook Farm, a 600-acre thoroughbred nursery located in Paris, Kentucky. Hidden Brook specializes in the breeding, raising, breaking and rehabilitation of horses. Additionally, Hidden Brook is a consignor and buyer’s agent at major horse sales. Hidden Brook manages racing partnerships that have campaigned horses such as champion two-year old filly Knight’s Templar, stakes winning and multiple graded stakes-placed performer Quiet Meadow, multiple stakes winner Balian, graded stake-placed winner Dubinsky, and more recently, graded stakes performer La Reinne Lionne. Mr. Hall has been instrumental in the selection and purchase of numerous prize winning horses. Mr. Hall served as general manager of Adena Springs from its inception in 1989 through 2005 and continued as a consultant through 2009. He was an integral part of the Adena Springs team that received national recognition in both the U.S and Canada with multiple Eclipse and Sovereign awards for outstanding breeder and owner.

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Mark Roberts. Mr. Roberts is currently a partner in Hidden Brook Farm with Mr. Hall. Mr. Roberts has been involved in many facets of the thoroughbred industry over the past 25 years. Mr. Roberts joined

Eclipse award winning North Ridge Farm as their Broodmare Manager in 1981. Following his tenure at North Ridge, Mr. Roberts became the Stallion Manager at Three Chimneys Farm from 1984 until 1988. He then became barn foreman for Kentucky Derby winning trainer John Ward and subsequently became assistant to leading trainer Jimmy Crupi. Mr. Roberts and Mr. Crupi became partners in Desmond Castle Farm in 1990. Since 1996, Mr. Roberts has been general manager of Adena Springs South. A licensed trainer, Mr. Roberts is an active participant on the Florida circuit and has formerly served as the secretary of the Florida Thoroughbred Breeders and Owners Association. He is a member of the Board of Directors of the National Association of Two-Year-Old Consignors.

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Dr. Robert McMartin. Dr. McMartin has been in racetrack and surgery practice for over 40 years as well as being a consultant to major Canadian sales companies including the Canadian Thoroughbred Horse Society, Woodbine Sales Company (Ontario Jockey Club), and the Canadian Breeders Sales Company. For 10 years, Dr. McMartin was intimately involved with the racing and breeding operations of the Sovereign Award winning Melnyk Racing Stables. In his role as consultant and chief veterinarian, Dr. McMartin was responsible for the care of over 500 horses on the 1000 acre Ocala, Florida farm as well as the horses at various racetracks throughout North America. Dr. McMartin has been sought out as a consultant and advisor on thoroughbred related matters by Lloyds of London and a variety of American insurance companies. His expertise in his field is recognized in both America and Canada, and he has been appointed to advisory committees in several preeminent professional and industry associations including the American Association of Equine Practitioners, E.P. Taylor Equine Research Fund, Ontario Racing Commission, Equine Research Centre at the University of Guelph and the Ontario Veterinary College.

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Dr. Peter Kazakevicius. Dr. Kazakevicius attended the Kansas State University College of Veterinary Medicine where he graduated with a special focus on equine medicine and surgery. Dr. Kazakevicius subsequently established a successful equine veterinary practice, which included racetrack, sales, sport and pleasure horses and general farm practice, in Lexington, Kentucky. In 2005, Dr. Kazakevicius joined the Adena Springs team as the resident veterinarian of the Adena Springs South farm. Dr. Kazakevicius is a member of the American Veterinary Medical Association, the American Association of Equine Practitioners, the Florida Association of Equine Practitioners (where he was formerly a board member) and the International Society of Equine Locomotor Pathology.

The thoroughbred selection team acquired horses at auctions they attended during 2011, including the Canadian Thoroughbred Horse Society Sale; the Fasig Tipton Kentucky Fall auction; the Fasig Tipton Maryland auction; the Flying Zee Dispersal auction; the Keeneland September auction; and the Ocala Breeders’ Sale. Horses sold by these organizations have included some of the most successful racehorses in North America.

The thoroughbred selection team generally spent several days prior to each auction examining those horses it had identified as potentially desirable for purchase. While the ancestry, or bloodline, of the horses being auctioned was considered carefully, the thoroughbred selection team placed greater weight on athleticism in determining whether and what amount to bid on a particular horse. The qualities that make up the athleticism of a horse include its physical proportionality, its temperament and its balance. The team examined the horses being auctioned for significant conformation flaws (i.e., flaws in the shape and correctness of the anatomy of the horse). The thoroughbred selection team considered horses in targeted price ranges and then through examination determined which horses to bid on. Ultimate price was not a determinative factor in bidding on any particular horse, and the team often found it necessary to bid in excess of its targeted price to be the successful purchaser of the horses it desired to purchase. The thoroughbred selection team was guided, however, by the desire to maintain the aggregate investment being made in the horses purchased at auction at a level consistent with the anticipated future capitalization of the Racing Companies. Additionally, the thoroughbred selection team purchased certain horses costing above $100,000 because they believed that prospective investors would be attracted by the potential opportunity of the Racing Companies to race one or more of its horses in higher level stakes races, but there is no assurance that any of our horses will in fact qualify for such races or that any of our horses that do qualify for such races will win any purses.

The intention to liquidate our company after two years did not play a significant role in the strategy for selecting horses. The thoroughbred selection team considered seeking to select horses that would capable of being trained to race more quickly than other available horses. However, the racing team ultimately did not pursue that strategy because of the difficulty in accurately predicting the pace at which a horse will develop and because of the tendency of early developers to be horses with greater potential to run shorter races where lower purse winnings are available. While the potential exists that our horses may not have appreciated to their optimal potential value prior to the expiration of our two-year operating period, we believe that we and prospective purchasers will be in a good position to evaluate both the potential future racing performance of the horse and its potential for generating breeding fees as a broodmare or stallion, which are the most significant factors influencing sale price for a mature horse.

The veterinarians on the thoroughbred selection team examined the horses’ health. These examinations generally included an upper endoscopic exam to consider the width of the horse’s throat because a narrow windpipe that restricts breathing may limit a horse’s racing potential. In addition, x-rays (some taken by members of the thoroughbred selection team and others on hand at the auction) were viewed for evidence for bone chips and other radiographic lesions in the knees, ankles or other areas that could impair racing potential.

Management of Golden Pegasus determined the allocation of horses sold by Alpen House to the Racing Companies with the objective of causing the thoroughbred ownership of the Racing Companies to be comparable to a significant degree in terms of sex, purchase prices and states where bred (which may affect the ability of a horse to benefit from state racing funds contributed to certain purses). However, there can be no assurance that such efforts were successful.

Our Thoroughbred Racehorses

We own the horses described in the table below. Our horses have not yet been designated as east coast or west coast horses (see “Conflicts of Interest—Racing of Horses at Tracks Owned by the Stronach Group”).

Name	Purchase Price	Type	Mother	Father	Mother’s Father	Family Lifetime Purse Earnings	Other Notable Information
Spunky Princess	$48,000	Filly	Armathwaite	Majestic Warrior	Sky Classic	The horse’s father, named Majestic Warrior, won two races and earned $239,229. The horse’s mother, named Armathwaite, did not race.	This filly has two siblings that are winners on the racetrack.
Princess Adelyn	$53,000	Filly	Be Happy My Love	Tale of the Cat	Formal Gold	The horse’s father, named Tale of the Cat, won $360,900 on the racetrack. The horse’s mother, named Be Happy My Love, was a winner an earned $15,435.	This filly has three siblings that are winners on the racetrack.

Name	Purchase Price	Type	Mother	Father	Mother’s Father	Family Lifetime Purse Earnings	Other Notable Information
Zipped Code	$17,000	Colt	Control Premium	City Zip	Mt. Livermore	The horse’s father, named City Zip, was a winner of $818,225 on the racetrack. The horse’s mother, named Control Premium, raced but was a non-winner.	This colt has one sibling that is a winner on the racetrack.
Brown Laddie	$175,000	Colt	Galway Lass	Big Brown	Victory Gallop	The horse’s father, named Big Brown, won seven races and earned $3,614,500 on the racetrack. The horse’s mother, named Galway Lass, won three races and earned $53,098.	This colt is the first offspring produced by his mother.
Captain Corrigan	$30,000	Colt	Lake Lucy	Stevie Wonderboy	Mazel Trick	The horse’s father, named Stevie Wonderboy, won three races and earned $1,058,940 on the racetrack. The horse’s mother, named Lake Lucy, ran one time but was a non-winner.	This colt has one sibling of racing age that has yet to start.
Gonna Be Alright	$230,000	Colt	Lots of Hope	Unbridled’s Song	Candy Stripes	The horse’s father, named Unbridled’s Song, earned $1,311,800 on the racetrack. The horse’s mother, named Lots of Hope, was a multiple winner and earned $71,506.	This colt has three siblings of racing age; none to race.
Have Faith Sister	$35,000	Filly	Loyalambic	Brother Derek	Loyal Pal	The horse’s father, named Brother Derek, won six races and earned $1,611,138 on the racetrack. The horse’s mother, named Loyalambic, won seven races and earned $62,944 on the racetrack.	This filly has six siblings that are winners on the racetrack.

Name	Purchase Price	Type	Mother	Father	Mother’s Father	Family Lifetime Purse Earnings	Other Notable Information
May Day Cash	$110,000	Colt	May Day Bluff	Midnight Lute	Pine Bluff	The horse’s father, named Midnight Lute, won six races and earned $2,690,600 on the racetrack. The horse’s mother, named May Day Bluff, did not race.	This colt has three siblings that are winners on the racetrack.
Mean Season	$72,000	Colt	Mean Imogene	Henny Hughes	Silver Deputy	The horse’s father, named Henny Hughes, earned $1,124,820 on the racetrack. The horse’s mother, named Mean Imogene, was a winner and earned $61,780.	This colt has three siblings that are winners on the racetrack.
Eddy Gourmet	$20,000	Filly	Mz. Ann	Eddington	Citidancer	The horse’s father, named Eddington, won $1,216,760 on the racetrack. The horse’s mother, named Mz. Ann, won six races and earned $170,340 on the racetrack.	This filly has four siblings that are winners on the racetrack.
Sophie’s Turn	$45,000	Filly	Oh Miss Sophie	Eddington	Fast Play	The horse’s father, named Eddington, won $1,216,760 on the racetrack. The horse’s mother, named Oh Miss Sophie, was a winner and earned $12,070 on the racetrack.	This filly has five siblings that are winners on the racetrack.
Palm Island	$80,000	Colt	Papalma	E Dubai	Dixieland Band	The horse’s father, named E Dubai, was a winner of $920,800 on the racetrack. The horse’s mother, named Papalma, raced but was a non-winner on the racetrack.	This colt has four siblings that are winners on the racetrack.

Name	Purchase Price	Type	Mother	Father	Mother’s Father	Family Lifetime Purse Earnings	Other Notable Information
County Lineman	$30,391	Colt	Phone Dancer	Silent Name (Jpn)	Caller ID	The horse’s father, named Silent Name, was a winner of $663,431 on the racetrack. The horse’s mother, named Phone Dancer, was a multiple winner and earned $175,430 on the racetrack.	This colt has three siblings that are winners on the racetrack.
Pure of Spirit	$10,600	Filly	Princess of Ghosts	Purim	Silver Ghost	The horse’s father, named Purim, won nine races and earned $928,543 on the racetrack. The horse’s mother, named Princess of Ghosts, won two races and earned $23,777.	This filly has two siblings that are winners on the racetrack.
Relentless Ride	$87,000	Colt	Relentless	Candy Ride (Arg)	Sought After	The horse’s father, named Candy Ride, was a winner of $749,149 on the racetrack. The horse’s mother, named Relentless, earned $32,780 on the racetrack but was a non-winner.	This colt is the second offspring produced by his mother. He has one offspring of racing age that has not started in a race.
Awesome Adele	$65,000	Filly	Rhythmical Beat	Awesome Again	Fusaichi Pegasus	The horse’s father, named Awesome Again, was a winner of $4,374,590 on the racetrack. The horse’s mother, named Rhythmical Beat, raced in Japan but was a non-winner.	This filly is the second offspring produced by her mother. The first offspring has not started in a race to date.
Pirate’s Pleasure	$60,000	Colt	Ruby Ransom	Mizzen Mast	Red Ransom	The horse’s father, named Mizzen Mast, was a winner of $554,146 on the racetrack. The horse’s mother, named Ruby Ransom, won two races and earned $60,487 on the racetrack.	This colt has three siblings that are winners on the racetrack.

Name	Purchase Price	Type	Mother	Father	Mother’s Father	Family Lifetime Purse Earnings	Other Notable Information
Party Seeker	$40,000	Filly	Ruby’s Reception	Heatseeker (Ire)	Rubiano	The horse’s father, named Heatseeker, won seven races and earned $1,177,776 on the racetrack. The horse’s mother, named Ruby’s Reception, won four races and earned $365,130 on the racetrack.	This filly has three siblings of racing age, no winners to date.
Chasethebluesaway	$21,200	Filly	Runaway Aly	Heatseeker (Ire)	Alydeed	The horse’s father, named Heatseeker, won seven races and earned $1,177,776 on the racetrack. The horse’s mother, named Runaway Aly, did not race.	This filly has three siblings that are winners on the racetrack.
Re Elected	$8,000	Filly	Sweet Future	Political Force	Sweetsouthernsaint	The horse’s father, named Political Force, won four races and earned $607,232 on the racetrack. The horse’s mother, named Sweet Future, ran once but was a non-winner.	This filly has one sibling that is a winner on the racetrack.

Injuries to our Thoroughbred Racehorses

Our horses have sustained the following injuries to date: (i) our horse named “Gonna Be Alright” suffered a bone chip in its ankle on September 20, 2011 but resumed training on January 18, 2012, (ii) our horse named “Pure of Spirit” suffered an inflamed growth plate on January 17, 2012 but resumed training on March 1, 2012, and (iii) our horse named “Eddy Gourmet” strained a ligament on December 17, 2011 but resumed training on March 5, 2012. Additional injuries may occur prior to the effective date of the registration statement of which this prospectus is a part. There can be no assurance that our horses that have been injured will heal within our estimated timeframes for recovery. Furthermore, particularly in light of the short duration of our operating period, an injury requiring extended recovery time is likely to negatively impact total revenue earning opportunities for the injured horse. Any injuries that our horses sustain could reduce the racing opportunities available for such horses, the value of such horses and the net proceeds received upon their sale or liquidation and may materially and adversely affect our business, financial condition and results of operations.

Potential Sources of Racing Revenues

During the operating period, we intend to participate in two aspects of the horse racing industry: racing allowance and stake level horses; and racing and selling claiming level thoroughbreds. We will not know until our horses undergo training and racing development which horses, if any, will be suitable for racing allowance and stake level races, which horses, if any, will be suitable for claiming races and which horses will be unsuitable for racing. We anticipate that if we are successful in developing the racing potential of one or more of our horses, we will begin entering our horses into races during the third quarter of 2012. We are not yet generating any revenues from racing activities and no assurance can be given that we will generate any revenues from racing activities.

Thoroughbreds typically require significant recovery periods between races and overall, we estimate that prior to our liquidation, our horses that we own for our entire operating period will have been entered into an average of approximately six races per horse. This factor will tend to put a natural limit on the number of races in which a given thoroughbred can be entered during the operating period and the amount of racing revenues, if any, it can be expected to produce.

The current expectation is that, consistent with general industry practice, our horses will not be bred during the period in which we are seeking to train and race them. We do not believe this practice will have a material impact on the values we are able to realize for our horses at auction following the completion of our operating period.

Eligibility to enter a horse into a particular race is determined by the conditions applicable to the race as set forth on the racing card established by the racing secretary. Conditions take into account such factors as age, sex, winnings (including the number of races won, if any, the most recent win(s) and dollar amount of winnings) and state of birth. For claiming races, the claiming price represents, effectively, an additional racing condition because only horses with values consistent with the claiming price will be entered by their owners. We believe that there will be ample opportunities for our horses to race and we do not believe an absence of racing opportunities will limit our revenues.

Claiming

Most races run in the United States are claiming races. A claiming race is one in which all horses entered are eligible to be purchased by a licensed owner or indirectly through a trainer for the specified claiming price. For example, in a $32,000 claiming race, all the horses are for sale for the purchase price of $32,000 plus applicable taxes. The procedure for a claiming race is as follows: a licensed owner or trainer puts a claim in for the horse prior to the race. Immediately upon the start of the race the horse is considered sold to the new owner, but the previous owner maintains any purse winnings from that race. If two or more licensed owners/trainers put a claim in on a horse then a “shake” occurs to determine who has purchased the horse. A shake is when each claiming owner is assigned a number. Then a racing official draws a number at random and the owner with corresponding number has purchased the horse. No assurance can be given that the company will be successful in entering or selling any of its horses in claiming races.

The company does not plan to, but may, acquire horses in claiming races, but because many of its horses’ racing opportunities will be claiming races, it is possible, and perhaps likely, that one or more of its horses will be purchased by another owner in a claiming race. A horse is generally purchased in a claiming race when an owner believes he can identify a horse that is more valuable than its claiming price, a circumstance that may arise, for example, if the horse has been poorly trained to date, has run in the wrong type of races or has dropped in class. The intent behind claiming is to claim horses that have the potential to improve but may be performing below their ability or that have been mismanaged by the current owners or trainers and thereby profit by moving the horse up in class. The decision to enter one of our horses in a claiming race will be made by our chief executive officer.

Allowance/Stakes Level Racing

Allowance and stakes races are races in which the horses are not for sale. The racing secretary for each track drafts certain conditions that a horse must satisfy to be entered into allowance races at the track. These conditions are set forth in a “condition book” that is generally prepared every two weeks. Stakes races are the top level races and normally have a nomination and entry fee. The purse money is significantly higher in allowance and stakes level races. Allowance and stakes races may only account for 1-3 races per day at a track instead of the 5-9 claiming races per day at a track. The higher the level in racing the fewer the number of races there are on an average day. The company expects to have the opportunity to generate revenues from stakes and allowance level racing from the purse winnings of the thoroughbreds it enters in such races. The size of purses can range from $10,000 to as much as $5 million.

In both allowance/stakes level races and claiming races, purse earnings received by the owner are typically net of commissions. Commissions are customarily 10% of purse earnings for the jockey, if the horse places in first, second or third, and between 10% and 13% of purse earnings for the trainer and barn staff, if the horse places in first, second, third, fourth or fifth. Otherwise, commissions for the jockey, trainer and barn staff are a flat fee.

Training and Development of Horses During the Operating Period

All activities related to the training and development of our horses during our operating period will be overseen by Golden Pegasus pursuant to the training and maintenance agreement we have entered into with Golden Pegasus. Golden Pegasus will select all of the trainers who work with our horses.

The trainer is the most significant person on the racing team with respect to the development of a thoroughbred. Adena Springs owns approximately 900 of its own thoroughbred racehorses and has an extensive network of relationships with trainers. Because of its relationship with Adena Springs, we believe that Golden Pegasus is well positioned to seek out trainers who are favorably recognized in the thoroughbred racing industry to work with our horses (although its ultimate ability to engage such trainers will be influenced by market forces and there can be no assurance that it will be successful in doing so). None of the trainers engaged on our behalf will provide training services for racehorses owned directly or indirectly by any Stronach family trust or Mr. Stronach, although we may engage trainers who have done so previously. Each of our trainers will be responsible for training, themselves or through their staff, five to eight horses. Professional trainers may be supported by a variety of other personnel such as assistant trainers, foremen, grooms, exercise riders and hot walkers.

The primary responsibilities of a trainer are the development of the racing abilities of a thoroughbred and the execution of a racing strategy for generating racing revenues. In some cases, the strategy for a horse considered to have early racing potential may be to have it entered into races quickly to take advantage of its early maturation. In other cases, horses may be entered into races more selectively in order to develop them at a more conservative pace. If a horse is considered to have the potential to enter major races making up the Triple Crown, it will likely start in an allowance or stakes race during 2012, since horses must start as two-year olds in order to eventually qualify for the Triple Crown races, which are run only by three-year olds. Some horses may be considered unfit for racing and will not be entered at all, or perhaps may be entered only into low level claiming races. As described under “Conflicts of Interest—Racing of Horses at Tracks Owned by the Stronach Group,” limitations will be placed on the discretion of trainers to locate eligible horses at tracks other than Gulfstream Park, Santa Anita Park and Gulfstream Park. However, the trainer (or, in the case of a claiming race or a Grade I, II or III stakes race, our chief executive officer, as otherwise described under “Conflicts of Interest—Coupling Rules”)) will select the races into which each horse is to be entered at the racetrack, irrespective of the racetrack at which the horse is boarded.

Once a thoroughbred has been entered in a race, a period of a few weeks to two months may elapse before the thoroughbred has recovered and is ready to race again. The factors relating to the length between races include the endurance, shape and health of the thoroughbred and the skill level and competition experience of the other thoroughbreds in the race. Trainers typically use these factors to determine where and when to race the thoroughbreds they are training in an effort to create attractive opportunities for the thoroughbred to win and generate revenues. Between races, thoroughbreds are generally ridden or walked every day. Training typically includes jogging, cantering or galloping most days and running (which is referred to as a workout or “fast work”) every seven days that it does not race. A workout consists of a timed run from three to five furlongs (one furlong equals 1/8 of a mile) and simulates a race for the thoroughbred by, for example, breaking out of a starting gate in the company of other horses.

Another key consideration in racing development is the selection of a jockey. Generally speaking, the trainer is responsible for jockey selection and the stature of the trainer is therefore important from the perspective of jockey selection as well. However, if our horses become eligible for and are entered into a Grade I stakes race, the jockey will be selected or approved by our chief executive officer. In each race, a jockey weight is assigned to each horse and that horse’s jockey must weigh in at the required weight in order for the horse to start (or within a number of pounds over the specified weight if a range is permitted by the racing secretary). Jockey weights are assigned based on a variety of factors that may include the horse’s age and prior win level. The jockey is generally entitled to a commission equal to 10% of the purse earning of a horse ridden by the jockey, if the horse places in first, second or third. The jockey is also entitled to a modest (for example, $100) flat fee that must be paid from the horseman’s account with the racing track. These flat fees will be borne by the Company and are not covered by the per diem payment we make under our training and maintenance agreement with Golden Pegasus.

The Adena Springs Facilities

Our horses will be boarded at the facilities of Adena Springs when they are not boarded at the racetracks at which they race. The Adena Springs facilities include high quality barns, stalls and bedding. We believe that the quality of the boarding and early care of a thoroughbred horse is critical to its development as a racehorse. The barn in which a horse lives is particularly important because the horse will spend approximately 23 hours a day in its stall and needs safe, well maintained facilities with good lighting. Improper care of a thoroughbred can have a significant adverse effect on its temperament, health and athletic condition.

Adena Springs training centers have high quality exercise and practice tracks for use during training. The Adena Springs tracks were built with modern engineering techniques and include tracks designed by Ted Malloy, who is recognized as being one of the leading racetrack designers in the U.S.

Adena Springs is well staffed with experienced grooms and other trained personnel.

Transportation

Transportation is a significant logistical and expense consideration for thoroughbred racehorses. Particularly for a horse of significant value, the ideal manner of transportation is a so-called “box stall,” which can be a relatively large space on a horse trailer or a single pull trailer, because transportation in a narrower stall may adversely impact the horse’s stress level, particularly over long distances. Transportation costs are included in the per diem per horse fee we will pay to Golden Pegasus. The training and maintenance agreement provides for transportation of our horses in box stalls other than for short distances.

Medical Care; Insurance

Golden Pegasus has been engaged to provide all medical care for our horses. Golden Pegasus has established a $100,000 extraordinary medical expense reserve for our exclusive benefit that may be applied to major surgeries and other non-routine medical treatment during our operating period. Only those costs arising from major surgeries and other non-routine medical treatments that are performed in a clinic rather than in the horse’s stall will be deducted from the extraordinary medical expense reserve. Other surgeries and medical treatments that are performed in the horse’s stall are included in the per diem charges paid by us pursuant to the training and maintenance agreement with Golden Pegasus. Golden Pegasus will not be capitalized with funds sufficient to undertake non-routine medical treatment once this reserve has been exhausted. There can be no assurance that the extraordinary medical expense reserve will be sufficient to provide for all major surgeries and other non-routine medical treatment that might be desirable. Furthermore, Golden Pegasus will not be obligated to bear the expense of any surgery or any other non-routine medical treatment of our horses that would not be conducted (i) by a commercially reasonable owner seeking to maximize the economic benefit of owning, racing and selling a comparable thoroughbred horse or (ii) in the ordinary course for humanitarian reasons. The decision to have a horse undergo a major surgery or other non-routine medical treatment will be made by our chief executive officer. All veterinary care for our horses other than major surgeries and other non-routine medical treatment will be provided by veterinarians engaged by Golden Pegasus, which may include veterinarians employed by Adena Stables.

Two types of insurance coverage are generally considered by thoroughbred owners: mortality insurance and major medical insurance. We intend to purchase mortality insurance, which currently carries a premium of approximately 4% of the horse’s purchase price. We do not intend to purchase third party indemnity coverage for major medical risk. If a horse becomes sick or is injured and as a result requires surgery that cannot be funded from the extraordinary medical expense reserve, we might have to sell the horse or, if we could not do so, repurpose or, as a last resort, euthanize the horse.

Liquidation

As noted above, the opportunity to receive a return of capital or any profit from an investment in the company will depend on, among other factors, our ability to generate net proceeds from the sale of our horses as three-year olds. Commercial breeders typically sell their horse stock as weanlings (i.e., in the year they were born), yearlings or two-year olds, with the two-year olds often being “in-training sales” of horses purchased as yearlings. The primary target market for yearlings and two-year-olds are end users who buy the horses to own and race them. These end users are generally disinclined to sell their horses in the active phase of their racing careers, which may extend until they are five-year olds. Accordingly, there are relatively few sales of three-year olds by any means, private or public, and there is no established market or prevailing market practice for the sale of three-year olds. Racing and breeding prospects constitute a very small percentage of horses offered at the major thoroughbred auctions.

We intend to liquidate our horses principally at regularly scheduled, nationally recognized auctions conducted in the fourth quarter of 2013 and first quarter of 2014. However, we reserve the right to dispose of one or more of our horses by other means either during and after our operating period, including by entertaining or seeking proposals for privately negotiated transactions and by entering our horses in claiming races. Our predisposition to the use of auction sales to liquidate our three-year olds is attributable to the fact that the major auctions are widely publicized; are an attractive forum for bidders because of the standardization of auction procedures, the opportunity to perform a thorough veterinary examination in advance of bidding and the extension of warranty terms; are typically attended by a large pool of domestic and international bidders; and provide a framework for a market-efficient determination of price. Because a relatively small number of three-year olds are included in auctions, the inclusion of all 120 of our horses in major auctions held over a relatively short period of time could have the effect of depressing the realizable auction prices.

The auctions in which we enter our horses may include Keeneland Association, Inc.’s November Breeding Stock Sale and January Horses of All Ages Sale, Fasig-Tipton Company, Inc.’s Kentucky Winter Mixed Sale, November Sale, Midlantic December Mixed Sale and Texas December Mixed Sale, and Barrets Equine Limited’s January Mixed Sale. In connection with these auctions, the auction houses generally circulate catalogues describing the horses that will be auctioned and circulate the catalogues to consignors, purchasing agents and prominent horsemen. Potential bidders are provided with the opportunity in advance of the auctions to inspect the horses, review their medical records and perform limited medical tests of their own. In the case of two-year olds, the auction house generally hosts a training session where potential bidders can observed timed exercises.

Horses are typically divided into groups by the auction houses, with higher quality horses being placed in the group that will be auctioned first. Within each group, the horses are ordered alphabetically by the mother’s name and the auction house selects the letter of the alphabet at which it will begin the auction. Auctions are conducted by open outcry and last several days or longer. We anticipate based on historical practice that seven major auctions will take place during the period in which we intend to liquidate our horses.

When offering their horses at auction, owners are permitted but not required to establish a reserve price, which is a minimum price at which bidding must start and below which the owner is not required to sell. We do not intend to establish reserve prices when auctioning our horses because we intend to allow the auction markets, which are widely advertised and well attended, to determine the price for each horse. We do not believe that the prices we realize for our horses at auction will be adversely affected by not establishing reserve prices because reserve prices are typically set well below the lowest price reasonably expected to prevail. There can be no assurance, however, that one or more of our horses will not be sold below fair value as a result of our not setting a reserve price.

We anticipate that our horses, other than those, if any, that are disposed of during our operating period or that are sick or injured, will be entered in one of the auctions referred to above and consigned to a consignor. None of the auction companies are affiliated with us, and although we will actively manage the process of entering our horses into these auctions, neither our board of directors, our officers, Golden Pegasus nor any of Golden Pegasus’s personnel will be involved in the auctioning of our horses once they have been entered.

The Alpen House and other entities controlled by the Stronach family trusts, as well as Mr. Stronach and his affiliates, will be permitted to bid at these auctions on the same terms as other bidders. Because the auctions are expected to be conducted by experienced auctioneers with established reputations in the industry, we do not believe that the participation of such persons and entities in the auctions will impair the auction processes or disadvantage us. It is possible, however, despite the qualifications of our other officers and directors and those of Golden Pegasus, that Mr. Stronach may enjoy an informational advantage concerning the racing and breeding potential of our horses that could permit Mr. Stronach to assess the value of the horses more accurately than other potential purchasers at the time of our liquidation. Furthermore, Mr. Stronach’s fiduciary duties to the company could potentially conflict with his desire to purchase horses at auction at the best possible price. In order to ameliorate the risks associated with Mr. Stronach’s access to information as a result of his role as a member of the thoroughbred selection team and as Chairman during our operating period and such potential conflict, Mr. Stronach will resign from our board of directors prior to the liquidation of our horses and will not be involved in any capacity in overseeing the process of entering our horses into auctions or setting reserve prices for them; our officers and directors, other than Mr. Stronach, and the officers and directors of Golden Pegasus have agree not to bid on our horses when they are sold at auction; and any decision to be made during our operating period with respect to the liquidation of our horses will be approved by our independent director committee. As a result of these procedures and the further limitations described below, Mr. Stronach will have limited involvement in the process of liquidating our horses. We do not believe that investors will be adversely impacted by these limitations on Mr. Stronach’s involvement in the liquidation process because our other officers and directors and those of Golden Pegasus, many of whom also have long histories and extensive experience in the thoroughbred industry, will be directly and substantially involved in all aspects of the liquidation of our horses. However, there can be no assurance that we will be as successful in liquidating our horses as would be the case if Mr. Stronach were directly involved in the liquidation process on our behalf.

We will seek to sell any horses that are injured or sick and not suitable for auction in privately negotiated transactions. Any horses that for any reason do not sell at auction will also be sold in privately negotiated transactions. The Alpen House and other entities controlled by the Stronach family trusts, and Mr. Stronach and his affiliates, will not be permitted to purchase horses that are not sold at auction. Similarly, our other directors and officers and their affiliates will not be permitted to purchase any of our horses in privately negotiated transactions. The negotiation of any private sale of our horses will be overseen by our audit committee. We believe it is highly likely that we will be able to liquidate all of our horses in time to make a liquidating distribution to stockholders, subject to retention of required reserves, no later than March 31, 2014.

The price of a yearling thoroughbred at auction is generally influenced by a combination of bloodline and athleticism. Stud fees also influence the price at which yearlings change hands at auction. For two-year olds, price is influenced most directly by the horse’s bloodline and training. We anticipate that our three-year old horses that have raced successfully will be purchased as racing and/or breeding prospects and, although bloodline and training will also be relevant factors, that racing history will be the most influential factor in determining the amounts realized for our racehorses when they are auctioned as three-year olds.

The value of a horse of any age generally increases if its sibling performs well at the track because of the perception that the horse’s bloodline is therefore stronger.

The Training and Maintenance Agreement

Golden Pegasus was formed specifically to act as the manager of the Racing Companies. Michael Rogers, the chief executive officer of Golden Pegasus, has over 27 years of experience in the thoroughbred business, and Mark Roberts, the president of Golden Pegasus, has 37 years of experience in the thoroughbred business.

We have entered into a training and maintenance agreement with Golden Pegasus under which substantially all of the costs of ownership of our horses will be borne by Golden Pegasus and we will pay Golden Pegasus during the operating period $150 per actively managed horse per day and $50 per horse per day for horses that have been retired whether or not they are being retrained for purposes other than racing. Alpen House has contributed to Golden Pegasus $100,000 to be used exclusively for our benefit that may be applied to major surgeries and other non-routine medical treatment during our operating period. Only those costs arising from major surgeries and other non-routine medical treatments that are performed in a clinic rather than in the horse’s stall will be deducted from the extraordinary medical expense reserve. Other surgeries and medical treatments that are performed in the horse’s stall are included in the per diem charges paid by us pursuant to the training and maintenance agreement with Golden Pegasus. Golden Pegasus has agreed that if it realizes more than a 10% net margin under the training and maintenance agreement determined without taking into account the extraordinary medical expense reserve, the amount in excess thereof will be refunded to us. Net margin will be calculated as the fees received by Golden Pegasus reduced by the direct costs incurred by Golden Pegasus to provide the goods and services received by us pursuant to the training and maintenance agreement. Although certain costs, such as the costs of barn staff and personnel employed by Adena Springs and charged to Golden Pegasus pursuant to its subcontracting arrangement with Golden Pegasus, will be allocated based on an estimate of the portion of those resources used for our benefit, there will be no general overhead charge or depreciation charges taken into account. Golden Pegasus will not be entitled to offset any losses realized by it under training and maintenance agreements it has entered into with our sister companies in calculating the net margin realized under its training and maintenance agreement with us.

Except as described in the preceding paragraph, neither the company nor Golden Pegasus will be entitled to an adjustment to the amount of the training and maintenance fee based on the actual costs incurred by Golden Pegasus pursuant to the training and maintenance agreement.

Traditionally, the owner of a thoroughbred makes all final decisions relating to the thoroughbreds. They decide on who the trainer will be or to move to a different trainer. Owners usually decide on what state the thoroughbred will race in and what races and at what level the thoroughbred will run at. We are delegating many of these functions to Golden Pegasus through our training and maintenance agreement with Golden Pegasus but will retain authority over what we believe to be the most significant decisions relating to the company’s thoroughbreds.

The duties and responsibilities of Golden Pegasus under the training and maintenance agreement include:

•	selecting and hiring trainers for our horses;

•	selecting jockeys in conjunction with the trainers (other than for grade I stakes races);

•	supervising race entries, making sure that horses are properly nominated and paying required entry fees;

•	obtaining veterinary care;

•	arranging all aspects of transportation of our horses;

•	feeding and boarding;

•	blacksmithing; and

•	paying other day-to-day expenses, excluding commissions to jockeys, trainers and barn staff.

Golden Pegasus is responsible for carrying out all of these functions in exchange for the flat fee described above. The company will not be separately responsible for any ordinary course operating expenses during the operating period but will be separately responsible for medical expenses if the extraordinary medical expense fund established by Golden Pegasus for our benefit proves to be insufficient. In addition, we will be responsible for all costs related to maintaining our status as a public reporting company and for the costs related to our liquidation.

Golden Pegasus will have the discretion to subcontract or outsource all of the services and products to be provided by it under the training and maintenance agreement. It is Golden Pegasus’ current intention to outsource the provision of all of these products and services to Alpen House, although it may use other providers, either in addition to or in lieu of Alpen House, in the future.

Pursuant to the training and maintenance agreement, Golden Pegasus cannot take any of the following actions without the approval of our chief executive officer, as specified in the training and maintenance agreement:

•	entering a horse in a claiming race;

•	selling or otherwise disposing of a horse prior to our liquidation anticipated to commence in November of 2013;

•	entering horses in grade I, II and III stakes races;

•	selecting jockeys in conjunction with the trainers for grade I stakes races;

•	approving major surgery or other non-routine medical treatment or the veterinarian who will perform the same;

•	gelding a horse;

•	incurring any expenditures for which we are separately liable;

•	retiring a horse from racing; and

•	terminating the chief executive officer or president of Golden Pegasus.

The training and maintenance agreement is subject to termination by Golden Pegasus on 45 days’ prior written notice to us. Although no assurances can be given, we believe Golden Pegasus’s indirect ownership by a Stronach family trust mitigates the risk that Golden Pegasus will voluntarily terminate the training and maintenance agreement under circumstances that are not advantageous to us. We may terminate the training and maintenance agreement on 45 days’ prior written notice to Golden Pegasus or immediately for cause as defined in the training and maintenance agreement.

Competition

Our main competitors in the thoroughbred racing business include, but are not limited to, Midwest Thoroughbreds, Inc., Kenneth and Sarah Ramsey, WinStar Farm LLC, George and Lori Hall and Zayat Stables LLC. Many of our competitors are better capitalized than we are and as a result we may suffer significant competitive disadvantages. In particular, we may have insufficient funds to meet our other operating expenses. We may not have the financial resources to undertake certain medical care for our horses. As a result of any of the foregoing or for other reasons, we may be required to sell one or more of our horses prior to the time of our anticipated liquidation in order to fund our cash needs.

We believe that the managerial, training and veterinary resources of Golden Pegasus, the Adena Springs properties at which our horses will be housed and trained and the opportunities we will be able to provide to develop our horses will permit us to compete in the industry.

We will be in competition with our sister companies but we do not consider the impact of such competition to be significant in relation to the overall level of competition we will experience. However, as described under “Conflicts of Interests,” our affiliation with our sister companies may operate to reduce racing revenue opportunities because of the application of coupling rules.

Intellectual Property

We do not presently own any copyrights, patents, trademarks, licenses, concessions or royalties. We sublicense our corporate name from TSG HIP Inc., a member of The Stronach Group, on a nonexclusive basis under a paid-up, royalty free sublicense agreement. We have the right to use our name in connection with services related to the acquisition, management, care, training and racing of thoroughbred race horses. All other rights to use these marks have been retained by TSG HIP Inc.

Government Regulation

United States

Horse racing in the U.S. is regulated principally at the state level. We currently intend to race our horses in Florida, California, Kentucky and Maryland and, if we are able to obtain appropriate licenses to do so, in New York and in Ontario, Canada. In Florida, horse racing is regulated by the Division of Pari-Mutuel Wagering of the Florida Department of Business and Professional Regulation. In California, horse racing is regulated by the California Horse Racing Board. In New York, horse racing is regulated by the NYSRWB. In Kentucky, horse racing is regulated by the Kentucky Horse Racing Commission. In Maryland, horse racing is regulated by the Maryland Racing Commission.

Each of the states in which we currently intend to race our horses and many states in which we may in the future seek to race our horses require licenses of owners seeking to enter a horse in a race. We will be required to maintain owner’s licenses in each of the jurisdictions in which we seek to enter our thoroughbreds into races.

Certain of our officers are required to file applications with the racing authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these racing authorities. If an officer were found to be unsuitable for licensing, we might be required to eliminate that officer from being involved in management decisions.

In addition, each of the states in which we currently intend to race our horses and many states in which we may in the future seek to race our horses require owner licenses to be obtained by holders of an equity interest above a threshold level in an entity that seeks to enter a horse in a race or require regulatory notifications by such owners. Because we may be unable to directly confirm the identities of persons holding shares in brokerage accounts (or otherwise in “street name”) at levels requiring them to be licensed as owners or provide regulatory notifications, we are seeking regulatory interpretations and/or relief in certain states from owner licensing and notification requirements as they apply to shares held in street name. We have received regulatory responses in Florida, Maryland and Kentucky that we believe will facilitate secondary market trading of our common stock consistent with the regulatory requirements of those jurisdictions. In particular:

•

The Division of Pari-Mutuel Wagering of the Florida Department of Business and Professional Regulation has issued a letter confirming that any violation by a stockholder of owner licensing requirements in Florida (which would be triggered by the acquisition by a stockholder of 10% or more of our common stock) will be the responsibility of the stockholder only and that we would not be prevented from racing as a result of the violation unless we had knowingly concealed or assisted in concealing the violation.

•

The Maryland Racing Commission has issued a letter confirming that upon learning of any violation by a stockholder of owner licensing requirements in Maryland (which would be triggered by the acquisition by a stockholder of 5% or more of our common stock), it will assist us in achieving compliance with the owner licensing requirements. The letter does not provide relief from the owner licensing requirements and notes that we would be prevented from racing in Maryland until compliance is achieved. We would therefore be required to rely on the redemption provisions in our charter, assuming we had the financial resources to effect a redemption, in order to achieve compliance. We interpret the Maryland Racing Commission letter to permit us, in the absence of a known violation, to race our horses without direct confirmation that there are no street name holders who have not obtained required owner licenses.

•

The Kentucky Horse Racing Commission has issued a letter confirming that we will not be prevented from racing our horses in Kentucky as a result of a stockholder being out of compliance with the Kentucky notification requirement as long as we have made good faith efforts to identify new stockholders, including by examining the registered holders list maintained by our transfer agent on a monthly basis.

The California Horse Racing Board has issued a letter confirming that we will not be prevented from racing our horses in California as a result of a stockholder being out of compliance with the California notification requirement as long as we have made good faith efforts to identify new stockholders, including by examining the registered holders list maintained by our transfer agent on a monthly basis.

We have been advised by the NYSRWB that having our shares held in “street name” by initial and secondary market purchasers may be deemed to be inconsistent with the objectives of New York’s owner licensing requirements and that it does not intend to issue licenses to us to race our horses in New York. We continue to maintain an active dialogue with the NYSRWB to seek a resolution of this issue but there can be no assurance that we will be able to race our horses in New York. One potential solution being considered (but which has not yet been endorsed) by the NYSRWB would be for the company to be allowed to race its horses in New York subject to the discretion of the NYSRWB to withdraw the company’s racing licenses if the NYSRWB were to conclude that the percentage of our shares held in “street name” exceed a specified level that has not yet been determined. If we are not permitted to race our horses in New York, we will be prevented from racing our horses in, among other races, the Belmont Stakes, which is one of the three Triple Crown races. If we are permitted to race our horses in New York, we do not anticipate that there would be any resulting limitation on secondary trading of our shares.

If we do not receive regulatory relief in any state and are not able to conclude that the laws and regulations of such state permit us to race our horses without direct confirmation that there are no street name holders who have not obtained required owner licenses, we may not be able to race our horses in that state. Furthermore, we may be at risk in certain states in addition to Maryland of having our horses prevented from racing until such time as any regulatory violations have been cured through the redemption of capital stock as described below under “Description of Capital Stock”. We may not have the financial resources to effect any such redemption. We do not anticipate that the resolution of regulatory issues relating to owner licensing requirements in any jurisdiction would result in a limitation on secondary trading of our shares.

Canada

Horse racing in Canada is regulated through a combination of federal oversight by the Canadian Pari-Mutuel Agency (a Special Operating Agency within Agriculture and Agri-Food Canada) that focuses primarily, but not exclusively, on pari-mutuel betting, and provincial oversight by provincial racing commissions such as the Ontario Racing Commission, which deal with, among other things, licensing issues.

The Ontario Racing Commission requires licenses of owners seeking to enter a horse in a race. Certain of our officers may need to be licensed as well, and may be subject to suitability determinations. If an officer were found to be unsuitable for licensing, we might be required to eliminate that officer from being involved in management decisions.

In addition, the Ontario Racing Commission requires owner licenses to be obtained by holders of a 5%-or-greater equity interest. Absent regulatory relief from such requirements, we may be unable to race our horses in Ontario without being exposed to a risk of regulatory violations arising from the accumulation by a stockholder through secondary market trading of shares of our common stock exceeding the foregoing owner licensing threshold. We continue to maintain an active dialogue with the Ontario Racing Commission to seek a resolution of this issue but there can be no assurance that we will be able to race our horses in Ontario. Furthermore, if such relief is obtained, we may be at risk of having our horses prevented from racing until such time as any regulatory violations have been cured through the redemption of capital stock as described below under “Description of Capital Stock”. We may not have the financial resources to effect any such redemption.

Employees

We have three employees: our chief executive officer, Jack Brothers; our chief financial officer, Lyle Strachan; and our chief marketing officer, Samira Sharmouj. Mr. Brothers, Mr. Strachan and Ms. Sharmouj devote only a portion of their time to the company and provide similar services to our sister companies. Jack Brothers is currently also a partner of Hidden Brook Farm and it is estimated that he will allocate approximately 75% of his time to the Racing Companies in the aggregate and 12.5% of his time to each Racing Company individually. Lyle Strachan is currently also Executive Vice President, Finance of The Stronach Group, a consultant to Magna International, Inc. a director of Meditech International Inc. It is estimated that Mr. Strachan will allocate approximately 25% of his time to the Racing Companies in the aggregate and 4.3% of his time to each Racing Company individually. Ms. Sharmouj will devote 100% of her time to the Racing Companies in the aggregate and 16.7% of her time to each Racing Company individually. Because our principal business operations will be carried out through our relationship with Golden Pegasus, we do not anticipate having a significant number of additional employees. We have entered into employment agreements with each of Mr. Brothers, Mr. Strachan and Ms. Sharmouj as described below under “Management—Compensation of Directors and Executive Officers.”

Description of Property

Our executive, administrative and operating offices are located at 901 South Federal Highway, Hallandale Beach, FL 33009. We occupy our offices pursuant to a space license from Golden Pegasus, which in turn has leased the office space from Gulfstream Park Racing Association, Inc., an entity included in The Stronach Group, for use by Golden Pegasus and the Racing Companies. The cost of occupancy is included in the per diem charges paid by us pursuant to the training and maintenance agreement with Golden Pegasus.

Our thoroughbreds are currently housed at Adena Springs South and but may in the future be housed at other locations, including Adena Springs North in Ontario, Canada; Gulfstream Park in Hallandale Beach, Florida;

Santa Anita Park in Arcadia, California; Golden Gate Fields in Berkeley, California; and other racetracks at which they are raced.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Frank Stronach has been named, but not yet served, in a lawsuit pending in the Circuit Court for Baltimore City, Maryland captioned Power Plant Entertainment Casino Resorts Indiana, LLC, et al v. Mangano, Case No. 24-C-11001014. Also named in the lawsuit are several entities controlled by The Stronach Group but otherwise unrelated to any other entity referenced in this prospectus.

The central allegation in the lawsuit is, in general terms, that the defendants conspired to disparage plaintiffs by petitioning to public referendum in Anne Arundel County, Maryland, a Maryland State award of a video slot machine operator’s license to one of the plaintiffs and by publication of several advertisements during such petition drive.

The lawsuit seeks approximately $600 million in total damages. Counsel for Mr. Stronach has indicated that such counsel believes the lawsuit to be without merit. Mr. Stronach and his related entities have advised us that they intend to vigorously defend themselves against the allegations in the complaint.

Management

Board of Directors

Our bylaws provide for a board of directors consisting of a minimum of one and a maximum of ten directors. Currently, our board of directors consists of seven directors and there is one vacancy on the board. We believe that three of our six current directors meet independence standards that would be applicable if we were listed on the Nasdaq Capital Market. We intend to seek to add an additional independent director to our board so that a majority of our directors are independent within the meaning of the listing rules applicable to the Nasdaq Capital Market.

The business address of each of our directors and executive officers is c/o Ginger Punch Racing Corporation, 901 S. Federal Highway, Hallandale Beach, Florida 33009.

The names of our directors, their ages at May 3, 2012, their positions with us and the expiration of their terms are set forth in the table below.

Name	Age	Position	Year current director term expires
Frank Stronach	79	Chairman	2013
Jack Brothers	53	Director	2013
Alon Ossip	48	Director	2013
Howard Walton	67	Director	2013
Lorne Weiss *	52	Director	2013
Ron Charles *	64	Director	2013

*	Member of Audit Committee

Brief biographical information for the members of our board of directors is set forth below.

Frank Stronach has served as our Chairman since December 2011. Mr. Stronach founded The Stronach Group and has been associated with it since July 2011. The Stronach Group is a privately-held consortium that is one of the world’s leading owners of thoroughbred horse tracks. The Stronach Group owns and operates a number of preeminent tracks, including Pimlico Race Course in Baltimore, Maryland; Laurel Park in Laurel, Maryland; Santa Anita Park in Arcadia, California; Golden Gate Fields in Berkeley, California; Portland Meadows in Portland, Oregon; and Gulfstream Park in Hallandale Beach, Florida. Mr. Stronach has been the Honorary Chairman of Magna International, Inc. since May 2010 and was previously its Chairman from November 1971 to May 2011. He was also previously Chairman and CEO of Magna Entertainment Corp. from November 1999 to April 2010, including through its Chapter 11 bankruptcy filing in Delaware in March 2009, and Chairman and CEO of MI Developments Inc. from August 2003 to June 2011. He has also been President and Director of Stronach Consulting Corp. since March 2004 and has held numerous other directorships with various subsidiaries of The Stronach Group and its affiliated entities.

Mr. Stronach, the Chairman of our board of directors, brings a broad range of skills, knowledge and business and industry experience to our board of directors. He has a demonstrated track record of success as an entrepreneur, business advisor and horseman.

Jack Brothers has served as a director since December 2011 and as our chief executive officer since November 2011. Since 2002, Mr. Brothers has also been a partner in Hidden Brook Farm, a 600-acre Thoroughbred nursery located in Paris, Kentucky. Hidden Brook is a multi-faceted facility specializing in breeding, raising, breaking and the rehabilitation of horses. Additionally, Hidden Brook is a consignor and buyer’s agent at all major sales. Hidden Brook also manages racing partnerships that have campaigned top horses such as Champion two-year old filly Knight’s Templar, stakes winning and multiple graded stakes-placed performer Quiet Meadow, multiple stakes winner Balian, graded stake-placed winner Dubinsky, and more recently, graded stakes performer La Reinne Lionne. Mr. Brothers was part of the team that was instrumental in the purchase and selection of Classic Winner Big Brown (2008 Kentucky Derby) as well as Graded Stakes winners Backseat Rhythm (G1), Desert Party (G2), multiple stakes-winner Rose Catherine among others. Mr. Brothers has been the Director of Breeder Services at Adena Springs, assisting in the marketing and sales of stallion seasons since November 1998. Mr. Brothers also previously served as a Director of the Thoroughbred Retirement Foundation from 1997 to 2002 and has been a Member of the Breeders’ Cup Board since 2009 and is active on its Governance, Nominations and Enhanced Experience committees. Mr. Brothers has also been active as an industry consultant to HRTV, LLC since January 2006.

Mr. Brothers’s experience as a partner in Hidden Brook Farm, Director of Breeder Services at Adena Springs, Director of the Thoroughbred Retirement Foundation and Member of the Breeders’ Cup Board gives him skills and insight into our challenges as well as extensive knowledge of the horse racing industry. Mr. Brothers brings to our board of directors significant leadership, management and operational experience.

Alon Ossip has served as an Executive Vice President of Magna International Inc. since October 2006. Mr. Ossip previously served as an Executive Vice President of The Stronach Group since he was appointed in July 2011 and in January 2012 Mr. Ossip was appointed as Chief Executive Officer of The Stronach Group. Since October 2006, Mr. Ossip has been Associate Counsel at Miller Thomson LLP. From December 1999 to July 2007, Mr. Ossip was a director, officer and founding shareholder of Workbrain Corporation (a public company listed on the Toronto Stock Exchange that was sold to Infor Global Solutions European Finance, S.a.R.L. in 2007) and a partner at Goodman and Carr LLP from February 1998 to October 2006.

Mr. Ossip, as Executive Vice President of Magna International Inc. and The Stronach Group, Associate Counsel at Miller Thomson LLP and a former director, officer and founding shareholder of Workbrain Corporation, brings significant leadership, management, operational, legal and entrepreneurial experience to our board of directors.

Howard Walton is the President of The Howard Properties, Inc., a diversified real estate corporation. Mr. Walton has held this position since the inception of the company in October 2008. For 39 years prior to this, Mr. Walton was the founder, owner and President of Norseman Plastics Inc., which was subsequently sold in 2008. Additionally, Mr. Walton, as the owner of Norseman Racing Stables, Inc., has been heavily involved in the racing and breeding of both Thoroughbred and Quarter horses for over 40 years.

As the founder, former owner and President of Norseman Plastics Inc., the current owner of Norseman Racing Stables, Inc. and the current President of The Howard Properties, Inc., Mr. Walton brings to our board of directors significant leadership, management operational and entrepreneurial experience, as well as insight into the horse racing industry.

Lorne Weiss is a Certified Financial Planner, Wealth Advisor and Associate Director, Wealth Management at ScotiaMcLeod, where he has been employed since November 2008. Previously, he was a Vice-President, investment advisor and branch manager at CIBC Wood Gundy from September 2005 to November 2008. Mr. Weiss was a former part-time coordinator of the Financial Planning Program at Seneca College (FCET), where he was an instructor from March 1998 to December 2008. He has been a member of the Board of the Reena Foundation since June 2004 and has Chaired the Reena Foundation Investment Committee from 2006 to 2011. From December 2008 to June 2011, Mr. Weiss served on the MI Development Board of Directors, and on its Audit Committee. Mr. Weiss has been involved in thoroughbred horse racing, as an owner and breeder, since 1979.

Having experience as a Certified Financial Planner, Wealth Advisor and Associate Director, Wealth Management at ScotiaMcLeod and Vice President, investment advisor and branch manager at CIBC Wood Gundy, Mr. Weiss brings to our board of directors insight and knowledge into the business and financial issues that companies face. In addition, he also brings the skills acquired through his involvement in thoroughbred horse racing as an owner and breeder since 1979.

Ron Charles owned a printing and publishing company in Los Angeles for approximately twenty years from 1974 to 1994, and was engaged in residential property development in southern California from 1993 to 2002. He became involved in consumer financing and commercial property development in Asia from 1994 to 2001. Mr. Charles has been a thoroughbred owner for over 35 years, and has been heavily involved in the California horse racing industry since the mid-1980s. He was the leading thoroughbred owner in California in number of wins from 1993 through 1995. In 1991, he was a founding member of the Thoroughbred Owners of California (TOC) and was later elected Chairman of the Board in 2001. Mr. Charles has also served on almost every state and national board in American Thoroughbred horse racing. In May 2006, Mr. Charles became the President and CEO of Santa Anita racetrack and the Los Angeles Turf Club and held that position until May 2010. Since June 2010, he has been heavily involved as a consultant to Global Betting Exchange, one of the world’s largest B2B gaming technology companies. Mr. Charles previously served as a director of Magna Entertainment Corp. from December 2005 to January 2009, the National Thoroughbred Racing Association from March 2009 to June 2010, the Thoroughbred Racing Protective Bureau from March 2009 to June 2010, member of the board of Thoroughbred Owners of California (TOC) from May 1993 to August 2005 and TOC Board Chair from February 2004 to August 2005.

Mr. Charles brings valuable industry insight to our board of directors, having been a thoroughbred owner for over 35 years and heavily involved in the California horse racing industry since the mid-1980s. He also brings leadership, operational and management skills gained through his experience as an owner of a printing and publishing company and involvement in residential and commercial property development.

Executive Officers

The names of our executive officers, their ages at May 3, 2012 and their positions are set forth in the table below.

Name	Age	Position
Jack Brothers	53	Chief Executive Officer and President
Lyle Strachan	45	Chief Financial Officer and Treasurer
Samira Sharmouj	35	Chief Marketing Officer
Alon Ossip	48	Secretary

Brief biographical information for our chief financial officer and chief marketing officer is set forth below.

Lyle Strachan has served as Executive Vice President, Finance of The Stronach Group since June 30, 2011 and also currently serves as a consultant to Magna International Inc. From November 2010 to June 2011, Mr. Strachan held the position of VP Finance with MI Developments, Inc. Prior to that, Mr. Strachan was Chief Operating Officer of Hooper-Holmes Canada Limited from October 2008 to March 2010 and Chief Operating Officer of Quadrangle Architects from March to October 2008. Prior to that, Mr. Strachan was Chief Financial Officer of Mintz & Partners LLP from March 2001 to March 2008 and Director of Finance & Administration at Deloitte from September 2007 to March 2008. Mr. Strachan serves on the boards of Meditech International Inc. and Magnaville Louisiana USA Inc. Mr. Strachan is a Certified Management Accountant and has over 25 years of accounting and finance experience.

Samira Sharmouj has over 10 years of financial industry experience. She worked in the Client Services/Marketing Group at Compass Group LLC from January 2002 until November 2004. From February 2004 until March 2005 and April 2007 until January 2009, she served as Regional Sales Specialist at Pioneer Investments where she gained experience offering investment management products and solutions to mainly U.S.-based financial institutions and their advisors. From April 2010 until March 2012, she served as a Manager, Client Services at Standard Chartered Bank, adding strength to the bank’s expansion plan into Latin America, with primary focus on the Brazilian market. Ms. Sharmouj received an MBA from Florida International University in 2001 and passed the General Securities Representative (Series 7) Examination in May 2007 and the Uniform Combined State Law (Series 66) Examination in July 2007.

Audit Committee

The Audit Committee is comprised of Lorne Weiss and Ron Charles. The Board has determined that Lorne Weiss qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. We intend to add a third independent director to the Audit Committee in the future.

Director Nominations

Our Board of Directors has determined that nominees for the Board of Directors will be recommended to the full Board of Directors by the independent members of the Board of Directors acting as a committee.

Compensation of Directors and Executive Officers

Our Board of Directors has determined that compensation decisions relating to our executive officers will be made by the independent members of the Board of Directors acting as a committee.

We have entered into employment agreements effective as of December 16, 2011 with Jack Brothers, our chief executive officer, providing for a $25,000 per annum salary, and with Lyle Strachan, our chief financial officer, providing for a $16,666.67 per annum salary. The term of each employment agreement ends on the earlier of June 30, 2014 and the Distribution Date. Each employment agreement contains a provision prohibiting the solicitation of our officers and employees and those of Golden Pegasus prior to the earlier of June 30, 2014 and the Distribution Date.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(i)	(j)
Jack Brothers,	2011	$682	0	682
Chief Executive Officer
Lyle Strachan,	2011	$455	0	454
Chief Financial Officer

We have entered into an employment agreement effective March 19, 2012 with Samira Sharmouj, our chief marketing officer, providing for a $16,666.67 per annum salary and a $2,500 signing bonus (subject to the completion of pre-hiring procedures).

Each of our independent directors who remains on our Board on the Distribution Date will be entitled to a fee equal to a percentage of our net assets available for distribution on the Distribution Date equal to 100% multiplied by (a) 400 divided by (b) the sum of (i) the number of shares of our common stock outstanding at such time plus (ii) the product of 400 multiplied by the number of such directors. We did not recognize any compensation expense in respect of director fees during 2011.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of April 2, 2012 with respect to the beneficial ownership of shares of our common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock (based upon reports which have been filed and other information known to us), (ii) each of our directors, (iii) each of our officers and (iv) all of our officers and directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of April 2, 2012, we had 1,000 shares of common stock issued and outstanding.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. Generally, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or share investment power with respect to a security (i.e, the power to dispose or direct the disposition of a security). Except as otherwise indicated, the address for each beneficial owner is c/o Ginger Punch Racing Corporation, 901 S. Federal Highway, Hallandale Beach, Florida 33009.

Name of Beneficial Owner	Shares of Common Stock	Percentage
Jack Brothers	—	0
Lyle Strachan	—	0
Alon Ossip	—	0
Frank Stronach (1)	45,000	100
Elfriede Stronach (1)	45,000	100
Belinda Stronach (1)	45,000	100
Howard Walton	—	0
Lorne Weiss	—	0
Ron Charles	—	0
Golden Pegasus Racing Incorporated (1)	45,000	100
All directors and officers as a group (7 persons)	45,000	100

(1)	Golden Pegasus is currently our sole stockholder and holds 1,000 outstanding shares of our common stock. The common stock beneficially owned by Golden Pegasus also includes 44,000 shares for which Golden Pegasus has subscribed in a private placement that will close simultaneously with the offering. All of the shares of Golden Pegasus are beneficially owned, through intermediaries, by a trust for the benefit of members of the Stronach family. As of the effective date of the registration statement of which this prospectus is a part, the trustees of the trust will be Elfriede and Belinda Stronach, who are members of Mr. Stronach’s immediate family. Mr. Stronach will be neither a trustee nor a beneficiary of the trust. Mr. Stronach will have the right to become a trustee until such time as that right is revoked by the other trustees. Mr. Stronach disclaims beneficial ownership of the shares of our common stock held by Golden Pegasus for all purposes other than U.S. securities law purposes.

Related Party Transactions

We currently engage in, and expect from time to time in the future to engage in, financial and commercial transactions with directors, officers, principal stockholder and other related parties. Please also see “Conflicts of Interest” for a description of certain relationships, transactions and arrangements that may give rise to actual or potential conflicts of interest and our current policies with respect thereto.

The following is a brief description of our significant related party transactions.

Acquisition of our Horses

We currently own 20 thoroughbred racehorses, which we acquired from Alpen House, which is controlled by trusts for the benefit of members of the Stronach family, in exchange for a promissory note. Alpen House retains a security interest in these horses. The promissory note in the principal amount of $1,237,191 bearing interest at the rate of 0.19% per annum, compounded annually on each December 16 beginning in 2012, was issued by us to Alpen House on December 16, 2011. The promissory note matures on the earlier of (i) December 16, 2014 and (ii) the date of consummation of an offering of equity securities of us pursuant to which net proceeds from the sale of such equity securities to persons other than affiliates of us or Alpen House equal or exceed the amount then due under the promissory note.

Training and Maintenance Agreement

We have entered into a training and maintenance agreement with Golden Pegasus, our principal stockholder and an entity controlled by a trust for the benefit of members of the Stronach family, under which substantially all of the costs of ownership of our horses will be borne by Golden Pegasus and Golden Pegasus receives a flat fee payment per horse per day, which commenced effective November 17, 2011, as described in further detail under “Business—Training and Maintenance Agreement.” Alpen House has contributed to Golden Pegasus $100,000 to be used exclusively for our benefit to fund extraordinary medical expenses for procedures required to be performed on our horses during the operating period. Although it is possible that Golden Pegasus will experience a modest profit if the effect of the medical fund and such costs are ignored, Golden Pegasus has agreed that if it realizes more than a 10% net margin under the training and maintenance agreement determined on such basis, the amount in excess thereof will be refunded to us.

Golden Pegasus will have the discretion to subcontract or outsource all or a portion of the services and products to be provided by it under the training and maintenance agreement. It is Golden Pegasus’s current intention to outsource the provision of all of these products and services to Alpen House, trainers selected and engaged by Golden Pegasus and certain third party veterinarians.

Michael Rogers, the chief executive officer of Golden Pegasus, is associated with Alpen House and Mr. Rogers performs and will continue to perform substantial services for Alpen House and other entities within The Stronach Group or affiliated with such entities in addition to providing services to us pursuant to the training and maintenance agreement.

We will use a portion of the proceeds from this offering to pay the anticipated aggregate training and maintenance fee of approximately $2.3 million that will become due under our training and maintenance agreement with Golden Pegasus during the operating period. Beginning on or about November 17, 2011, we expensed training and maintenance fees of $3,000 per day, representing $150 per horse per day, to train and care for our horses pursuant to the training and maintenance agreement.

Subscription by Golden Pegasus

On December 16, 2011, we entered into a subscription agreement with Golden Pegasus pursuant to which Golden Pegasus subscribed for 45,000 shares of our common stock at a price of $10.00 per share. Golden Pegasus was issued 1,000 shares of our common stock simultaneously with the execution of the subscription agreement for an aggregate purchase price of $10,000. The issuance of the remaining 44,000 shares of our common stock for an aggregate purchase price of $440,000 is contingent upon the closing of the offering.

Commissions paid to selling agents will be paid through an additional capital contribution to us to be made by Golden Pegasus Racing Incorporated in consideration for which Golden Pegasus Racing Incorporated will not receive any additional shares of our common stock. As a consequence, commissions paid to selling agents will not reduce proceeds received from investors in the offering and will not dilute the equity ownership of investors in the offering. The sources and uses shown above are net of selling commissions.

Financial Assurance of Business Plan

On March 2, 2012, TSG Developments Investments Inc., a member of The Stronach Group, provided an assurance letter that in the event the offering does not close, it will to the extent necessary fund up to a maximum amount of $4,050,000 by way of a loan or otherwise in its sole discretion for working capital amounts reasonably required to implement our business plan as we may modify the same from time to time. There are not third party beneficiaries of this assurance letter.

Guarantee of Potential Debit Card Liabilities

Under the agreements we plan to enter into with our debit card processor, which are on terms consistent with industry practice, a debit card transaction may be challenged for up to 120 days after the closing of the offering if the cardholder contends that use of the debit card to subscribe for shares in the offering was unauthorized or otherwise fraudulent. One or more members of The Stronach Group will guaranty our obligations for amounts claimed to be owing to debit cardholders as a result of fraudulent debit card use by purported subscribers. We expect this guaranty to be executed prior to or shortly after the effectiveness of the offering. For purposes of determining whether the offering has been fully subscribed and a closing of the offering may therefore be conducted, we will not take into account any amounts attributable to debit card accounts unless the guaranty has been executed.

Racing of Horses at Tracks Owned by The Stronach Group

Certain of our horses are expected to race primarily on the east coast of North America and others are expected to race primarily on the west coast. Our “east coast” horses that are considered by us to be eligible to be raced at Gulfstream Park will be raced there in preference to other racetracks. Our “west coast” horses that are considered by us to be eligible to be raced at Santa Anita Park will be raced there in preference to other racetracks. Gulfstream Park and Santa Anita Park are owned, through intermediaries, by trusts for the benefit of members of the Stronach family. Our preference for racing at Gulfstream Park and Santa Anita Park and the logistics that follow from that policy may conflict with the desires of our trainers and may operate to limit revenue opportunities related to racing activities. We may similarly favor other racetracks owned by The Stronach Group.

Payment of Certain Expenses

The Stronach Group has agreed to pay certain expenses relating to the offering, including approximately $80,000 for professional services.

Description of Capital Stock

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation and amended and restated bylaws, which have been filed as exhibits to our registration statement of which this prospectus is a part.

Capital Structure

Our authorized capital currently consists of 1,000 shares and, as of the effective date of the registration statement of which this is a prospectus is a part becomes effective, will consist of 600,000 shares of common stock, par value $0.001 per share and 200,000 shares of preferred stock, par value $0.001 per share. As of February 3, 2012, we had 1,000 shares of common stock outstanding.

Common Stock

Holders of our common stock: (i) will be entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (ii) will not have preemptive, subscription or conversion rights, nor will there be any redemption or sinking fund provisions applicable thereto; and (iii) will be entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. Our common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of our common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series including the number of shares constituting such series and the designation of such series, the voting powers of the shares of such series, and any qualifications, limitations or restrictions thereof, of the shares of such series. Notwithstanding the foregoing, the rights of each holder of preferred stock will be subject at all times to compliance with all racing and other statutes, laws, rules and regulations applicable to us or such holder at that time. Upon closing of this offering, there will be no shares of preferred stock outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us might harm the market price of our common stock. See “—Authorized but Unissued Capital Stock.”

Certain Redemption Provisions; Limitations on Distributions and Voting Rights

Our restated certificate of incorporation provides that any person who owns or controls 3% or more of our capital stock must promptly notify us of such fact and provide information to the racing authorities in each jurisdiction where ownership of 3% or more of our capital stock may trigger an owner licensing requirement or that the applicable regulatory authority be notified of the identity of such owner and in which we conduct or propose to conduct racing activities as requested by us or by those racing authorities. Such person will be deemed to consent to the performance of any personal background investigation or fingerprinting that may be required by us or such racing authorities. If a stockholder fails to seek or is denied a license necessary to avoid any impairment of our ability to race our horses in any jurisdiction in which we conduct or propose to conduct racing activities, or is deemed likely, in the discretion of our board of directors, to jeopardize or impose materially burdensome terms on any racing license we hold (or delay our application for any racing license) or to adversely affect any of our other material legal or contractual rights, that stockholder’s capital stock (or the portion thereof causing any of the foregoing consequences) will be immediately redeemable by us, or a person to whom we assign such right, as directed by a racing authority or, if not so directed, as and to the extent deemed necessary or advisable by our board of directors at a price specified by the racing authority or, if not so specified, we will use the net tangible asset method to determine redemption price. The value of the assets and liabilities to be used for this calculation will be the last published financial statement. Net tangible assets are calculated as follows: (total assets less intangible assets less all liabilities), divided by the total number of outstanding shares. We intend generally to redeem only the portion of that stockholder’s capital stock that gave rise to one of the foregoing consequences, but we may exercise our discretion to redeem a greater portion of all of such capital stock where such circumstances arose from affirmative misconduct by that stockholder, where that stockholder’s character determination by a regulator gave rise to such circumstance or where our board determines that that stockholder’s continued participation as a stockholder could adversely affect the company or its stockholders. We may pay all or any portion of the redemption price with a promissory note having a term of ending on the Distribution Date (subject to extension of a pro rata portion of the promissory note in the event a portion of our liquidation proceeds is distributed on a later date) and bearing interest at the lowest “applicable federal rate,” which is the rate published monthly by the Internal Revenue Service for purposes of identifying the lowest stated interest rate that will not result in any portion of principal being treated as interest. The principal amount of any such promissory note (which will be the purchase price for the shares being redeemed to the extent the redemption is effected with a promissory note in lieu of the tangible asset calculation described above) would be the amount payable upon our liquidation to the holder of the number of shares redeemed with such promissory note (assuming all shares redeemed with promissory notes remained outstanding on our end date). Payments under any such promissory note will be pari passu with other liquidating payments and holders of such promissory notes will not have any right to payment in preference to our common stockholders. We expect to satisfy all redemptions through the issuance of such promissory notes but reserve the right to pay cash if our Board of Directors concludes that it is in our best interest to do so. Commencing on the date that a racing authority serves notice of a determination of unsuitability or disqualification of a holder of our capital stock or our board of directors otherwise determines the stockholder or such stockholder’s holdings of our capital stock to have caused any of the foregoing consequences, until such consequences have been eliminated through a redemption or other change in ownership, such stockholder shall not receive any dividend, payment, distribution or interest or exercise any voting rights with respect to our capital stock.

To date, no regulator with which we have discussed the above provisions of our charter, which are designed to eliminate owner licensing constraints, has indicated that such regulator would specify a price at which a stockholder’s shares would be required to be redeemed. If more than one regulator were to impose different price requirements, we believe we could successfully resolve the conflicting pricing requirements through discussions with the regulators. If we were unable to do so, we could be prevented from racing one or more of our horses in a state whose redemption pricing requirements could not be satisfied.

Restriction on Transfer

Our by-laws provide that following the completion of our operating period, equity interests may not be transferred. We intend to instruct the transfer agent for our common stock that no transfers may be registered following the completion of our operating period. We will also include an appropriate legend on the confirmation of book entry shares.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends or other distributions on such stock prior to the Distribution Date.

Authorized but Unissued Capital Stock

The Delaware General Corporation Law (the “DGCL”) does not require stockholder approval for any issuance of authorized shares. Additional shares of our common stock and preferred stock may be used for a variety of corporate purposes, including future public offerings or to raise additional capital.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of the Delaware General Corporate Law and Certain Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Section 203 of the General Corporation Law of the State of Delaware. We are a Delaware corporation subject to Section 203 of the DGCL. In general, Section 203 provides that, subject to certain exceptions, we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine whether shares held under the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to that time, the business combination is approved by our board of directors at an annual or special meeting of stockholders and not by written consent, and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or is an affiliate or associate of us and within the previous three years did own, 15% or more of our outstanding voting stock.

Section 203 generally makes it more difficult for a person who is or would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in our and their best interests.

Amendment or Alteration of Bylaws. Our restated certificate of incorporation provides that with respect to the powers of stockholders to make, alter, amend or repeal our bylaws, the affirmative vote of the holders of at least 80% of the capital stock entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter, amend or repeal our bylaws. This may make it more difficult for stockholders to alter our amended and restated bylaws.

No Cumulative Voting. Holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, holders of more than 50% of the shares of our common stock can, if they choose to do so, elect all of our directors to be elected by our common stockholders. In such event, holders of the remaining shares of our common stock will not be able to elect any directors.

Calling of Special Meeting of Stockholders. Our restated certificate of incorporation provides that special meetings of stockholders for any purpose or purposes may be called at any time by our board of directors, but such special meetings may not be called by any other person or persons.

Advance Notice of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or one of its committees.

No Stockholder Action by Written Consent. Our restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board of directors. The affirmative vote of at least 80% in voting power of our then outstanding voting stock, voting together as a single class, shall be required to amend, repeal or adopt this provision of our restated certificate of incorporation.

Limitation on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemption); or

•	for transactions from which the director derived improper personal benefit.

Our restated certificate of incorporation and amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Transfer Agent and Registrar

We expect to appoint American Stock Transfer & Trust Company, LLC as the transfer agent and registrar for our common stock.

Material U.S. Tax Considerations

The following is a summary of material U.S. federal income and estate tax consequences relating to the acquisition, ownership and disposition of our common stock by Non-U.S. Holders (defined below). This summary is based upon the Internal Revenue Code of 1986, as amended or “Code,” the Treasury Regulations or the “Regulations” promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences of persons who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code.

This summary does not purport to deal with all aspects of U.S. federal income or other federal taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations, or persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or Non-U.S. Holders that own (or owned during the relevant period) actually or constructively, more than 5% of our common stock). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

Prospective purchasers of shares of our common stock are urged to consult their tax advisors concerning the U.S. federal income taxation and other tax consequences to them of acquiring, owning and disposing of shares of our common stock, as well as the application of state, local and foreign income and other tax laws.

Non-U.S. Holders

For purposes of the following summary, a “Non-U.S. Holder” is a holder of our common stock that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S., any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a Non-U.S. Holder is a partner in a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, that holds shares of our common stock, the tax treatment of such Non-U.S. Holder generally will depend upon its U.S. tax status and upon the activities of the partnership. If a Non-U.S. Holder is a partner of a partnership acquiring shares of our common stock, such Non-U.S. Holder is urged to consult its tax advisor about the U.S. tax consequences of holding and disposing of the shares of our common stock.

The description set forth above may not be applicable depending on a Non-U.S. Holder’s particular situation. Prospective Non-U.S. Holders of our common stock should consult their tax advisors with respect to the particular tax consequence to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Dividends

We do not expect to declare or pay any dividends on shares of our common stock in the foreseeable future. However, if we do pay dividends on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the Non-U.S. Holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of shares of our common stock and will be treated as described under “Gain on Disposition of Common Stock” below. Any dividend paid to a Non-U.S. Holder of shares of our common stock ordinarily will, except as described in the following paragraph, be subject to withholding of U.S. federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide an IRS Form W-8BEN or other appropriate version of Form W-8 certifying eligibility for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States generally will be exempt from the withholding tax described above (if the Non-U.S. Holder complies with applicable certification and disclosure requirements) and instead generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the Non-U.S. Holder were a U.S. person (unless, where an income tax treaty applies, the dividend is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). In order to obtain this exemption from withholding tax, a Non-U.S. Holder must provide an IRS Form W-8ECI properly certifying eligibility for such exemption. Dividends received by a corporate Non-U.S. Holder that are effectively connected with a trade or business conducted by such corporate Non-U.S. Holder in the United States may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock or Liquidation of the Company

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a disposition of shares of our common stock, including a disposition relating to a liquidation of the company, provided that (i) the gain is not effectively connected with a trade or business conducted by the Non-U.S. Holder in the U.S. (and, in the case of an applicable tax treaty, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), and (ii) in the case of a Non-U.S. Holder who is an individual and who holds the shares of our common stock as a capital asset, such Non-U.S. Holder is not present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. Additional special rules would apply if our stock were considered to be a U.S. real property interest, which we do not expect to be the case. Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of shares of our common stock.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death may be included in the individual’s gross estate for U.S. federal estate tax purposes, and therefore may be subject to U.S. federal estate tax unless an applicable estate tax or other treaty provides otherwise.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30% on payments to certain foreign entities, after December 31, 2013, of dividends on and, after December 31, 2014, the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Information Reporting and Backup Withholding

U.S. backup withholding tax generally will not apply to payments of dividends to a Non-U.S. Holder if the certification described above in “Dividends” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any claimed exemption are not satisfied.

Certain payments may be subject to information reporting even if a Non-U.S. Holder establishes an exemption from backup withholding. Copies of information returns reporting dividend payments and any withholding may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their tax advisors regarding their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

The foregoing discussion of U.S. federal income tax considerations is not tax advice. Accordingly, each prospective Non-U.S. Holder of our common stock should consult that holder’s tax advisor with respect to the federal, state, local, estate and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

Plan of Distribution

The company is registering 405,000 shares of its common stock for sale at the price of $10.00 per share on a best efforts, all or none basis. We will sell these securities directly. There is no arrangement to address the possible effect of this offering on the price of the stock. As of the date of this prospectus, the company has 1,000 shares of common stock issued and outstanding.

In connection with the company’s selling efforts in this offering, none of our officers, directors, employees or independent contractors will be compensated in connection with their participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale or an exemption from such registration is available and with which the company has complied. In addition, and without limiting the foregoing, the company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to securities transactions during the period of time when this Registration Statement is effective.

We plan to market our common stock through roadshow presentations at Golden Gate Fields in Berkeley, California and Pimlico Race Course in Baltimore, Maryland, which are owned and operated by The Stronach Group, and possibly at additional racetracks. The roadshows will be open to residents of states in which the offering has been registered. We plan to maintain physical booths at these racetracks to distribute prospectuses and subscription agreements and to create awareness of the roadshow presentations. We may also maintain information booths and/or conduct roadshows at major horse auctions. We also plan to market our common stock through advertisements in print and electronic media, including email, and other methods in compliance with applicable laws and regulations, including securities laws. We plan to permit investors who wish to do so to review this prospectus and complete their subscriptions online at a web site we intend to establish at the internet address www.horseracingleagueipo.com. Other than our prospectus in electronic format, the information on such website, including prospectuses and subscription agreements relating to our sister companies that may be accessed on such website, is not part of this prospectus. We may engage unaffiliated third parties to manage certain administrative and customer service functions relating to our common stock, including handling inquiries from potential investors, mailing investment kits, meeting with investors, and responding to written and telephonic questions relating to our common stock. We may elect to perform some or all of these duties ourselves.

We have engaged Aegis Capital Corp. (“Aegis”), a FINRA member broker-dealer, as a financial advisor and selling agent in connection with the offering. Aegis received a fee of $75,000 in consideration of its services as financial advisor for the offerings by the company and its five sister companies and is also entitled to up to an aggregate maximum of $50,000 in accountable expense reimbursements. Aegis is entitled to a sales fee of four percent (4%) in connection with sales to investors who invest in the offering through Aegis. Aegis, in its sole discretion, will determine which investors may invest in the offering through Aegis and all other investors may invest in the offering by purchasing shares directly from the company. We have agreed to indemnify Aegis against specific liabilities, including liabilities under the Securities Act of 1933.

We may employ the services of other FINRA member broker-dealers as selling agents in connection with the offering but have not determined the terms of any such engagement. If an agreement concerning the use of the services of any other broker-dealer is reached, we will file an amendment to the registration statement containing this prospectus to disclose the name of the broker-dealer, the compensation being paid to the broker-dealer and any other material terms of our agreement with the broker-dealer, including any agreement that we make to indemnify the broker-dealer against specific liabilities, including liabilities under the Securities Act of 1933. Any written agreement that we reach with the broker-dealer will also be filed as an exhibit to the registration statement. We will file an amendment to the registration statement containing this prospectus to reflect any material change to our plan of distribution. We will cease selling our common stock until the SEC declares the amendment effective.

The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act of 1933 rather than under this prospectus. Any such shares will be sold at the same price as shares sold under this prospectus, the proceeds of any subscriptions for such shares will be deposited in the escrow account on the same terms and conditions as other subscriptions and such subscriptions will count toward satisfaction of the closing condition that all of the shares covered hereby be sold during the offering period in order for a closing to be conducted.

Offering Period and Expiration Date

This offering will start on the date the registration statement of which this prospectus is a part is declared effective by the SEC and continue for a period of up to 90 days.

Procedures for Subscribing

Once the Registration Statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

1.	receive, review and execute and deliver a subscription agreement; and

2.	deliver funds to us in the manner described below for acceptance or rejection.

Subscription agreements will be made available to prospective investors, together with this prospectus, at our roadshow presentations and over the internet only after the registration statement is declared effective by the SEC. Prospectuses and (once the registration statement is declared effective by the SEC) subscription agreements will be available at our marketing booths. We will not accept any money until the registration statement is declared effective by the SEC.

Investors will be required to represent that their investment in the offering, together with any investments in our sister companies, does not represent in excess of 10% of their net worth, exclusive of their principal residence. Pennsylvania and Kentucky residents will be required to represent that they have (i) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home, and home furnishings; or (ii) a minimum net worth of $250,000, exclusive of automobile, home, and home furnishings, plus, in the case of Pennsylvania residents, estimated gross income of $65,000 during the current tax year, and in addition, in either case, that their investment does not exceed 10% of their net worth. California, Oregon and New Jersey residents will be required to represent that they have (i) a minimum liquid net worth (exclusive of home, home furnishings and automobile) of $250,000, plus estimated $65,000 gross income during the current tax year; or (ii) a minimum liquid net worth (exclusive of home, home furnishings and automobile) of $500,000, and in addition, in either case, that their investment does not exceed 10% of their net worth.

The minimum investment in the offering is $100. Funds may be delivered in cash or by check, wire transfer or, subject to our completion of arrangements with our payment processor, debit card. Prospective investors delivering funds by debit card will be required to pay, in advance, a non-refundable $3.50 per transaction convenience fee.

Payments by check will be deposited by us directly into an account under the control of American Stock Transfer & Trust Company, LLC as escrow agent. Cash and debit card payments will be deposited by us into a segregated account and wire transferred in batch daily to the AST escrow account.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned promptly by us to the subscriber, without interest or deductions, except that no refund will be made of the $3.50 per transaction convenience fee associated with a debit card transaction.

Acceptance of Subscriptions

Upon the company’s acceptance of a subscription agreement and receipt of full payment, the company shall countersign the subscription agreement and the transfer agent will deliver a copy of the signed subscription agreement and a notice that book-entry shares have been issued.

Expenses of This Offering

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the offer and sale of our common stock by us. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$464
Printing expenses	45,000
Legal fees and expenses	25,000
Accounting fees and expenses	17,000
Marketing expenses	49,000
State filing fees	17,810
Miscellaneous	3,000

Total	$157,274

Legal Matters

The validity of our common stock and certain other legal matters in connection with the offering will be passed upon for us, as to U.S. federal law, by Akerman Senterfitt LLP, New York, New York.

Experts

Our audited financial statements at December 31, 2011 and for the period from November 18, 2011 to December 31, 2011 included in this prospectus have been audited by Marcum LLP, independent registered public accountants, as stated in their report included in this prospectus. Such audited consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form S-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file periodic reports, proxy statements and other information with the SEC. You may inspect and copy these periodic reports, proxy statements and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement.

Ginger Punch Racing Corporation

Balance Sheets

(A Development Stage Company)

Unaudited

	February 29, 2012	December 31, 2011
Current Assets:
Cash & Cash Equivalents	$2,878	$10,000
Non Current Assets:
Livestock Horses	1,443,285	1,325,517
Prepaids & Other	47,086	—

Total Assets	$1,493,249	$1,335,517

Current Liabilities:
Accounts Payable	$102,329	$39,711
Due to Related Parties	347,092	140,883
Accrued Liabilities	8,562	1,712

Total Current Liabilities	457,983	182,306
Other Liabilities:
Promissory Note—Related Party (Net of Discount)	1,131,057	1,124,723

Total Liabilities	1,589,040	1,307,029
Stockholders’ Equity (Deficit)
Common Stock $0.001 Par Value	1	1
Additional Paid-in Capital	123,999	123,999
Deficit accumulated during the development stage	(219,791)	(95,512)

Total Stockholders’ Equity (Deficit)	($95,791)	28,488

Total Liabilities and Stockholders’ Equity	$1,493,249	$1,335,517

See accompanying notes to financial statements

Ginger Punch Racing Corporation

Statements of Operations

(A Development Stage Company)

Unaudited

	Two Months Ended Feb 29, 2012		From Inception (November 18, 2011) To February 29, 2012
Revenue:

Total Revenue	$		$

Operating Expenses:
Training and Maintenance Fee (Related Party)		$62,232		$108,906
Marketing/Advertising		6,042		13,163
Legal		13,517		38,517
Accounting		553		12,553
Salaries		6,849		8,562
Incorporation Costs		—		533
Filing Fees		20,495		21,220
Travel		—		215
Insurance		2,172		2,172
Consulting		1,248		1,248
Financial Advisor		4,667		4,667
Misc		171		171
Interest Expense		6,333		7,866

Total Operating Expenses		124,279		219,791

Net Loss		$(124,279)		$(219,791)

Basic and Diluted Loss Per Common Share		(124.28)

Weighted Average Shares Outstanding		1,000

See accompanying notes to financial statements

Ginger Punch Racing Corporation

Statements of Stockholders’ Equity (Deficit)

(A Development Stage Company)

Unaudited

	Common Stock		Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Balance, November 18, 2011 (Inception)	—	$—	$—	$—	$—
Common Stock Issued for Cash ($10 per share)	1,000	1	9,999	—	10,000
Discount of Promissory Note (Related Party)			114,000	—	114,000
Net Loss for the Period	—	—	—	(95,512)	(95,512)

Balance, December 31, 2011	1,000	$1	$123,999	$(95,512)	$28,488
Net loss—two-months ended February 29, 2012	—	—	—	(124,279)	(124,279)

Balance, February 29, 2012	1,000	$1	$123,999	$(219,791)	$(95,791)

See accompanying notes to financial statements

Ginger Punch Racing Corporation

Statements of Cash Flows

February 29, 2012

(A Development Stage Company)

Unaudited

	Two Months Ended Feb 29, 2012	From Inception (November 18, 2011) To February 29, 2012
Cash Flows From Operating Activities
Net (Loss)	$(124,279)	$(219,791)
Adjustments to reconcile net loss to net cash used in operating activities
Interest Expense on Below Market Interest of Promissory Note, Related Party	6,333	7,866
Changes in operating assets and liabilities:
(Increase)/Decrease in Prepaid & Other	(47,086)	(47,086)
Increase/(Decrease) in Accounts Payable	62,618	102,329
Increase/(Decrease) in Due to Related Parties	88,441	140,998
Increase/(Decrease) in Accrued Liabilities	6,849	8,562

Net Cash Used in Operating Activities	(7,122)	(7,122)

Cash Flows From Financing Activities
(Payments)/Proceeds From Issuance of Common Stock for Cash	—	1
(Payments)/Proceeds on Additional Paid-in Capital	—	9,999

Net Cash Provided by Financing Activities	—	10,000

Net Change in Cash and Cash Equivalents	(7,122)	2,878
Cash and Cash Equivalents at the Beginning of the Period	10,000	—

Cash and Cash Equivalents at the End of the Period	$2,878	$2,878

Non Cash Investing Activities
Purchase of Livestock Horses Through Issuance of Promissory Note, Related Party	$—	$1,237,191

Development of Livestock Horses Through Advances by Related Party	$117,768	$206,094

Non Cash Financing Activities
Discount on Below Market Interest of Promissory Note, Related Party	$106,134	$106,134

See accompanying notes to financial statements

GINGER PUNCH RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 1, 2012 to February 29, 2012 and from Inception on November 18, 2011 to February 29, 2012.

Unaudited

1.	ORGANIZATION AND BASIS OF PRESENTATION

The company was incorporated in the State of Delaware on November 18, 2011 and currently owns 20 thoroughbred racehorses and intends to train and race those that are determined to be suitable for racing, until approximately the fourth quarter of 2013. The company intends to liquidate their assets on a date specified in November of 2013. The company’s horses will be liquidated, following the completion of the company’s operating period, in nationally recognized auctions beginning in November 2013 (other than such of the horses as may be sick or injured, which will be disposed of as deemed advantageous by management in transactions not involving any director, officer or significant stockholder) and the net proceeds from the liquidation of the company’s assets, net of required reserves, will be distributed no later than March 31, 2014 to stockholders of record as of a date established by the company’s certificate of incorporation that coincides with the termination of the company’s operating period. The company’s principal offices are located in Hallandale Beach, Florida.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information in footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. Operating results for the two-month period ended February 29, 2012 and from Inception on November 18, 2011 to February 29, 2012 are not necessarily indicative of the results that may be expected for the year ended December 31, 2012. The accompanying balance sheet as of December 31, 2011 was derived from the audited financial statements as of December 31, 2011.

Development Stage

The company is considered to be a development stage company and as such, the company’s financial statements are prepared in accordance with Accounting Standards Codification (“ASC”) topic 915 “Development Stage Entities.” The company is subject to all the risks associated with development stage companies. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

As a development stage company, management devotes most of its time to forming and developing the training of its thoroughbred horses. The future of the company is dependent upon its ability to raise proceeds from a public offering and upon future profitable operations from the development and performance of its racehorses. These financial statements have been prepared on a going concern basis, which implies the company will continue to realize its assets and discharge its liabilities in the normal course of business. The company has never declared any dividends and is unlikely to generate earnings in the immediately foreseeable future and does not intend to declare dividends prior to liquidation even if earnings are generated. The company’s continuation as a going concern and its ability to emerge from the development stage with its planned principal business activity is dependent upon the continued financial support of its stockholder, its ability to obtain the necessary equity or other financing, and its ability to attain profitable operations.

GINGER PUNCH RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 1, 2012 to February 29, 2012 and from Inception on November 18, 2011 to February 29, 2012.

Unaudited

Public Offering and Financial Assurance of Business Plan

The future of the company is dependent upon its ability to raise proceeds from a public offering and upon future profitable operations from the development and performance of its racehorses. The company is contemplating conducting an offering of its equity securities to obtain additional operating capital. The company is offering 405,000 shares of common stock, $.001 par value, at $10.00 per share on a best efforts, all or none basis. If the company sells the total number of shares being offered, it will receive gross proceeds from the public offering and the concurrent closing of a previously negotiated private placement of 44,000 shares to an affiliate of $4,490,000, less the costs and expenses related to the offering.

On March 2, 2012, TSG Developments Investments Inc., a member of The Stronach Group, provided a commitment letter that in the event the offering does not close, it will to the extent necessary fund up to a maximum amount of $4,050,000 by way of a loan or otherwise in its sole discretion for working capital amounts reasonably required to implement our business plan as we may modify the same from time to time. There are not third party beneficiaries of this commitment letter.

2.	SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the company’s knowledge of current events and actions that the company may undertake in the future, actual results could differ from those estimates.

Livestock Horses

Livestock horses are depreciated using the straight-line method based on the following estimated useful lives:

Years
Livestock Horses	2.0

Livestock horses are stated at the lower of cost or market value. As of February 29, 2012, in light of the recency of the company’s acquisition of the horses at prices equal to those paid by Alpen House in auctions by unaffiliated third parties, cost was deemed to be the best evidence of market value and the company’s livestock horses were therefore stated at cost.

Costs of maintaining horses prior to maturity and entered into a race or disposition are capitalized as an additional costs of the horse. Capitalized costs for the period from January 1, 2012 through February 29, 2012 were approximately $118,000 and capitalized costs for the period from Inception on November 18, 2011 to February 29, 2012 were approximately $206,000. When a horse is sold or otherwise disposed of, the

GINGER PUNCH RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 1, 2012 to February 29, 2012 and from Inception on November 18, 2011 to February 29, 2012.

Unaudited

cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

The company evaluates the recoverability of its Long Term Assets in accordance with ASC topic 360, which requires recognition of impairments of long lived assets in the event an indication of impairment exists and the net book value of such assets exceeds the expected future value net cash flows attainable to such assets. The company’s impairment policy provides for an independent third party valuation of each of its livestock horses to be obtained semiannually. In addition, livestock horses are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Because the company expects that its livestock horses will race, on average, once every three months during the company’s operating period, the company examines its livestock horses for potential impairment if, due to injury, illness or other events, the horse is expected to be unable to train or race for a period of at least three months. If it is anticipated that the horse will race six times during the company’s operating period, an impairment loss will not be recognized solely because the horse is expected to be unable to train or race for at least three months. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value. The company has not recognized an impairment loss as a result of any such events to date and does not believe the value of its horses have been affected by any injuries suffered by them.

As explained in Note 7, beginning November 2012, the company’s financial statements will be prepared on a liquidating basis and assets will be valued at estimated net realizable value; accordingly, an impairment loss will be recognized during such period if the carrying amount of the asset exceeds its net realizable value.

The company has recorded no losses from impairment and no depreciation expense for the period from inception (November 18, 2011) to February 29, 2012 as all the horses were in development and all costs to develop the horses have been capitalized. The estimated date the horses will be entered into a race is July 1, 2012.

2012
Horses	$1,237,191
Costs of Development	206,094

Total Livestock Horses	$1,443,285

Cost of Development represent boarding, training, blacksmith, veterinary and land use for the horses. These specific costs are capitalized until the horse runs it first race.

Revenue Recognition

The company pursues opportunities to realize revenues from two principal activities: racing horses during its operating period and selling its horses in claiming races or in connection with the liquidation of the company’s assets or otherwise. It is the company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities such as horse races are recognized upon claiming the purse winnings and the company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the horses are recognized when the horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

GINGER PUNCH RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 1, 2012 to February 29, 2012 and from Inception on November 18, 2011 to February 29, 2012.

Unaudited

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs totaled $6,041 for the period from January 1, 2012 to February 29, 2012 and totaled $13,162 for the period from Inception on November 18, 2011 to February 29, 2012.

Fair Value of Financial Instruments

ASC Topic 820-10 requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of February 29, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximates their fair values. These financial instruments include cash, accounts payable, promissory notes and advances from related parties. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) ASC 740, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The company is subject to taxation in the United States. All of the company’s tax years since inception remain subject to examination by Federal and state jurisdictions.

The company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Statements of Operations.

Earnings per Share

Basic earnings per share are calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period. Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period.

Concentration of Credit Risk

Financial instruments that potentially expose the company to concentration to credit risk consist primarily of cash and cash equivalents.

GINGER PUNCH RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 1, 2012 to February 29, 2012 and from Inception on November 18, 2011 to February 29, 2012.

Unaudited

3.	RECENTLY ENACTED ACCOUNTING STANDARDS

There were various accounting standards and interpretations issued during 2011, none of which are expected to have a material impact on the company’s financial position, operations, or cash flows.

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any other pronouncement that could have a material impact on the company’s financial position, results of operations or cash flows.

4.	RELATED PARTY TRANSACTIONS

The company does business with a number of entities related through common control as summarized below.

The Stronach Group

The Stronach Group, a privately-held consortium, owns and operates a number of racehorse tracks and certain horseracing technology assets.

Golden Pegasus Racing Incorporated

Golden Pegasus Racing Incorporated, an entity controlled by The Stronach Group, is currently the company’s sole stockholder. Golden Pegasus will provide training and maintenance services and will supervise all aspects of the training and racing development of the company’s horses. The company has entered into a training and maintenance agreement with Golden Pegasus under which substantially all of the costs of ownership of the company’s horses will be borne by Golden Pegasus and the company will pay Golden Pegasus during the operating period $150 per actively managed horse per day and $50 per horse per day for horses that have been retired whether or not they are being retrained for purposes other than racing. The training and maintenance fee also includes charges for vanning and general administration as well as other less significant expenses.

For the period from January 1, 2012 to February 29, 2012 the company incurred expense under the training and maintenance agreement of $180,000 and $315,000 for the period from Inception on November 18 to February 29, 2012. From January 1,2012 to February 29, 2012 costs of development of the race horses of approximately $118,000 were capitalized and general and administration of approximately $62,000 was reported as training and maintenance fee on the statement of operations. From the period of Inception on November 18, 2011 to February 29, 2012 costs of the development of the race horses of approximately $206,000 were capitalized and general and administration of approximately $109,000 was reported as training and maintenance fee on the statement of operations.

The Alpen House Racing ULC

The company’s horses were acquired by Alpen House at auctions during 2011 and transferred to the company at cost in exchange for a promissory note for approximately $1,237,191, see note 5. The Alpen House is a wholly owned subsidiary of the Stronach Group. The boarding location and selection of trainers are made by Alpen House on behalf of Golden Pegasus. For the most part the racehorses will be boarded at a related party location.

GINGER PUNCH RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 1, 2012 to February 29, 2012 and from Inception on November 18, 2011 to February 29, 2012.

Unaudited

Summary:
TSG Developments Investments Inc	$8,159
Golden Pegasus Racing Corporation	$315,000
Frank Stronach	23,599
Stronach Consulting Corp	334

Total due to Related Parties	$347,092

Golden Pegasus Racing Corporation is owed $315,000 for training and maintenance fees. Frank Stronach is owed $23,599 as advances made to the company for operating expenses including approximately $20,000 for professional fees $3,100 for marketing, and $495 for filing fees. Stronach Consulting Corp is owed $334 for advances made for a deposit for an equine photographer. TSG Developments Investments Inc. are owed $8,159 for advance made to the company including $3,492 for various marketing services and $4,667 for professional services.

These amounts are non-interest bearing and have no fixed terms for repayment.

Director Compensation

The directors of the company who remain on the Board of Directors on the date of the liquidating distribution of the company will be entitled to a fee equal to a percentage of the company’s net assets available for distribution on such date equal to 100 multiplied by a fraction, (1) the numerator of which is equal to 400 and (2) the denominator of which is equal to the sum of (a) the number of shares of Common Stock outstanding at such time plus (b) the product of 400 multiplied by the number of such directors.

5.	PROMISSORY NOTE (RELATED PARTY)

In connection with the acquisition of the livestock horses the company entered into a Promissory Note with Alpen House, a related party, with a face value of approximately $1,237,191 with a stated interest rate of 0.19% annually, an effective interest rate of 3.25% and a discount of approximately $114,000 as of December 16, 2011. The discount of $114,000 has been allocated to paid in capital and amortized using a 36 month straight line amortization method. Accordingly, interest expense of $6,333 and $7,866 for the period from January 1, 2012 to February 29, 2012 and from the period from Inception (November 18, 2011) to February 29, 2012, respectively, has been recorded on the promissory note. The principal and accrued interest is due on the earlier of December 16, 2014 or the date of consummation of an offering of equity securities from which net proceeds from the sale of such equity securities to persons other than affiliates of the company or its related parties equal or exceed the amount then due under the promissory note. The promissory note is collateralized by substantially all the assets of the company.

6.	CAPITAL STOCK

The company has authorized one thousand (1,000) shares of par value $.001 common stock, of which 1,000 shares were issued and outstanding as of February 29, 2012. Shareholders are entitled to one vote per common share. These common shares do not have conversion rights. There were no dividends paid as of February 29, 2012. Golden Pegasus is the shareholder of record for the 1,000 shares of Common Stock.

No. of Shares
Common Stock	1,000

GINGER PUNCH RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 1, 2012 to February 29, 2012 and from Inception on November 18, 2011 to February 29, 2012.

Unaudited

7.	LIQUIDATION

The company intends to liquidate its assets at the end of its operating period, which will occur on a date to be specified by charter amendment during November of 2013. As a result of the decision to liquidate in accordance with accounting principles generally accepted in the United States, the company’s financial statements beginning November 2012 will be prepared on a liquidating basis. Assets will be valued at estimated net realizable value, and liabilities will include estimated payments and costs associated with carrying out the plan of liquidation.

The valuation of assets and liabilities on a liquidating basis necessarily requires significant estimates by management. It is not presently determinable whether the amounts realizable from the disposition of the company’s assets or the ultimate obligations to liquidate the company’s liabilities will differ materially from the amounts shown in future financial statements. Variations between the estimates made by management and the actual amounts realized or paid will be reflected in the financial statements of the periods when these differences are determinable.

8.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The company may from time to time become a party to various legal proceedings arising in the ordinary course of business. The company is not presently involved in any legal proceedings and was not involved in any such proceedings from inception on November 18, 2011 to February 29, 2012.

9.	SUBSEQUENT EVENTS

On March 30, 2012, the Company engaged Aegis Capital Corp. (“Aegis”), a FINRA member broker-dealer, as a financial advisor in connection with the offering. Aegis received a fee of $75,000 in consideration of its services as financial advisor for the offerings by the Company and its five sister companies and is also entitled to up to an aggregate maximum of $50,000 in accountable expense reimbursements.

On April 20, 2012, the Company engaged Aegis as a sales agent in connection with the offering. Aegis will be entitled to a sales fee of four percent (4%) in connection with sales to investors who invest in the offering through Aegis. Aegis, in its sole discretion, will determine which investors may invest in the offering through Aegis and all other investors may invest in the offering by purchasing shares directly from the Company.

The company has evaluated subsequent events through the date the financial statements were issued and no material adjustments are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Ginger Punch Racing Corporation

We have audited the accompanying balance sheet of Ginger Punch Racing Corporation (A Development Stage Company) (the “Company”) as of December 31, 2011, and the related statements of operations, stockholder’s equity and cash flows for the period from Inception (November 18, 2011) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ginger Punch Racing Corporation (A Development Stage Company), as of December 31, 2011, and the results of its operations and its cash flows for the period from Inception (November 18, 2011) to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, Florida

March 19, 2012, except for Note 9, as to which the date is April 2, 2012

Ginger Punch Racing Corporation

Balance Sheet

December 31, 2011

(A Development Stage Company)

Current Assets:
Cash & Cash Equivalents	$10,000
Non Current Assets:
Livestock Horses	1,325,517

Total Assets	$1,335,517

Current Liabilities
Account Payable	$39,711
Due to Related Parties	140,883
Accrued Liabilities	1,712

Total Current Liabilities	182,306
Other Liabilities
Promissory Note—Related Party (Net of Discount—$114,000)	1,124,723

Total liabilities	1,307,029
Stockholder’s Equity
Common Stock $0.001 par value, 1,000 shares authorized, issued and outstanding	1
Additional Paid In Capital	123,999
Accumulated Deficit	(95,512)

Total Stockholder’s Equity	28,488

Total Liabilities & Stockholder’s Equity	$1,335,517

See accompanying notes to financial statements

Ginger Punch Racing Corporation

Statement of Operations

For the Period From Inception (November 18, 2011) to December 31, 2011

(A Development Stage Company)

Revenue

TOTAL REVENUE	$—

Operating Expenses
Training and Maintenance Fee (Related Party)	46,674
Accounting	12,000
Incorporation Costs	533
Legal	25,000
Marketing/Advertising	7,121
Salaries	1,712
Travel	215
Interest Expense	1,532
Filing Fees	725

$95,512

NET LOSS	$(95,512)

Basic and diluted loss per common share	$(95.51)

Weighted average shares outstanding	1,000

See accompanying notes to financial statements

Ginger Punch Racing Corporation

Statement Of Stockholder’s Equity

For the Period From Inception (November 18, 2011) to December 31, 2011

(A Development Stage Company)

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, November 18, 2011 (Inception)	—	$—	$—	$—	$—
Common Stock Issued for Cash ($10 per share)	1,000	1	9,999	—	10,000
Discount of Promissory Note (Related Party)			114,000	—	114,000
Net Loss for the Period	—	—	—	(95,512)	(95,512)

Balance, December 31, 2011	1,000	$1	$123,999	$(95,512)	$28,488

See accompanying notes to financial statements

Ginger Punch Racing Corporation

Statement Of Cash Flows

For the Period From Inception (November 18, 2011) to December 31, 2011

(A Development Stage Company)

Cash flows from operating activities
Net Loss	$(95,512)
Interest Expense on Below Market Interest of Promissory Note, Related Party	1,532
Changes in operating assets and liabilities:
Increase/(Decrease) in Accounts Payable	39,711
Increase/(Decrease) In Due To Related Parties	52,557
Increase/(Decrease) In Accounts Payable	1,712

Net Cash provided by Operating Activities	—

Cash Flows from Financing Activities
(Payments)/Proceeds from issuance of common stock for cash	1
(Payments)/Proceeds from Additional Paid-in Capital	9,999

Net Cash provided by financing activities	$10,000

Net Change in cash and cash equivalent	$10,000
Cash and Cash equivalent at the beginning of the period	$—

Cash and Cash Equivalent at the end of the period	$10,000

Non Cash Investing Activities
Purchase of Livestock Horses through issuance of promissory note, related party	$1,237,191

Development of Livestock Horses through advances by related party	$88,326

Non Cash Financing Activities
Discount on below market interest of promissory note, related party	$112,468

See accompanying notes to financial statements

GINGER PUNCH RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from Inception (November 18, 2011) to December 31, 2011

1.	ORGANIZATION AND BASIS OF PRESENTATION

The company was incorporated in the State of Delaware on November 18, 2011 and currently owns 20 thoroughbred racehorses and intends to train and race those that are determined to be suitable for racing, until approximately the fourth quarter of 2013. The company intends to liquidate their assets on a date specified in November of 2013. The company’s horses will be liquidated, following the completion of the company’s operating period, in nationally recognized auctions beginning in November 2013 (other than such of the horses as may be sick or injured, which will be disposed of as deemed advantageous by management in transactions not involving any director, officer or significant stockholder) and the net proceeds from the liquidation of the company’s assets, net of required reserves, will be distributed no later than March 31, 2014 to stockholders of record as of a date established by the company’s certificate of incorporation that coincides with the termination of the company’s operating period. The company’s principal offices are located in Hallandale Beach, Florida.

Development Stage

The company is considered to be a development stage company and as such, the company’s financial statements are prepared in accordance with Accounting Standards Codification (“ASC”) topic 915 “Development Stage Entities.” The company is subject to all the risks associated with development stage companies. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

As a development stage company, management devotes most of its time to forming and developing the training of its thoroughbred horses. The future of the company is dependent upon its ability to raise proceeds from a public offering and upon future profitable operations from the development and performance of its racehorses. These financial statements have been prepared on a going concern basis, which implies the company will continue to realize its assets and discharge its liabilities in the normal course of business. The company has never declared any dividends and is unlikely to generate earnings in the immediately foreseeable future and does not intend to declare dividends prior to liquidation even if earnings are generated. The company’s continuation as a going concern and its ability to emerge from the development stage with its planned principal business activity is dependent upon the continued financial support of its stockholder, its ability to obtain the necessary equity or other financing, and its ability to attain profitable operations.

Public Offering and Financial Assurance of Business Plan

The future of the company is dependent upon its ability to raise proceeds from a public offering and upon future profitable operations from the development and performance of its racehorses. The company is contemplating conducting an offering of its equity securities to obtain additional operating capital. The company is offering 405,000 shares of common stock, $.001 par value, at $10.00 per share on a best efforts, all or none basis. If the company sells the total number of shares being offered, it will receive gross proceeds from the public offering and the concurrent closing of a previously negotiated private placement of 44,000 shares to an affiliate of $4,490,000, less the costs and expenses related to the offering.

On March 2, 2012, TSG Developments Investments Inc., a member of The Stronach Group, provided a commitment letter that in the event the offering does not close, it will to the extent necessary fund up to a maximum amount of $4,050,000 by way of a loan or otherwise in its sole discretion for working capital amounts reasonably required to implement our business plan as we may modify the same from time to time. There are not third party beneficiaries of this commitment letter.

2.	SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the company’s knowledge of current events and actions that the company may undertake in the future, actual results could differ from those estimates.

Livestock Horses

Livestock horses are depreciated using the straight-line method based on the following estimated useful lives:

Years
Livestock Horses	2.0

Livestock horses are stated at the lower of cost or market value. As of December 31, 2011, in light of the recency of the company’s acquisition of the horses at prices equal to those paid by Alpen House in auctions by unaffiliated third parties, cost was deemed to be the best evidence of market value and the company’s livestock horses were therefore stated at cost.

Costs of maintaining horses prior to maturity and entered into a race or disposition are capitalized as an additional costs of the horse. Capitalized costs for the period from inception (November 18, 2011) through December 31, 2011 were approximately $88,000. When a horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

The company evaluates the recoverability of its Long Term Assets in accordance with ASC topic 360, which requires recognition of impairments of long lived assets in the event an indication of impairment exists and the net book value of such assets exceeds the expected future value net cash flows attainable to such assets. The company’s impairment policy provides for an independent third party valuation of each of its livestock horses to be obtained semiannually. In addition, livestock horses are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Because the company expects that its livestock horses will race, on average, once every three months during the company’s operating period, the company examines its livestock horses for potential impairment if, due to injury, illness or other events, the horse is expected to be unable to train or race for a period of at least three months. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value. The company has not recognized an impairment loss as a result of any such events to date and does not believe the value of its horses have been affected by any injuries suffered by them.

As explained in Note 7, beginning November 2012, the company’s financial statements will be prepared on a liquidating basis and assets will be valued at estimated net realizable value; accordingly, an impairment loss will be recognized during such period if the carrying amount of the asset exceeds its net realizable value.

The company has recorded no losses from impairment and no depreciation expense for the period from inception (November 18, 2011) to December 31, 2011 as all the horses were in development and all costs to develop the horses have been capitalized. The estimated date the horses will be entered into a race is July 1, 2012.

2011
Horses	$1,237,191
Costs of Development	88,326

Total Livestock Horses	$1,325,517

Cost of Development represent boarding, training, blacksmith, veterinary and land use for the horses. These specific costs are capitalized until the horse runs it first race.

Revenue Recognition

The company pursues opportunities to realize revenues from two principal activities: racing horses during its operating period and selling its horses in claiming races or in connection with the liquidation of the company’s assets or otherwise. It is the company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities such as horse races are recognized upon claiming the purse winnings and the company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the horses are recognized when the horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs totaled $7,121 for the period from inception (November 18, 2011) to December 31, 2011.

Fair Value of Financial Instruments

ASC Topic 820-10 requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2011. The respective carrying value of certain on-balance-sheet financial instruments approximates their fair values. These financial instruments include cash, accounts payable, promissory notes and advances from related parties. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) ASC 740, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than

50% likelihood of being sustained upon examination by the various taxing authorities. The company is subject to taxation in the United States. All of the company’s tax years since inception remain subject to examination by Federal and state jurisdictions.

The company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Statements of Operations.

Earnings per Share

Basic earnings per share are calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period. Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period.

Concentration of Credit Risk

Financial instruments that potentially expose the company to concentration to credit risk consist primarily of cash and cash equivalents.

3.	RECENTLY ENACTED ACCOUNTING STANDARDS

There were various accounting standards and interpretations issued during 2011, none of which are expected to have a material impact on the company’s financial position, operations, or cash flows.

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any other pronouncement that could have a material impact on the company’s financial position, results of operations or cash flows.

4.	RELATED PARTY TRANSACTIONS

The company does business with a number of entities related through common control as summarized below.

The Stronach Group

The Stronach Group, a privately-held consortium, owns and operates a number of racehorse tracks and certain horseracing technology assets.

Golden Pegasus Racing Incorporated

Golden Pegasus Racing Incorporated, an entity controlled by The Stronach Group, is currently the company’s sole stockholder. Golden Pegasus will provide training and maintenance services and will supervise all aspects of the training and racing development of the company’s horses. The company has entered into a training and maintenance agreement with Golden Pegasus under which substantially all of the costs of ownership of the company’s horses will be borne by Golden Pegasus and the company will pay Golden Pegasus during the operating period $150 per actively managed horse per day and $50 per horse per day for horses that have been retired whether or not they are being retrained for purposes other than racing. The training and maintenance fee also includes charges for vanning and general administration as well as other less significant expenses.

For the period from Inception (November 18, 2011) to December 31, 2011 the company incurred expense under the training and maintenance agreement of $135,000. Costs of development of the race horses of approximately $88,000 were capitalized and general and administration of approximately $47,000 was reported as training and maintenance fee on the statement of operations.

The Alpen House Racing ULC

The company’s horses were acquired by Alpen House at auctions during 2011 and transferred to the company at cost in exchange for a promissory note for approximately $1,237,191, see note 5. The Alpen House is a wholly owned subsidiary of the Stronach Group. The boarding location and selection of trainers are made by Alpen House on behalf of Golden Pegasus. For the most part the racehorses will be boarded at a related party location.

Summary:
Golden Pegasus Racing Corporation	$135,000
Frank Stronach	5,550
Stronach Consulting Corp.	333

Total due to Related Parties	$140,883

Golden Pegasus Racing Corporation is owed $135,000 for the first 45 days of training and maintenance fees. Frank Stronach is owed $5,550 as advances made to the company for operating expenses including $2,055 for marketing, $3,000 for professional services and $495 for filing fees. Stronach Consulting Corp. is owed $333 for advances made for a deposit for an equine photographer.

These amounts are non-interest bearing and have no fixed terms for repayment.

Director Compensation

The directors of the company who remain on the Board of Directors on the date of the liquidating distribution of the company will be entitled to a fee equal to a percentage of the company’s net assets available for distribution on such date equal to 100 multiplied by a fraction, (1) the numerator of which is equal to 400 and (2) the denominator of which is equal to the sum of (a) the number of shares of Common Stock outstanding at such time plus (b) the product of 400 multiplied by the number of such directors.

5.	PROMISSORY NOTE (RELATED PARTY)

In connection with the acquisition of the livestock horses the company entered into a Promissory Note with Alpen House, a related party, with a face value of approximately $1,237,191 with a stated interest rate of 0.19% annually, an effective interest rate of 3.25% and a discount of approximately $114,000 as of December 16, 2011. The discount of $114,000 has been allocated to paid in capital and amortized using a 36 month straight line amortization method. Accordingly, interest expense of $1,532 has been recorded on the promissory note. The principal and accrued interest is due on the earlier of December 16, 2014 or the date of consummation of an offering of equity securities from which net proceeds from the sale of such equity securities to persons other than affiliates of the company or its related parties equal or exceed the amount then due under the promissory note. The promissory note is collateralized by substantially all the assets of the company.

6.	CAPITAL STOCK

The company has authorized one thousand (1,000) shares of par value $.001 common stock, of which 1,000 shares were issued and outstanding as of December 31, 2011. Shareholders are entitled to one vote per common share. These common shares do not have conversion rights. There were no dividends paid as of December 31, 2011. Golden Pegasus is the shareholder of record for the 1,000 shares of Common Stock.

No. of Shares
Common Stock	1,000

7.	LIQUIDATION

The company intends to liquidate its assets at the end of its operating period, which will occur on a date to be specified by charter amendment during November of 2013. As a result of the decision to liquidate in accordance with accounting principles generally accepted in the United States, the company’s financial statements beginning November 2012 will be prepared on a liquidating basis. Assets will be valued at estimated net realizable value, and liabilities will include estimated payments and costs associated with carrying out the plan of liquidation.

The valuation of assets and liabilities on a liquidating basis necessarily requires significant estimates by management. It is not presently determinable whether the amounts realizable from the disposition of the company’s assets or the ultimate obligations to liquidate the company’s liabilities will differ materially from the amounts shown in future financial statements. Variations between the estimates made by management and the actual amounts realized or paid will be reflected in the financial statements of the periods when these differences are determinable.

8.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The company may from time to time become a party to various legal proceedings arising in the ordinary course of business. The company is not presently involved in any legal proceedings and was not involved in any such proceedings from inception (November 18, 2011) to December 31, 2011.

9.	SUBSEQUENT EVENTS

On March 30, 2012, the Company engaged Aegis Capital Corp. (“Aegis”), a FINRA member broker-dealer, as a financial advisor in connection with the offering. Aegis received a fee of $75,000 in consideration of its services as financial advisor for the offerings by the Company and its five sister companies and is also entitled to up to an aggregate maximum of $50,000 in accountable expense reimbursements.

On April 20, 2012, the Company engaged Aegis as a sales agent in connection with the offering. Aegis will be entitled to a sales fee of four percent (4%) in connection with sales to investors who invest in the offering through Aegis. Aegis, in its sole discretion, will determine which investors may invest in the offering through Aegis and all other investors may invest in the offering by purchasing shares directly from the Company.

The company has evaluated subsequent events through the date the financial statements were issued and no material events have occurred.

405,000 Shares

GINGER PUNCH RACING CORPORATION

Common Stock

Prospectus

                    , 2012

You should rely only on the information in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Through and including,                     , 2012 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, will be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the offer and sale of our common stock by us. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$464
Printing expenses	45,000
Legal fees and expenses	25,000
Accounting fees and expenses	17,000
Marketing expenses	49,000
State filing fees	17,810
Miscellaneous	3,000

Total	$157,274

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Bylaws authorize the indemnification of our officers and directors, consistent with Section 145 of the DGCL, as amended. The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

Effective December 16, 2011, the Registrant issued 1,000 shares of its common stock to Golden Pegasus Racing Incorporated, the initial stockholder, for a purchase price of $10.00 per share. Golden Pegasus Racing Incorporated has also subscribed for 44,000 shares of our common stock in a previously negotiated private placement at a purchase price of $10.00 per share.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as part of this Registration Statement.

Exhibit Number	Description

3.1+	Restated Certificate of Incorporation of the Registrant

3.2+	Amended and Restated By-Laws of the Registrant

3.3+	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant

3.4	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant

4.1	Form of Subscription Agreement

4.2	Form of Online Subscription Agreement

5.1+	Opinion of Akerman Senterfitt LLP, Counsel of the Registrant

10.1+	Purchase and Sale Agreement dated as of December 16, 2011 between the registrant and The Alpen House Racing ULC

10.2+	Promissory Note of the registrant dated December 16, 2011

Exhibit Number	Description

10.3+	Training and Maintenance Agreement dated as of December 16, 2011 between the registrant and Golden Pegasus Racing Incorporated

10.4+	Facilities Agreement dated as of December 16, 2011 between the registrant and Golden Pegasus Racing Incorporated

10.5+	Employment Agreement between the registrant and Jack Brothers

10.6+	Employment Agreement between the registrant and Lyle Strachan

10.7+	Form of Indemnification Agreement

10.8+	Sublicense Agreement dated as of November 18, 2011 between the registrant and TSG HIP Inc.

10.9+	Conflicts of Interest Policy

10.10+	Acknowledgments of Conflicts of Interest Policy by certain affiliates

10.11+	Employment Agreement between the registrant and Samira Sharmouj

10.12+	Amended and Restated Facilities Agreement dated as of March 13, 2012 between the registrant and Golden Pegasus Racing Incorporated

10.13+	Engagement Agreement among Aegis Capital Corp. and Red Bullet Racing Corporation, Ginger Punch Racing Corporation, Ghostzapper Racing Corporation, Macho Uno Racing Corporation, Perfect Sting Racing Corporation and Awesome Again Racing Corporation

10.14+	Funding Agreement among Red Bullet Racing Corporation, Perfect Sting Racing Corporation, Macho Uno Racing Corporation, Ghostzapper Racing Corporation, Ginger Punch Racing Corporation and Awesome Again Racing Corporation

10.15+	Capital Contribution Agreement dated as of April 20, 2012 between the registrant and Golden Pegasus Racing Incorporated

10.16+	Selling Agreement dated April 20, 2012 among Aegis Capital Corp., Red Bullet Racing Corporation, Perfect Sting Racing Corporation, Macho Uno Racing Corporation, Ghostzapper Racing Corporation, Ginger Punch Racing Corporation and Awesome Again Racing Corporation

23.1+	Consent of Akerman Senterfitt LLP (included in Exhibit 5.1)

23.2	Consent of Marcum LLP

24.1+	Powers of Attorney (included on signature page to the Registration Statement)

+	Filed previously.

(b)	Financial Statement Schedules.

None.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

2. To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3. To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

4. For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Ontario, Canada on May 3, 2012.

GINGER PUNCH RACING CORPORATION

By:	/S/ LYLE STRACHAN
Name:	Lyle Strachan
Title:	Chief Financial Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lyle Strachan and Alon Ossip, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-1 under the Securities Act of 1933, as amended, including to sign the Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jack Brothers	Jack Brothers, Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2012

/S/ LYLE STRACHAN Lyle Strachan	Lyle Strachan, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 3, 2012

* Frank Stronach	Chairman of the Board	May 3, 2012

* Alon Ossip	Secretary, Director	May 3, 2012

* Howard Walton	Director	May 3, 2012

Signature	Title	Date

* Lorne Weiss	Director	May 3, 2012

* Ron Charles	Director	May 3, 2012

*by	/S/ LYLE STRACHAN
Attorney-in-Fact